Exhibit 99.4

CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of July 15, 2025

among

Geely Automobile Holdings Limited,

Keystone Mergersub Limited

and

ZEEKR Intelligent Technology Holding Limited

AGREEMENT AND PLAN OF MERGER

i

EXHIBITS

EXHIBIT A – Plan of Merger

Glossary of Defined Terms

Acquisition Proposal	51
Agreement	1
Articles of Association	2
Bankruptcy and Equity Exception	19
Cash Consideration	4
Cash Election	6
Cash Election Shares	8
Cayman Companies Act	2
Claim	61
Closing	2
Closing Date	2
Contract	22
CSRC	76
Data Protection Laws	25
Dissenters Shares	13
Effective Time	2
EGM Materials Mail Date	57
Election	6
Election Deadline	7, 76
Election Form	6
Election Form Mailing Date	6
Election Record Date	6
Exchange Act	19
Exchange Fund	8
Excluded Shares	5
Expenses	63
FCPA	24
GAAP	20
Geely	1
Geely ADS	4
Geely Affiliate	40
Geely Agreements	38
Geely Benefit Plan	40
Geely Board	1
Geely Board Recommendation	54
Geely Change of Recommendation	54
Geely Disclosure Letter	32
Geely EGM Circular	57
Geely Financial Information	36
Geely IT Systems	44
Geely Material Contract	42
Geely Memorandum and Articles of Association	32
Geely Permits	39
Geely Public Documents	35
Geely Record Date	57

Geely Shareholders	1
Geely Shares	33
Government Official	24
Governmental Entity	22
HKFRS	36
HKIAC	72
HKIAC Rules	72
Hong Kong Stock Exchange Approval	64
Indemnified Parties	60
Judgment	23
Letter of Transmittal	7
Merger Consideration	4
Merger Sub	1
Merger Sub Board	34
Non-Required Remedy	59
Notice Date	14
Old Zeekr Share Certificate	7
Outside Date	66
Parties	1
Per ADS Cash Consideration	4
Per ADS Exchange Ratio	4
Per ADS Stock Consideration	4
Per Share Cash Consideration	5
Per Share Exchange Ratio	5
Per Share Merger Consideration	5
Per Share Stock Consideration	5
Plan of Merger	2
PRC Anti-Bribery Laws	24
PRC Anti-Monopoly Law and Regulations	25
Proceedings	23
Purported Dissenters Shares	14
Purported Dissenting Shareholder	14
Required Geely Vote	34
Review Date	21
Section 238	14
Section 238(4) Notice	14
Section 239	14
Securities Act	19
Stock Consideration	5
Stock Election	6
Stock Election Shares	8
Surviving Corporation	2
Takeover Statute	63
Tax Group	27
Transactions	1
Transfer	56

v

Trustee	15
Uncertificated Zeekr Shares	10
Wholly Owned Geely Subsidiaries	34
Wholly Owned Zeekr Subsidiaries	18
Zeekr	1
Zeekr Affiliate	24
Zeekr Agreements	22
Zeekr Benefit Plan	25
Zeekr Board	1
Zeekr Board Recommendation	1
Zeekr Change of Recommendation	52
Zeekr Deposit Agreement	8
Zeekr Depositary	8
Zeekr Disclosure Letter	17
Zeekr EGM Record Date	55
Zeekr Financial Advisor	31
Zeekr Financial Information	20
Zeekr IT Systems	30
Zeekr Material Contract	27
Zeekr Memorandum and Articles of Association	17
Zeekr Permits	24
Zeekr Proxy Statement	55
Zeekr Record ADS Holders	55
Zeekr SEC Reports	19
Zeekr Shareholders	1
Zeekr Special Committe	1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated July 15, 2025, is by and among Geely Automobile Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Geely”), Keystone Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and an indirect wholly owned Subsidiary of Geely (“Merger Sub”), and ZEEKR Intelligent Technology Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Zeekr” and, together with Geely and Merger Sub, the “Parties”). Certain capitalized terms used in this Agreement are used as defined in Section 9.14;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Companies Act, it is proposed that Merger Sub will merge with and into Zeekr (the “Merger”), with Zeekr being the surviving company (as defined in the Cayman Companies Act) of the Merger and becoming a wholly-owned Subsidiary of Geely;

WHEREAS, the board of directors of Zeekr (the “Zeekr Board”), acting upon the unanimous recommendation of a special committee established by the Zeekr Board (the “Zeekr Special Committee”) has (i) determined that the execution by Zeekr of this Agreement and the Plan of Merger and consummation of the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), are fair to and in the best interests of Zeekr and its shareholders (the “Zeekr Shareholders”), (ii) approved and declared it advisable for Zeekr to enter into this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions to the Zeekr Shareholders (the “Zeekr Board Recommendation”) and to include such recommendation in the Zeekr Proxy Statement and direct that this Agreement, the Plan of Merger and the Transactions be submitted to the Zeekr Shareholders for authorization and approval at the Zeekr Shareholders Meeting;

WHEREAS, the board of directors of Geely (the “Geely Board”) has (i) determined that the execution by Geely of this Agreement and the Plan of Merger and consummation of the Transactions, including the Merger and the Geely Share Issuance are fair and reasonable and in the best interests of Geely and its shareholders (the “Geely Shareholders”), (ii) approved and declared it advisable for Geely to enter into this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger and the Geely Share Issuance, and (iii) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, as applicable, to the Geely Shareholders and to include such recommendation in the Geely EGM Circular and direct that this Agreement, the Plan of Merger and the Transactions be submitted to the Geely Shareholders for authorization and approval at the Geely Shareholders Meeting; and

WHEREAS, the board of directors of Merger Sub has (a) approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the consummation of the Transactions and (b) declared it advisable for Merger Sub to enter into this Agreement and the Plan of Merger and to consummate the Transactions; Luckview Group Limited, a limited liability company incorporated in the British Virgin Islands and a wholly owned subsidiary of Geely, as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the consummation of the Transactions.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I.
THE MERGER

Section 1.1         The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with Part XVI of the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”), Merger Sub shall be merged with and into Zeekr. Following the Merger, Merger Sub shall cease to exist and will be struck off the Register of Companies in the Cayman Islands and Zeekr shall continue as the surviving company (as defined in the Cayman Companies Act) (the “Surviving Corporation”) under the Laws of the Cayman Islands and become a wholly-owned Subsidiary of Geely.

Section 1.2         Effective Time. Subject to the provisions of this Agreement, Merger Sub and Zeekr shall execute a plan of merger (the “Plan of Merger”) substantially in the form contained in Exhibit A hereto and the Parties shall file the Plan of Merger and other documents required to effect the Merger pursuant to the Cayman Companies Act with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Act on or as soon as practicable after the Closing Date. The Merger shall become effective on the date specified in the Plan of Merger in accordance with the Cayman Companies Act (the “Effective Time”).

Section 1.3         Closing of the Merger. Unless otherwise mutually agreed in writing among the Parties, the closing of the Merger (the “Closing”) will take place electronically, at 10 a.m. (Hong Kong time), on a date to be agreed among Zeekr and Geely (the “Closing Date”), which shall be no later than the twentieth (20th) Business Day immediately following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) or such other time as agreed in writing by Zeekr and Geely, provided that in no event shall the Closing Date be earlier than the twenty-first (21st) day after the Notice Date.

Section 1.4         Effects of the Merger. The Merger shall have the effects specified in the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto and further subject to any specific arrangements by the relevant parties, at the Effective Time, the Surviving Corporation shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Sub and Zeekr in accordance with the Cayman Companies Act.

Section 1.5         Memorandum and Articles of Association. At the Effective Time, in accordance with the Plan of Merger, Zeekr will adopt the new amended and restated memorandum of association and articles of association, which are substantially in the form of the memorandum of association and articles of association of Merger Sub as in effect immediately prior to the Effective Time, as the memorandum of association and articles of association (the “Articles of Association”) of the Surviving Corporation until thereafter amended in accordance with applicable Law and the Articles of Association; save and except, among other things, (a) all references to the name of the Surviving Corporation shall be amended to “ZEEKR Intelligent Technology Holding Limited” and (b) all references therein to the authorized share capital of the Surviving Corporation shall be amended to refer to the correct authorized share capital of the Surviving Corporation as approved in the Plan of Merger if necessary; and (c) the Articles of Association shall include such indemnification provisions as required by Section 6.8.

Section 1.6         Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Association until their respective death, resignation, or removal or until their respective successors are duly elected and qualified.

Section 1.7         Officers. The officers of Zeekr immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Association until their respective death, resignation, or removal or until successors are duly elected or appointed and qualified.

Section 1.8         Regulatory filings. Each of Merger Sub and Zeekr agrees and undertakes with the other that it will, and/or will procure that a member of its board of directors will, give, execute and file with the Registrar of Companies of the Cayman Islands such certificates, documents, declarations, undertakings and confirmations, and pay such fees, as may be required to be filed pursuant to the Cayman Companies Act, including Section 233 of the Cayman Companies Act, in order to consummate the Merger.

Article II.
CONVERSION OF SECURITIES

Section 2.1         Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the Zeekr Shareholders:

(a)            Securities of Merger Sub. Each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share of the Surviving Corporation. Such conversion shall be effected by means of the cancellation of each such ordinary share of Merger Sub, in exchange for the right to receive one  ordinary share of the Surviving Corporation. Such ordinary share(s) of the Surviving Corporation shall be the only issued and outstanding share capital of the Surviving Corporation upon the Effective Time.

(b)            Zeekr Shares. Subject to Section 2.1(i), Section 2.2 and Section 2.5, each Zeekr Share issued and outstanding immediately prior to the Effective Time (other than any Zeekr Share represented by the Zeekr ADSs, Excluded Shares, Dissenting Shares and Purported Dissenting Shares) shall be cancelled in exchange for the right to receive the following, without interest:

(i)         for each such Zeekr Share with respect to which a Cash Election has been validly made pursuant to Section 2.2, an amount in cash equal to the Per Share Cash Consideration;

(ii)        for each such Zeekr Share with respect to which a Stock Election has been validly made pursuant to Section 2.2, the Per Share Stock Consideration; and

(iii)       for each such Zeekr Share other than Zeekr Shares with respect to which a Cash Election or Stock Election has been validly made pursuant to Section 2.2, an amount in cash equal to the Per Share Cash Consideration.

(c)            Zeekr ADSs. Subject to Section 2.1(i), Section 2.2, Section 2.5 and Section 2.6, each Zeekr ADS issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares), together with the Zeekr Shares represented by such Zeekr ADS, shall be cancelled in exchange for the right to receive the following, without interest:

(i)         for each such Zeekr ADS, together with the Zeekr Shares represented by such Zeekr ADS, with respect to which a Cash Election has been validly made pursuant to Section 2.2, the Per ADS Cash Consideration;

(ii)        for each such Zeekr ADS, together with the Zeekr Shares represented by such Zeekr ADS, with respect to which a Stock Election has been validly made pursuant to Section 2.2, the Per ADS Stock Consideration, which shall be delivered in the form of Geely ADSs; and

(iii)       for each such Zeekr ADS other than Zeekr ADSs with respect to which a Cash Election or Stock Election has been validly made pursuant to Section 2.2, together with the Zeekr Shares represented by such Zeekr ADS, the Per ADS Cash Consideration.

(d)            For the purpose of this Agreement, the following terms shall have the following meanings:

(i)         “Cash Consideration” mean collectively, the Per Share Cash Consideration and Per ADS Cash Consideration.

(ii)        “Geely ADS” means an American depositary share representing and exchangeable for twenty (20) Geely Shares.

(iii)       “Merger Consideration” mean, collectively, the Per Share Cash Consideration, the Per Share Stock Consideration, the Per ADS Cash Consideration and the Per ADS Stock Consideration.

(iv)       “Per ADS Cash Consideration” means US$26.87.

(v)        “Per ADS Exchange Ratio” means 12.3.

(vi)       “Per ADS Stock Consideration” means a number of validly issued, fully paid, non-assessable Geely Shares equal to the Per ADS Exchange Ratio.

(vii)      “Per Share Cash Consideration” means US$2.687.

(viii)    “Per Share Exchange Ratio” means 1.23.

(ix)       “Per Share Merger Consideration” mean, collectively, the Per Share Cash Consideration and the Per Share Stock Consideration.

(x)        “Per Share Stock Consideration” means a number of validly issued, fully paid, non-assessable Geely Shares equal to the Per Share Exchange Ratio.

(xi)       “Stock Consideration” mean collectively, the Per Share Stock Consideration and Per ADS Stock Consideration.

(e)            All of the Zeekr Shares and the Zeekr ADSs (including the Zeekr Shares represented by such Zeekr ADSs) canceled in exchange for the right to receive the Merger Consideration pursuant to Section 2.1(b) and Section 2.1(c) shall no longer be issued and outstanding and shall cease to exist as of the Effective Time, and each holder of such Zeekr Shares and Zeekr ADSs shall cease to have any rights with respect to such Zeekr Shares and Zeekr ADSs (including the Zeekr Shares represented by such Zeekr ADSs), except for the right to receive the applicable Merger Consideration pursuant to Section 2.1(b) and Section 2.1(c) (including, as applicable, cash in lieu of fractional Geely Shares or fractional Geely ADSs which the holder thereof shall have become entitled to receive pursuant to Section 2.5 or Section 2.6) and any dividends or distributions which the holder thereof becomes entitled to receive in accordance with and subject to Section 2.4(c)(iv), without any interest thereon.

(f)            Excluded Shares. (i) Each Zeekr Share and each Zeekr ADS issued and outstanding immediately prior to the Effective Time that is held by Geely, Zeekr or any of their respective Subsidiaries (including any Zeekr Shares represented by such Zeekr ADS) and (ii) each Zeekr Share held by the Depositary as of immediately prior to the Effective Time that is reserved for issuance, settlement and allocation upon vesting of any outstanding Zeekr RSU Award and each Zeekr ADS representing such Zeekr Shares ((i) and (ii) collectively, the “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of its holder, automatically be cancelled, shall no longer be issued or outstanding and shall cease to exist, and the register of members of the Surviving Corporation will be amended accordingly, and no consideration shall be delivered or deliverable in exchange therefor.

(g)            Dissenting Shares. Each Dissenting Share issued and outstanding immediately prior to the Effective Time shall be cancelled, shall no longer be issued or outstanding and shall cease to exist in accordance with Section 2.12, and shall carry no rights other than the right to receive the applicable payments pursuant to the procedure set forth in Section 2.12.

(h)            Purported Dissenting Shares. Each Purported Dissenting Share issued and outstanding immediately prior to the Effective Time shall be cancelled, shall no longer be issued or outstanding and shall cease to exist in accordance with Section 2.13, and shall carry no rights other than the right to receive the applicable payments pursuant to the procedure set forth in Section 2.13.

(i)            Certain Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time, (i) the issued and outstanding Zeekr Shares, or securities convertible into or exchangeable or exercisable for Zeekr Shares, as applicable, shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, readjustment, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, readjustment, exchange of shares or similar transaction and (ii) the issued and outstanding Geely Shares, or securities convertible into or exchangeable or exercisable for Geely Shares, as applicable, shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, readjustment, exchange of shares or similar transaction, the Stock Consideration shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, readjustment, exchange of shares or similar transaction; provided, that nothing in this Section 2.1(i) shall be construed to permit Zeekr, Geely or the Merger Sub to take any action that is prohibited by the terms of this Agreement.

Section 2.2         Election Procedures.

(a)            As soon as reasonably practicable after the date of this Agreement, Geely and Zeekr shall coordinate with the Exchange Agent to prepare a form of election (the “Election Form”), which will permit each registered holder of Zeekr Shares (including the Depositary as the registered holder of Zeekr Shares underlying the Zeekr ADSs, who shall make Elections with respect to such Zeekr Shares based on instructions from the holders of the Zeekr ADSs representing such Zeekr Shares) (in each case, other than any Excluded Shares and Dissenting Shares) to, subject to Section 2.2(e) and Section 2.2(f), specify (an “Election”):

(i)         the number of Zeekr Shares (including Zeekr Shares represented by Zeekr ADSs) with respect to which such holder elects to receive the Cash Consideration (a “Cash Election”); and

(ii)        the number of Zeekr Shares (including Zeekr Shares represented by Zeekr ADSs) with respect to which such holder elects to receive the Stock Consideration (a “Stock Election”).

(b)            Not later than five (5) Business Days after the EGM Materials Mail Date or on such other date as may be mutually agreed in writing by Zeekr and Geely, (i) Geely shall cause the Exchange Agent to mail or otherwise make available (the date when the Exchange Agent takes such action pursuant to this Section 2.2(b), the “Election Form Mailing Date”) (x) the Election Form to all registered holders of Zeekr Shares as of a date no earlier than fifteen (15) Business Days before the Election Form Mailing Date (such date, the “Election Record Date”) and (y) a notice with respect to Elections to all participants in the DTC system which hold Zeekr ADSs (as identified by Geely or the Exchange Agent through a customary broker search or similar process) as of the Election Record Date and (ii) Geely and Zeekr shall instruct the Depositary to work with the DTC to establish an election portal on the DTC system to facilitate the submissions of Election instructions by or on behalf of holders of Zeekr ADSs. Geely shall use reasonable best efforts to make available as promptly as reasonably practicable one or more Election Forms as may be reasonably requested from time to time by all Persons who become a registered holder of Zeekr Shares before the Election Deadline.

(c)            An Election will have been validly made only if the Exchange Agent has received, at its designated office by the Election Deadline:

(i)         an Election Form duly completed and validly executed;

(ii)        a letter of transmittal (a “Letter of Transmittal”) in customary form for a company incorporated in the Cayman Islands, duly completed and validly executed, and share certificates (if issued) (each an “Old Zeekr Share Certificate”) representing the Zeekr Shares (or affidavits and indemnities of loss in lieu of the Old Zeekr Share Certificates as provided in Section 2.10) to which the Election relates; and

(iii)       such other information or documents as required in the Election Form or the Letter of Transmittal including the instructions thereto.

(d)            Any Election Form may be revoked or changed by the person submitting it, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, no Election shall be deemed to have been made with respect to the Zeekr Shares represented by such Election Form, except to the extent a subsequent election is properly made prior to the Election Deadline.

(e)            Where an Election is made by or on behalf of any Person who is a Hong Kong Non-Professional Investor, such Election may specify only a Cash Election, and will have been validly made (subject to compliance with Section 2.2(c)) only to the extent that it purports to be a Cash Election, and may not specify a Stock Election, and will not have been validly made to the extent that it purports to be a Stock Election.

(f)             Notwithstanding anything to the contrary in this Agreement or in the Election Form, where a Stock Election is made by or on behalf of any Person who is a PRC ODI Investor, such Election shall not be considered validly made unless, in addition to compliance with the other provisions of this Section 2.2(c), prior to the Election Deadline, all NDRC Filings, MOFCOM Filings and SAFE Filings required to be made by or on behalf of such PRC ODI Investor or any of its Affiliates in connection with and prior to such PRC ODI Investor’s receipt of the applicable Stock Consideration pursuant to the terms of this Agreement have been completed and remain in full force and effect, and satisfactory documentary evidence thereof has been provided or otherwise made available to Geely.

(g)            Subject to the terms of this Agreement and the Election Form, the Exchange Agent in the exercise of its reasonable, good faith discretion, and in consultation with Geely and Zeekr, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of the Election Form and compliance by any holder with the Election procedures set forth herein (including whether any election, revocation or change has been properly or timely made) and to disregard immaterial defects in the Election Form, the Letter of Transmittal or other document submitted to the Exchange Agent in connection therewith, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. The Exchange Agent may, with the prior written consent of Geely and Zeekr, make rules that are consistent with this Section 2.2 for the implementation of each holder’s Election as shall be necessary or desirable to effect such Elections in accordance with the terms of this Agreement.

(h)            None of the Parties and their respective Representatives will be under any duty to notify any Person of any such defect with respect to any Election that is not validly made.

(i)             Geely and Zeekr shall work together to cause a public announcement or press release to be made in respect of the Election Deadline at least five (5) Business Days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Geely and Zeekr shall work together to cause a public announcement or press release to be made promptly in respect of the rescheduled Election Deadline.

(j)             Notwithstanding anything herein or in any Election Form to the contrary, all Elections shall automatically be deemed to be revoked upon the termination of this Agreement in accordance with the terms hereof, whereupon the Parties shall promptly notify the Exchange Agent in writing.

Section 2.3         Exchange Agent and Exchange Fund.

(a)            Subject to the terms and conditions of the deposit agreement, dated as of May 9, 2024, entered into by and among Zeekr, The Bank of New York Mellon (the “Depositary”), as depositary, and all holders and beneficial owners from time to time of Zeekr ADSs (the “Zeekr Deposit Agreement”), reasonably in advance of the Effective Time, Geely shall appoint the Exchange Agent to act as exchange agent hereunder. Each Party shall use reasonable best efforts to provide the Exchange Agent with all information reasonably necessary for it to perform its duties as specified herein.

(b)            Geely shall, at or prior to the Effective Time, deposit or cause to be deposited with the Exchange Agent such amount of cash in U.S. dollars for the benefit of the holders of Zeekr Shares and Zeekr ADSs as of immediately prior to the Effective Time sufficient to settle the Cash Consideration provided in Section 2.1(b) and Section 2.1(c) (including cash in lieu of fractional Geely Shares which the holder thereof shall have become entitled to receive pursuant to Section 2.5) (such cash, the “Exchange Fund”). The fees and expenses of the Exchange Agent shall be borne by Geely and shall be paid by Geely using funds other than the Exchange Fund.

Section 2.4         Exchange Procedures.

(a)            Stock Consideration.

(i)         Only Zeekr Shares, including Zeekr Shares represented by Zeekr ADSs (together with the Zeekr ADSs representing such Zeekr Shares) but excluding any Excluded Shares, Dissenting Shares and Purported Dissenting Shares issued and outstanding immediately prior to the Effective Time with respect to which a valid Stock Election has been made pursuant to Section 2.2 will be exchanged into the right to receive the Stock Consideration pursuant to the terms of this Agreement (such Zeekr Shares, the “Stock Election Shares”). All the other Zeekr Shares, including such other Zeekr Shares represented by Zeekr ADSs (together with the Zeekr ADSs representing such other Zeekr Shares) (other than any Excluded Shares, Dissenting Shares and Purported Dissenting Shares) will be exchanged into right to receive the Cash Consideration pursuant to the terms of this Agreement (such Zeekr Shares, the “Cash Election Shares”).

(ii)        As soon as practicable and in any event within five (5) Business Days after the Effective Time, Geely shall cause the Hong Kong Share Registrar to (A) with respect to any Stock Election Shares (other than the Stock Election Shares represented by Zeekr ADSs), (x) issue to each registered holder of such Stock Election Shares as of immediately prior to the Effective Time, the applicable Stock Consideration payable in exchange therefor, and (y) mail to (or make available for collection at the Hong Kong Share Registrar’s office by) such registered holder the original share certificate representing such Stock Consideration in the name of such registered holder and (B) with respect to Stock Election Shares represented by Zeekr ADSs (together with such Zeekr ADSs), (x) issue to the Depositary or its designated Person, the applicable Stock Consideration payable in exchange therefor and mail to (or make available for collection at the Hong Kong Share Registrar’s office by) the Depositary or its designated Person the original share certificate representing such Stock Consideration issued in the name of the Depositary or its designated Person, or (y) otherwise make available to the Depositary or its designated Person the applicable Stock Consideration payable in exchange therefor through such alternative arrangement as may be agreed with the Depositary and reasonably acceptable to Zeekr, in each case of (A) and (B), without any interest.

(iii)       Prior to the Effective Time, Geely and Zeekr shall establish procedures with the Depositary such that against the issuance of the Geely Shares as Stock Consideration to and the deposit of such Geely Shares with the Depositary or its designated Person pursuant to Section 2.4(a)(ii), the Depositary will issue Geely ADSs representing the corresponding portion of the Stock Consideration and deliver (including through the DTC as applicable) such Geely ADSs to the holders of Zeekr ADSs who are entitled to such Stock Consideration in exchange for their Zeekr ADSs pursuant to Section 2.1(c).The material terms of the Geely ADSs will be described in the Zeekr Proxy Statement. Geely shall pay any fees imposed by the Depositary upon holders of Geely ADSs in connection with the issuance of Geely ADSs in connection with the Transactions contemplated by this Agreement.

(b)            Cash Consideration.

(i)         Promptly following (and in any event within five (5) Business Days after) the Effective Time, with respect to any Zeekr Shares entitled to receive the Merger Consideration pursuant to Section 2.1(b), for which no valid Election has been made, and which therefore shall constitute Cash Election Shares for the purpose of this Agreement, the Surviving Corporation shall cause the Exchange Agent to mail to each Person who was, at the Effective Time, a registered holder of such Zeekr Shares: (i) a Letter of Transmittal, which shall specify the manner to effect the delivery of the Per Share Cash Consideration to registered holders of such Zeekr Shares, and (ii) instructions for use in effecting the surrender of any Old Zeekr Share Certificates (or affidavits and indemnities of loss in lieu of the Old Zeekr Share Certificates as provided in Section 2.10) and such other documents as may be required to receive the Per Share Cash Consideration.

(ii)        Each registered holder of Cash Election Shares which are represented by an Old Zeekr Share Certificate, subject to the surrender of such Old Zeekr Share Certificate (or delivery of an affidavit and indemnity of loss in lieu of such Old Zeekr Share Certificate as provided in Section 2.10) for cancellation and/or such other documents as may be required pursuant to the terms of the Election Form and the Letter of Transmittal, as applicable, duly executed in accordance with the instructions thereto, and each registered holder of Cash Election Shares represented by book entry (“Uncertificated Zeekr Shares”), upon the surrender of such Cash Election Shares for cancellation and/or such other documents as may be required pursuant to the terms of the Election Form and the Letter of Transmittal, as applicable, duly executed in accordance with the instructions thereto, shall be entitled to receive in exchange therefor the Per Share Cash Consideration payable in respect of such Cash Election Shares. Any Old Zeekr Share Certificates so surrendered shall forthwith be cancelled. No interest shall be paid or shall accrue on the cash payable upon the cancellation of any Cash Election Shares or the surrender or transfer of any Old Zeekr Share Certificates pursuant to this Article II.

(iii)       Prior to the Effective Time, Geely and Zeekr shall establish procedures with the Exchange Agent and the Depositary to ensure that (A) the Exchange Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the Cash Consideration payable in respect of the number of Zeekr ADSs issued and outstanding immediately prior to the Effective Time (other than any Zeekr ADSs representing any (x) Excluded Shares or (y) Stock Election Shares), and (B) the Depositary will distribute (including through the DTC as applicable) such Cash Consideration to the holders of Zeekr ADSs who are entitled to such Cash Consideration in exchange for their Zeekr ADSs pursuant to Section 2.1(c).

(c)            Others.

(i)         Pursuant to the terms of the Zeekr Deposit Agreement, the Zeekr ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with the cancellation of their Zeekr ADSs (and the underlying Zeekr Shares). The Surviving Corporation will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with the distribution of the Merger Consideration to Zeekr ADS holders and the termination of the Zeekr ADS program or facility (other than (A) the Zeekr ADS cancellation fee and the Depositary’s depositary services fee, which shall be payable by the holders of the Zeekr ADSs in accordance with the Zeekr Deposit Agreement and (B) those fees payable by Geely pursuant to Section 2.4(a)(iii)). No interest shall be paid or shall accrue on any Merger Consideration upon the cancellation of any Zeekr ADSs or the underlying Zeekr Shares represented by such Zeekr ADSs pursuant to this Article II.

(ii)        Until surrendered as contemplated by this Section 2.4, each Old Zeekr Share Certificate and Uncertificated Zeekr Shares shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by Section 2.1(b) (including, as applicable, cash in lieu of fractional Geely Shares which the holder thereof shall have become entitled to receive pursuant to Section 2.5) and any dividends or distributions which the holder thereof becomes entitled to receive in accordance with and subject to Section 2.4(c)(iv), without any interest thereon.

(iii)       The Exchange Agent will only accept Old Zeekr Share Certificates and Uncertificated Zeekr Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices.

(iv)       No dividends or other distributions declared or made with respect to Geely Shares with a record date after the Effective Time shall be paid to the holder of any un-surrendered Old Zeekr Share Certificates or Uncertificated Zeekr Shares with respect to the Geely Shares that such holder has the right to receive in the Merger until such holder surrenders such Old Zeekr Share Certificates or Uncertificated Zeekr Shares in accordance with this Section 2.4 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Law, to receive all such dividends and distributions, without interest).

(v)        If the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the cancelled Zeekr Shares are registered, it shall be a condition of payment or allotment and issuance, as the case may be, that (A) a share transfer form in respect of Zeekr Shares represented by the Old Zeekr Share Certificate so surrendered (if any) or the transferred Uncertificated Zeekr Shares shall be in a proper form to transfer the relevant Zeekr Shares and (B) the Person requesting such payment or allotment and issuance, as the case may be, shall have paid any transfer and other Taxes required by reason of the payment or allotment and issuance, as the case may be, of the Per Share Merger Consideration to a Person other than the registered holder of such cancelled Zeekr Shares and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

Section 2.5         Settlement of Fractional Securities. No fractional Geely Shares shall be issued to holders of Zeekr Shares in connection with the Merger, and no certificates for any such fractional Geely Shares shall be issued. Any holder of Zeekr Shares who would otherwise be entitled to receive a fraction of a Geely Shares (after aggregating all fractional Geely Shares issuable to such holder), in lieu of such fraction of a Geely Shares, shall (subject to Section 2.4) be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a Geely Share on the Hong Kong Stock Exchange on the last day before the Closing Date (or if such last day is not a day on which the Hong Kong Stock Exchange is open, the immediately preceding day on which the Hong Kong Stock Exchange is open). The Parties acknowledge that such payment of cash in lieu of issuing fractional Geely Shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional Geely Shares. No holder of Zeekr Shares shall be entitled to any dividends, voting rights or any other rights in respect of any fractional Geely Shares by virtue of the right to receive cash in lieu of fractional Geely Shares described in this Section 2.5 .

Section 2.6         Settlement of fractional Geely ADSs. Notwithstanding anything in this Agreement to the contrary, no fractional Geely ADSs shall be issued in connection with the Merger. All fractional Geely ADSs that otherwise would be issued in connection with the Merger will be sold in one or more transactions conducted by brokers engaged by the Depositary, and the proceeds of such sale (net of any commissions charged by such brokers) will be distributed to all holders of fractional Geely ADSs that otherwise would be issued, in each case through customary DTC arrangements and where applicable, arrangements between such holders and their respective brokers, banks or other nominees which are direct or indirect participants of the DTC system, or at such times, in such manner and on such terms as the Depositary may determine in its reasonable discretion, in each case without interest. The Parties acknowledge that such payment of cash in lieu of issuing fractional Geely ADSs is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional Geely ADSs. No holder of Zeekr ADSs shall be entitled to any dividends, voting rights or any other rights in respect of any fractional Geely ADS (or the underlying Geely Shares) by virtue of the right to receive cash in lieu of fractional Geely ADSs described in this Section 2.6.

Section 2.7          Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Zeekr Shares (other than the Excluded Shares, Dissenting Shares and the Purported Dissenting Shares) on the first (1st) anniversary of the Effective Time shall be delivered to the Surviving Corporation on the instruction of the Surviving Corporation, and any holder of Zeekr Shares (other than the Excluded Shares, Dissenting Shares and the Purported Dissenting Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Geely (subject to this Agreement and abandoned property, escheat and similar laws) for the Per Share Merger Consideration, to which such holder is entitled, without any interest on any portion thereof. Any such portion of the Exchange Fund remaining unclaimed by such holders of Zeekr Shares at such time at which amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation or its designee, free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.8         No Liability. None of Geely, Merger Sub, Zeekr, the Surviving Corporation, the Exchange Agent or any of their respective Representatives, shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.9         Untraceable Shareholders. The Merger Consideration shall not be made to holders of Zeekr Shares who are untraceable unless and until, except as provided below, they notify the Exchange Agent of their current contact details. A holder of Zeekr Shares will be deemed to be untraceable if (i) such Person has no registered address in the register of members maintained by Zeekr, or (ii) on the last two consecutive occasions on which a dividend has been paid by Zeekr a check payable to such Person either (x) has been sent to such Person and has been returned undelivered or has not been cashed, or (y) has not been sent to such Person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to Zeekr, or (iii) notice of the Zeekr Shareholders Meeting convened to vote on the Merger has been sent to such Person and has been returned undelivered. Monies due to holders of Zeekr Shares who are untraceable shall be returned to the Surviving Corporation on demand and held in a non-interest bearing bank account for the benefit of such holders who are untraceable.

Section 2.10       Lost, Stolen or Destroyed Certificates. If any Old Zeekr Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit or declaration of that fact by the Person claiming such Old Zeekr Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or by the Exchange Agent, an indemnity or the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against Geely, the Surviving Corporation, the Exchange Agent and their respective Representatives with respect to such lost, stolen or destroyed Old Zeekr Share Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Old Zeekr Share Certificate the applicable Per Share Merger Consideration with respect to Zeekr Shares formerly represented thereby pursuant to this Agreement.

Section 2.11       Transfer Books; No Further Ownership Rights. Subject to Section 2.12 and Section 2.13, the Merger Consideration paid in respect of the cancellation of Zeekr Shares and Zeekr ADSs in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Zeekr Shares (including Zeekr Shares represented by Old Zeekr Share Certificates and Uncertificated Zeekr Shares) and Zeekr ADSs. At the Effective Time, the register of members of Zeekr and the register of ADSs of Zeekr shall be closed, and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Zeekr Shares or on the register of ADSs of Zeekr of Zeekr ADSs that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, (i) the holders of Zeekr Shares issued and outstanding immediately prior to the Effective Time and (ii) subject to the Zeekr Deposit Agreement, the holders of Zeekr ADSs that evidenced ownership of Zeekr ADSs outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such Zeekr Shares or Zeekr ADSs, except as otherwise provided for herein or by applicable Law. If at any time after the Effective Time, Old Zeekr Share Certificates, Uncertificated Zeekr Shares or Zeekr ADSs are presented to the Surviving Corporation, or the Depositary, where applicable, for any reason, they shall be cancelled as provided in this Article II.

Section 2.12       Dissenting Shares.

(a)            A registered holder of Zeekr Shares who is a Hong Kong Non-Professional Investor and who has validly exercised its rights to dissent from the Merger pursuant to Section 238 of the Cayman Companies Act shall not be entitled to receive the Per Share Merger Consideration with respect to Zeekr Shares owned by it (“Dissenting Shares”) unless and until such holder of Zeekr Shares shall have effectively withdrawn or lost its rights to dissent from the Merger under the Cayman Companies Act.

(b)            If a holder of Dissenting Shares fails to validly exercise, effectively withdraws or loses its rights to dissent from the Merger pursuant to Section 238 of the Cayman Companies Act with respect to any Dissenting Shares, such Zeekr Shares shall (i) cease to be Dissenting Shares and (ii) be cancelled, shall no longer be issued or outstanding and shall cease to exist in exchange for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, in the manner provided in Section 2.1. Geely shall promptly deposit or cause to be deposited with the Exchange Agent any additional funds necessary to pay in full the aggregate Merger Consideration so due and payable to such Zeekr Shareholders who have failed to validly exercise or who shall have effectively withdrawn or lost such dissent rights under Section 238 of the Cayman Companies Act.

(c)            Each Dissenting Share shall be canceled, shall no longer be issued or outstanding and shall cease to exist at the Effective Time in exchange for the right to receive only the payment of the fair value of such Dissenting Shares determined in accordance with the provisions of Section 238 of the Cayman Companies Act. Zeekr shall promptly give Geely (i) copies of notices of objection, notices of dissent, any written demands for appraisal, attempted withdrawals of such notices and/or demands, and any other instruments served pursuant to applicable Law that are received by Zeekr relating to the rights of a registered holder of Zeekr Shares to dissent from the Merger and (ii) the opportunity to direct or approve all offers, negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Act. Zeekr shall not, except with the prior written consent of Geely, voluntarily make any payment with respect to any exercise by a registered holder of Zeekr Shares of its rights to dissent from the Merger, any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d)            If any written notices of objection to the Merger are served by any Zeekr Shareholder pursuant to Section 238(2) of the Cayman Companies Act, then provided that the Required Zeekr Vote has been obtained, Zeekr shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions on such Zeekr Shareholder pursuant to Section 238(4) of the Cayman Companies Act (the “Section 238(4) Notice ”) within twenty (20) days of obtaining the Required Zeekr Vote at the Zeekr Shareholders Meeting (the date on which such notice has been given, the “Notice Date”).

Section 2.13       Purported Dissenting Shares.

(a)            Section 239 of the Cayman Companies Act (“Section 239”) applies to the Merger such that none of the rights of dissenters under Section 238 of the Cayman Companies Act (“Section 238”) shall be available in respect of the Merger to the Zeekr Shareholders (other than any Zeekr Shareholder who is a Hong Kong Non-Professional Investor); provided, however, that if a Zeekr Shareholder that is not a Hong Kong Non-Professional Investor provides any notice of objection, notice of dissent, written demand for appraisal and/or takes any other action that purports to validly exercise any dissenter rights pursuant to Section 238 (such Zeekr Shareholder, a “Purported Dissenting Shareholder”), such Purported Dissenting Shareholder shall not be entitled to receive the Per Share Merger Consideration with respect to Zeekr Shares (including Zeekr Shares represented by Zeekr ADSs) owned by such Purported Dissenting Shareholder (the “Purported Dissenting Shares”) unless and until either (i) such Purported Dissenting Shareholder shall have withdrawn such objection, dissent, demand or other action in such manner as would render such Purported Dissenting Shareholder to be deemed to have effectively withdrawn its dissent from the Merger if Section 238 were to apply in such case, or (ii) a court of competent jurisdiction either strikes out the petition for determination of fair value under Section 238 on the grounds that Section 239 applies to the Merger, or makes a declaration, or otherwise grants a final and non-appealable judgement confirming, that Section 239 applies to the Merger. If a Purported Dissenting Shareholder withdraws its objection, dissent or demand for dissent from the Merger in such manner as would render such Purported Dissenting Shareholder to be deemed to have effectively withdrawn its dissent from the Merger, or fails to validly exercise its dissenter rights, in each case as if Section 238 were to apply in such case, then the Zeekr Shares held by such Purported Dissenting Shareholder shall cease to be Purported Dissenting Shares.

(b)            With respect to each Purported Dissenting Share, the holder thereof shall be entitled to receive: (A) in the event a court of competent jurisdiction either (i) strikes out the petition for determination of fair value under Section 238 on the grounds that Section 239 applies to the Merger, or (ii) makes a declaration, or otherwise grants a final and non-appealable judgment confirming, that Section 239 applies to the Merger, the Per Share Merger Consideration, without interest; (B) in the event a court of competent jurisdiction either (i) grants a final and non-appealable judgment determining the fair value of the Purported Dissenting Share required to be paid to the Purported Dissenting Shareholder under Section 238, or (ii) makes a declaration that Section 239 does not apply to the Merger, only the payment resulting from the procedure in Section 238; provided that, in the event that a petition under Section 238(9) is not filed within the time limits specified therein (subject to any additional time periods resulting from any stay of proceedings under Section 238 which may be ordered by the Cayman Islands court), then such holder shall receive the Per Share Merger Consideration with respect to each Purported Dissenting Share, without interest. Zeekr shall promptly give Geely (i) copies of notices of objection, notices of dissent, any written demands for appraisal, attempted withdrawals of such notices or demands, and any other instruments that are received by Zeekr relating to any purported exercise of rights to dissent from the Merger by any Purported Dissenting Shareholder and (ii) the opportunity to direct or approve all offers, negotiations and proceedings with respect to such purported exercise of dissenter rights. Zeekr shall not, except with the prior written consent of Geely, voluntarily make any payment with respect to any purported exercise by a shareholder of its rights to dissent from the Merger, any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(c)            Prior to the Effective Time, Geely shall appoint the Exchange Agent (or another qualified trustee mutually agreed in writing by Geely and Zeekr) to act as trustee (the “Trustee”) for the purpose of holding the Merger Consideration that would otherwise have been payable to the Purported Dissenting Shareholders in exchange for the cancellation of each Purported Dissenting Share held by it but for the purported exercise of dissenter rights by such Purported Dissenting Shareholders. As soon as reasonably practicable and in any event within five (5) Business Days after the Effective Time, Geely shall pay, deposit with, allot and issue to the Trustee, for the benefit of the Purported Dissenting Shareholders such number and amount of applicable Merger Consideration that would otherwise have been payable to the Purported Dissenting Shareholders. Geely shall cause the Trustee to (a) hold for the benefit of each Purported Dissenting Shareholder the Merger Consideration with respect to each Purported Dissenting Share held by it until such Purported Dissenting Shareholder becomes entitled to receive the Merger Consideration pursuant to Section 2.13(b), and (b) promptly after such Purported Dissenting Shareholder becomes so entitled, transfer the Merger Consideration to such Purported Dissenting Shareholders with respect to each Purported Dissenting Share held by it in accordance with the same procedure and subject to the same terms and conditions as provided in Section 2.4, as if applied to such transfer mutatis mutandis; provided that in the event such Purported Dissenting Shareholder becomes entitled to receive consideration other than the Merger Consideration pursuant to Section 2.13(b), the corresponding Merger Consideration held by the Trustee shall be returned to Geely and becomes properties of Geely, or upon request of Geely, disposed of on its behalf with the proceeds from such disposal paid to Geely.

(d)            Provided that the Required Zeekr Vote has been obtained, and notwithstanding that Section 239 of the Cayman Companies Act will apply to the Transaction, Zeekr shall give notice to each Purported Dissenting Shareholder of the outcome of the Zeekr Shareholders Meeting within twenty (20) days of obtaining the Required Zeekr Vote.

Section 2.14       Treatment of Zeekr RSU Awards.

(a)            As of the Effective Time, without any action on the part of the holders thereof, each Zeekr RSU Award that is outstanding and vested as of immediately prior to the Effective Time shall be converted into a number of Geely Shares equal to the product obtained by multiplying (i) the applicable number of Zeekr Shares subject to such Zeekr RSU Award immediately prior to the Effective Time by (ii) the Per Share Exchange Ratio rounded to the nearest whole share. For the avoidance of doubt, each vested Zeekr RSU Award that has been exchanged for Zeekr Shares or Zeekr ADSs prior to the Effective Time shall be deemed cancelled and shall not be entitled to any right under Section 2.14, but the Zeekr Shares and Zeekr ADSs already so issued shall be entitled to the Merger Consideration under Section 2.1(b) and Section 2.1(c), as applicable.

(b)            As of the Effective Time, without any action on the part of the holders thereof, each Zeekr RSU Award that is outstanding and unvested immediately prior to the Effective Time shall be assumed by Geely and converted into a Geely Share Award with respect to a number of Geely Shares equal to the product obtained by multiplying (i) the applicable number of Zeekr Shares subject to such Zeekr RSU Award immediately prior to the Effective Time by (ii) the Per Share Exchange Ratio rounded to the nearest whole share. Each Geely Share Award shall continue to have, and shall be subject to, substantially the same terms and conditions as applied to the corresponding Zeekr RSU Award immediately prior to the Effective Time (taking into account any changes thereto by reason of this Agreement or the Merger).

Section 2.15       Withholding Rights. Each of the Surviving Corporation, Zeekr, Geely, the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold from any consideration or amounts payable or otherwise deliverable pursuant to this Agreement such amounts as it reasonably determines is required to deduct and withhold with respect to the making of such payment under any provisions of Tax Law of the United States, the PRC, or other applicable jurisdictions. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by the Surviving Corporation, Zeekr, Geely, the Exchange Agent or their respective Affiliates, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.16       Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to the Depositary to terminate the Zeekr Deposit Agreement in accordance with its terms.

Article III.
REPRESENTATIONS AND WARRANTIES OF ZEEKR

Except as (A) disclosed in the Zeekr SEC Reports filed with, or furnished to, the SEC prior to the date hereof (other than disclosures in such Zeekr SEC Reports contained in the “Risk Factors” and “Forward-Looking Statements” sections thereof, and other than any other disclosures of risks or uncertainties in the Zeekr SEC Reports to the extent they are nonspecific, cautionary, predictive or forward-looking in nature) or (B) set forth in the disclosure letter delivered to Geely by Zeekr on the date hereof (the “Zeekr Disclosure Letter”), Zeekr hereby represents and warrants to Geely and Merger Sub, as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, in which case as of such date), that:

Section 3.1         Organization and Qualification; Subsidiaries.

(a)            Zeekr is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each Subsidiary of Zeekr is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or organization. Zeekr and each of its Subsidiaries have all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Zeekr and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed is not material to Zeekr and its Subsidiaries, taken as a whole. An accurate and complete copy of the Third Amended and Restated Memorandum and Articles of Association of Zeekr, as in effect as of the date of this Agreement (the “Zeekr Memorandum and Articles of Association”), has been publicly filed or furnished by Zeekr as part of the Zeekr SEC Reports.

Section 3.2         Capitalization .

(a)            As of the date of this Agreement, the authorized share capital of Zeekr is US$1,000,000 divided into 5,000,000,000 ordinary shares with a par value of US$0.0002 each. As of the date of this Agreement, 2,561,728,021 Zeekr Shares are issued and outstanding (including 470,236,910 Zeekr Shares represented by Zeekr ADSs and excluding 21,618,233 Zeekr Shares that were deemed issued but not outstanding in relation to the Zeekr Incentive Plan), and no other Zeekr Shares or any other class or series of shares of Zeekr are issued and outstanding. As of the date of this Agreement, Zeekr RSU Awards representing the right to receive 33,733,269 Zeekr Shares are issued and outstanding.

(b)            Zeekr has made available to Geely or have filed in the Zeekr SEC Reports accurate and complete copies of the Zeekr Incentive Plan, and the form of award agreements thereunder in respect of Zeekr RSU Awards granted as of the date of this Agreement. All the outstanding Zeekr Shares are, and Zeekr Shares issuable upon the vesting of outstanding Zeekr RSU Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in Section 3.2(a), (ii) as set forth in the Zeekr Deposit Agreement and (iii) for the Transactions contemplated by the Transaction Agreements, (A) there is no share capital of Zeekr authorized, issued or outstanding, (B) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued share capital of Zeekr or any of its Subsidiaries, obligating Zeekr or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any share capital or other equity interest in Zeekr or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such share capital or equity interests, or obligating Zeekr or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, and (C) there are no outstanding obligations of Zeekr or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Zeekr Shares or other share capital of Zeekr or any of its Subsidiaries, or to make any payments based on the market price or value of shares or other share capital of Zeekr or any of its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business. Other than Zeekr ADSs and the Zeekr Deposit Agreement, Zeekr does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the Zeekr Shareholders on any matter.

(c)            All of the outstanding share capital of Zeekr’s wholly owned Subsidiaries (“Wholly Owned Zeekr Subsidiaries”) has been duly authorized, and validly issued, and is paid in accordance with applicable Law and the respective articles of association of such Wholly Owned Zeekr Subsidiaries and non-assessable and owned by Zeekr, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be required by applicable Law), and there are no irrevocable proxies with respect to such share capital. The outstanding share capital of Zeekr’s Subsidiaries that are not Wholly Owned Zeekr Subsidiaries has been duly authorized, and validly issued, and is paid in accordance with applicable Law and the respective articles of association of such Subsidiaries and non-assessable and owned by Zeekr, directly or indirectly, free and clear of any Liens (other than Permitted Liens).

(d)            Each Zeekr RSU Award was (i) granted under the Zeekr Incentive Plan, (ii) duly authorized no later than the date on which the grant of such Zeekr RSU Award was by its terms to be effective by all necessary action, including, as applicable, approval by the Zeekr Board (or a duly authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents and (iii) granted in compliance with all applicable Law in all material respects and all of the terms and conditions of the Zeekr Incentive Plan. No Zeekr RSU Awards have been retroactively granted in contravention of any applicable Law.

(e)            Zeekr has no secured creditors and has not granted any fixed or floating security interests that are outstanding.

Section 3.3         Authority.

(a)            Zeekr has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Required Zeekr Vote, to consummate the Transactions. The Zeekr Board has duly and validly authorized the execution, delivery and performance of this Agreement and approved the consummation of the Transactions, and has by way of written resolutions or at a meeting duly called and held at which a majority of the directors present at such meeting voted in favor of such resolutions in accordance with the Zeekr Memorandum and Articles of Association and the applicable listing and corporate governance rules and regulations of the New York Stock Exchange, (i) approved, and declared advisable, this Agreement, the Merger, the Plan of Merger and the other Transactions contemplated by the Transaction Agreements; (ii) determined that such Transactions are advisable and fair to, and in the best interests of, Zeekr and the Zeekr Shareholders; and (iii) resolved to recommend that the Zeekr Shareholders authorize and approve by way of special resolution the Plan of Merger, the Merger, the adoption of Articles of Association and the other Transactions contemplated by the Transaction Agreements in accordance with the Zeekr Memorandum and Articles of Association. No other corporate proceedings on the part of Zeekr are necessary to authorize or approve this Agreement, the Plan of Merger, or to consummate the Transactions (other than, with respect to the Merger, the Plan of Merger and the adoption of Articles of Association, the Required Zeekr Vote). This Agreement has been duly and validly executed and delivered by Zeekr and, assuming the due authorization, execution and delivery by Geely and Merger Sub, constitutes a valid, legal and binding agreement of Zeekr, enforceable against Zeekr in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)            The Zeekr Board has directed that the Merger, the Articles of Association and the Plan of Merger be submitted to the Zeekr Shareholders for their authorization and approval by way of special resolutions to be approved at an extraordinary general meeting to be held for that purpose. The only vote of the holders of any class or series of share capital of Zeekr necessary to authorize and approve the Plan of Merger, the Articles of Association, the Merger and the other Transactions (if applicable) is the Required Zeekr Vote. Other than the Required Zeekr Vote, no other vote of the Zeekr Shareholders is required by Law, the Zeekr Memorandum and Articles of Association or otherwise in order for Zeekr to authorize and approve this Agreement, the Merger or the Plan of Merger or to consummate the Transactions.

Section 3.4         SEC Reports; Financial Statements.

(a)            Zeekr has timely filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (the forms, reports and documents so filed, furnished or provided and those filed or furnished with the SEC subsequent to the date hereof, including any amendments thereto, collectively, the “Zeekr SEC Reports”). As of their respective filing date (and as of the date of any amendment or incorporation by reference) and except to the extent corrected by a subsequent Zeekr SEC Report, each of the Zeekr SEC Reports has complied or, if filed or furnished after the date hereof and before the Effective Time, will comply, as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed or amended, as the case may be. No Subsidiary of Zeekr is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Zeekr SEC Reports did not contain, when filed or furnished (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing) and except to the extent corrected by a subsequent Zeekr SEC Report, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. No executive officer of Zeekr has failed in any respect to make the certifications required of him or her under section 302 or section 906 of the Sarbanes-Oxley Act of 2002, in each case with respect to the Zeekr SEC Reports.

(b)            The audited and unaudited combined and consolidated financial statements of Zeekr, and the unaudited financial data included in the earnings release for the quarters ended March 31, 2025, included or incorporated by reference in the Zeekr SEC Reports (collectively, the “Zeekr Financial Information”) fairly present, or in the case of Zeekr SEC Reports filed or furnished after the date of this Agreement, will fairly present, in all material respects, the financial position and the results of operations, shareholders’ equity and cash flows of Zeekr and its consolidated Subsidiaries as of the dates thereof and for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that are not material in the aggregate). Such Zeekr Financial Information has been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis (“GAAP”), except as specifically indicated in the notes thereto.

(c)            Zeekr is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(d)            Zeekr has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 or 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to Zeekr, including its Subsidiaries, required to be included in reports filed or furnished under the Exchange Act is accumulated and communicated to the chief executive officer and chief financial officer of Zeekr by others within those entities. Neither Zeekr nor, to Zeekr’s knowledge, Zeekr’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Zeekr’s internal controls and procedures which could reasonably adversely affect Zeekr’s ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated.

Section 3.5         No Undisclosed Liabilities. Neither Zeekr nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, required to be recorded or reflected on a balance sheet under GAAP, and there is no existing condition, situation or set of circumstances which could be expected to result in such material liability or obligation, except for liabilities or obligations (a) reflected, accrued or reserved against in Zeekr’s consolidated balance sheets or in the notes thereto included in the Zeekr SEC Reports filed or furnished prior to the date hereof, (b) incurred since the date of the most recent balance sheet included in the Zeekr SEC Reports in the ordinary course of business consistent with past practices, (c) disclosed in Section 3.5 of the Zeekr Disclosure Letter, or (d) arising under this Agreement or the performance by Zeekr of its obligations hereunder.

Section 3.6         Absence of Changes. Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, since December 31, 2024 (the “Review Date”), Zeekr and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:

(a)            any circumstance, event, occurrence or development which, individually or in the aggregate, has a Zeekr Material Adverse Effect;

(b)            (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any share capital of Zeekr or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to Zeekr or to any Wholly Owned Zeekr Subsidiary), or (ii) any redemption, repurchase or other acquisition of any share capital of Zeekr or any of its Subsidiaries;

(c)            any material change in any method of accounting or accounting practice by Zeekr or any of its Subsidiaries;

(d)            any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any taxing authority to change) any material aspect of the method of accounting of Zeekr or any of its Subsidiaries for Tax purposes;

(e)            except to the extent required by applicable Law or otherwise contemplated in this Agreement, any increase in the compensation or benefits payable or to become payable to any of its directors, officers or employees (except for increases for non-officer employees in the ordinary course of business and consistent with past practice);

(f)             except to the extent required by applicable Law or otherwise contemplated in this Agreement, (i) any establishment, adoption, entry into, termination or amendment of any labor, collective bargaining, bonus, profit sharing, equity, thrift, pension, retirement, deferred compensation, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any director, officer or employee, (ii) any grant or increase in any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, or (iii) any acceleration of the time of payment or vesting of, or the lapsing of restrictions with respect to, or any funding or otherwise securing the payment of, any compensation or benefits payable or to become payable to any director, officer or employee under any benefit or compensation plan, agreement or arrangement;

(g)            any amendment to the Zeekr Memorandum and Articles of Association or any respective governing instrument of any material Subsidiary of Zeekr;

(h)            any incurrence of material indebtedness for borrowed money (other than short term debt incurred in the ordinary course of business and consistent with past practice) or any guarantee of such indebtedness for another Person (other than wholly-owned Subsidiaries of Zeekr) or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Zeekr or any of its Subsidiaries;

(i)             any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of Zeekr or any of its material Subsidiaries;

(j)             any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of Zeekr or its property or any part thereof; or

(k)            any agreement to do any of the foregoing.

Section 3.7         Consents and Approvals; No Violations.

(a)            Except such as shall have been obtained prior to the Closing and except for (i) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with the rules and regulations of the New York Stock Exchange, (iii) the filing of the Plan of Merger, the Articles of Association, any special resolution passed by the Zeekr Shareholders, the updated register of directors of Zeekr and other related documentation with the Registrar of Companies of the Cayman Islands and publication of notice of the Merger in the Cayman Islands Governmental Gazette, in each case as required by the Cayman Companies Act, and (iv) the Zeekr CSRC Reporting, no filing with or notice to, and no permit, authorization, consent or approval of, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by Zeekr of this Agreement or the consummation by Zeekr of the Transactions, including the Merger.

(b)            The execution, delivery and performance of this Agreement by Zeekr does not, and the consummation by Zeekr of the Transactions will not, constitute or result in, (i) (assuming the Required Zeekr Vote is duly obtained and such resolutions that the Required Zeekr Vote is voted on are duly passed) any breach of any provision of the Zeekr Memorandum and Articles of Association or of the respective governing documents of any of the Subsidiaries of Zeekr, (ii) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the creation of any Lien (other than any Lien created as a result of any actions taken by Geely or Merger Sub)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument (each, a “Contract”) or obligation to which Zeekr or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the “Zeekr Agreements”), or (iii) (assuming the Required Zeekr Vote is duly obtained and such resolutions that the Required Zeekr Vote is voted on are duly passed and compliance with the matters referred to in Section 3.7(a)) violate any Law or Judgment applicable to Zeekr or any of its Subsidiaries or any of their respective properties or assets. No third-party consents and approvals are required to be obtained under the Zeekr Agreements in connection with the consummation of the Transactions, except as would not, individually or in the aggregate, have a Zeekr Material Adverse Effect.

Section 3.8         Property and Assets. Except as would not, individually or in the aggregate, have a Zeekr Material Adverse Effect:

(a)            Zeekr or one of its Subsidiary have good title to, or good and valid leasehold interests in, all property and assets reflected in the Zeekr Financial Information or acquired after the most recent balance sheet included in the Zeekr SEC Reports, except as have been disposed of since the most recent balance sheet included in the Zeekr SEC Reports in the ordinary course of business and not in violation of this Agreement, in each case, free and clear of Liens, except for Permitted Liens.

(b)            Zeekr or one of its Subsidiaries is in occupancy of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Zeekr, the lessor, except for such properties as are no longer used or useful in the conduct of their respective businesses or have been disposed in the ordinary course of business.

(c)            None of the assets, undertakings or goodwill of Zeekr or any of its Subsidiaries is subject to (i) any Lien, or to any agreement or commitment to create a Lien, and no Person has claimed to be entitled to create such a Lien; or (ii) any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

(d)            The assets of Zeekr and its Subsidiaries comprise all the assets that is material to or necessary for the continuation of Zeekr’s and its Subsidiaries’ business, to the same extent and in the jurisdictions it currently conducts its business.

(e)            The plant, machinery, equipment, vehicles and office used by Zeekr and its Subsidiaries are in good working order and state of repair in all material respects, have been regularly maintained (and are not in need of maintenance or repairs except for routine maintenance or repairs, or significant capital investment), are serviceable and in good working order and are capable of doing the work for which they were designed. All such assets are capable of being properly used in Zeekr’s and its Subsidiaries’ business in compliance with applicable Laws, and no such asset is dangerous, obsolete or surplus to requirements in any material respect.

(f)             The stock-in-trade and work-in-progress of Zeekr and its Subsidiaries is in good and undamaged condition and is capable of being used and sold in the ordinary course of business in accordance with its current price list without material discount, rebate or allowance and is adequate and not excessive in any material respect in relation to the current trading requirements of Zeekr and its Subsidiaries. Reasonable impairment has been made in the books and records of Zeekr and its Subsidiaries in respect of the stock-in-trade of Zeekr or any of its Subsidiaries that is obsolete or slow moving or out of date, fashion or demand, and none of the stock-in-trade of Zeekr or any of its Subsidiaries is likely to realize less than its net book value in any material respect.

Section 3.9         Legal Proceedings. Except as would not, individually or in the aggregate, have a Zeekr Material Adverse Effect, (a) neither Zeekr, nor any of its Subsidiaries, nor any of their respective directors or officers is a party to any, and there are no pending or, to the knowledge of Zeekr, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations (“Proceedings”) of any nature against Zeekr or any of its Subsidiaries or their respective directors or officers or to which any of their equity interests or material properties or assets is subject, and (b) there is no judgment, order, injunction or decree (“Judgment”) outstanding against Zeekr, any of its Subsidiaries, any of their equity interests, material properties or assets, or any of their directors and officers (in their capacity as directors and officers).

Section 3.10       Permits; Compliance with Applicable Laws.

(a)            Except as listed in Section 3.10(a) of the Zeekr Disclosure Letter or would not, individually or in the aggregate, have a Zeekr Material Adverse Effect, (i) each of Zeekr and its Subsidiaries hold all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Entities necessary for it to own, lease, operate and use its properties and assets or to carry on its business (the “Zeekr Permits”), (ii) all of the Zeekr Permits are valid, in full force and effect, and are not subject to any pending or threatened Proceedings by any Governmental Entity to suspend, cancel, modify, terminate or revoke any such Zeekr Permit, (iii) each of Zeekr and its Subsidiaries is in material compliance with the terms and requirements of the Zeekr Permits, and (iv) neither Zeekr nor any of its Subsidiaries is in material default under, and to the knowledge of Zeekr, no condition exists that with notice or lapse of time or both would constitute a material default under or would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of, any such Zeekr Permit.

(b)            Neither Zeekr nor any of its Subsidiaries is or has been in material violation of any Law applicable to Zeekr or its Subsidiaries (including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, if applicable, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, if applicable (in each case as amended from time to time, collectively, the “PRC Anti-Bribery Laws”), and applicable rules and regulations of relevant PRC Governmental Entities). No investigation or review by any Governmental Entity with respect to Zeekr or its Subsidiaries is pending or, to Zeekr’s knowledge, threatened, nor, to Zeekr’s knowledge, has any Governmental Entity indicated an intention to conduct the same, in each case with respect to a material violation of applicable Law.

(c)            None of Zeekr, any of its Subsidiaries or any of their respective directors, officers or employees or, to Zeekr’s knowledge, any agent, or any other person acting for or on behalf of Zeekr or any Subsidiary has (individually and collectively, a “Zeekr Affiliate”), (i) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Law; or (ii) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any officer, employee or any other person acting in an official capacity for any Governmental Entity (including any political party or official thereof) or agency or instrumentality thereof (including any state-owned or controlled enterprise), or to any candidate for political office (individually and collectively, a “Government Official”) for the purpose of (A) improperly influencing any act or decision of such Government Official in his official capacity, (B) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Entity, in each case, in order to assist Zeekr, any Subsidiary, or any Zeekr Affiliate in obtaining or retaining business for or with, or in directing business to, any Person. Zeekr and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system applicable to it and its Subsidiaries which are designed to provide reasonable assurances that violations of the FCPA, the PRC Anti-Bribery Laws or any similar law will be prevented, detected and deterred.

(d)            Zeekr and its Subsidiaries have taken all reasonable steps to comply with, and to cause their respective employee shareholders to comply with, applicable rules and regulations of the PRC Tax authority to the extent such rules and regulations are material, including taking reasonable steps to request their employee shareholders to complete registration and other procedures required under applicable rules and regulations of the PRC Tax authority to the extent such rules and regulations are material.

(e)            Zeekr is aware of and has been advised as to the content of the PRC Anti-Monopoly Law, which became effective on August 1, 2008 (as amended from time to time, the “PRC Anti-Monopoly Law and Regulations”). All acquisitions and other similar transactions conducted by Zeekr or any of its Subsidiaries have complied with the PRC Anti-Monopoly Law and Regulations.

(f)            Except as would not, individually or in the aggregate, have a Zeekr Material Adverse Effect, Zeekr has in the past two (2) years complied with all Laws applicable to data privacy, data security or personal information (“Data Protection Laws”). No action or claim has been asserted or threatened against Zeekr alleging a material violation of any applicable Data Protection Law and there does not exist any basis therefor. The Transactions contemplated by the Transaction Agreements will not result in material violation of any applicable Data Protection Law.

Section 3.11      Employee Benefit Plans.

(a)            (i) Each material employee benefit plan, program or arrangement (whether written or unwritten) for the benefit of any Zeekr Employee (including any stock option, stock purchase, stock appreciation rights or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement) that Zeekr or any of its Subsidiaries maintains, sponsors, participates in, is a party to or contributes to, (each, a “Zeekr Benefit Plan”), is disclosed in the Zeekr SEC Reports or provided or made available to Geely and Merger Sub. True and complete copies of each such Zeekr Benefit Plan, including all amendments thereto have been provided or made available to Geely and Merger Sub.

(b)            Except as permitted by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated by the Transaction Agreements (either alone or in conjunction with another event) will (i) result in any material payment becoming due to any Zeekr Employee under any of the Zeekr Benefit Plans or otherwise; (ii)  materially increase any compensation or benefits due to any Zeekr Employee under any of the Zeekr Benefit Plans or otherwise; (iii) result in any acceleration of the time of payment or vesting of any compensation or benefits due to any Zeekr Employee under any Zeekr Benefit Plan or otherwise; or (iv) result in Zeekr being obligated to grant any options, restricted share units or other rights to purchase or acquire Zeekr Share to any Zeekr Employees after the date hereof.

(c)            Except as disclosed in the Zeekr SEC Reports and severance benefits provided for under applicable Law, Zeekr and its Subsidiaries do not maintain any Zeekr Benefit Plan that provides benefits in the nature of severance to any Zeekr Employees. Save as disclosed in Section 3.11(c) of the Zeekr Disclosure Letter, no Zeekr Benefit Plan provides welfare benefits, including, death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(d)            With respect to each Zeekr Benefit Plan, neither Zeekr nor any of its Subsidiaries has received any notice, letter or other written or oral communications from any Governmental Entity regarding any material non-compliance of employee social benefits requirements.

(e)            There are no pending or threatened Proceedings by or on behalf of any Zeekr Benefit Plan, by any employee or beneficiary covered under any such Zeekr Benefit Plan, as applicable, or otherwise involving any such Zeekr Benefit Plan (other than routine claims for benefits). Each Zeekr Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law.

(f)            Save as disclosed in Section 3.11(e) of the Zeekr Disclosure Letter, Zeekr is not obligated, pursuant to any of the Zeekr Benefit Plans or otherwise, to grant any options or other rights to purchase or acquire Zeekr Shares to any Zeekr Employees after the date hereof.

Section 3.12      Labor Matters. There are no collective bargaining agreements which pertain to Zeekr Employees. Except as would not, individually or in the aggregate, have a Zeekr Material Adverse Effect, (i) there are no pending labor disputes between Zeekr or any of its Subsidiaries, on the one hand, and any Zeekr Employee, on the other hand, (ii) each of Zeekr and its Subsidiaries is in compliance in all material respects with all applicable Law relating to employment, termination, wages and hours and social security, in each case, with respect to each of the Zeekr Employees (including those on layoff, disability or leave of absence, whether paid or unpaid); and (iii) neither Zeekr nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for Zeekr Employees other than coverage mandated by applicable Law.

Section 3.13      Taxes.

(a)            Each of Zeekr and its Subsidiaries has duly and timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due and payable on such Tax Returns have been timely paid.

(b)            The most recent Zeekr Financial Information reflects an adequate reserve for all Taxes payable by Zeekr and its Subsidiaries for all Taxable periods and portions thereof through the date of such Zeekr Financial Information. No deficiency with respect to Taxes has been proposed, asserted or assessed against Zeekr or any of its Subsidiaries, other than any deficiency which has been paid or is being contested in good faith in appropriate Proceedings. No material Liens for Taxes exist with respect to any asset of Zeekr or any of its Subsidiaries, except for Permitted Liens or Liens for which adequate reserves have been established in the Zeekr SEC Reports.

(c)            All material amounts of Taxes required to be withheld by Zeekr and each of its Subsidiaries have been timely withheld, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Entity.

(d)            No material audit, investigation, suit or other administrative or court proceedings are pending, in progress or threatened with respect to any Taxes or Tax assets of Zeekr or any of its material Subsidiaries and no written notice thereof has been received. No issue has been raised by any taxing authority in any presently pending Tax audit that could reasonably be expected to be material and adverse to Zeekr and its Subsidiaries, taken as a whole, for any period after the Effective Time.

(e)            No written claim has been made by a taxing authority in a jurisdiction where neither Zeekr nor any of its Subsidiaries file Tax Returns for a particular type of Tax that Zeekr or any Subsidiary is or may be subject to this type of Tax or required to file a Tax Return with respect to such type of Tax in that jurisdiction.

(f)            Neither Zeekr nor any of its Subsidiaries has participated in any transaction that is treated as a tax shelter or similar transaction under applicable Law.

(g)            Neither Zeekr nor any of its Subsidiaries (i) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar Tax Return (a “Tax Group”) other than a Tax Group of which Zeekr was the common Geely or (ii) has any liability for the Taxes of any other Person (other than Zeekr or any of its Subsidiaries) (x) as a transferee or successor, (y) pursuant to any tax sharing agreement or other contractual obligation (other than pursuant to customary provisions of contractual agreements entered into in the ordinary course of business the principal subject of which does not relate to Taxes) or (z) as a result of such other Person having being at any time a member of a Tax Group of which Zeekr or any Subsidiary thereof was also a member.

Section 3.14      Material Contracts.

(a)            As used in this Agreement, the term “Zeekr Material Contract” means, collectively, (i) any and all Contracts that have been filed or furnished by Zeekr pursuant to Item 19 and paragraph 4 of the Instructions to Exhibits of Zeekr’s most recently filed annual report on Form 20-F under the Exchange Act that remains in effect as of the date hereof, and (ii) any and all Contracts of the type described in clauses (i) through (xv) below to which Zeekr or any of its Subsidiaries is a party or is otherwise bound:

(i)            any Contract that would be required to be filed or furnished by Zeekr pursuant to Item 19 and paragraph 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii)            any Contract granting a right of first refusal, first offer or first negotiation to purchase equity securities of Zeekr or its Subsidiaries (other than a Contract solely among Zeekr or its Subsidiaries);

(iii)            any Contract (other than a Contract solely among Zeekr and its Subsidiaries) relating to (A) the formation, creation, operation, management or control of a partnership, joint venture, limited liability company or similar arrangement, (B) strategic cooperation or partnership arrangements, or (C) other similar agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities, in each case, which is material to the business of Zeekr and its Subsidiaries, taken as a whole;

(iv)            any Contract for the acquisition, sale or lease (including leases in connection with financing transactions) of properties or assets of Zeekr (by merger, purchase or sale of assets or stock or otherwise) which are material to the business of Zeekr and its Subsidiaries, taken as a whole;

(v)            any Contract with any Governmental Entity;

(vi)            any Contract granting or evidencing a Lien on any properties or assets of Zeekr or any of its Subsidiaries which are material to the business of Zeekr and its Subsidiaries, taken as a whole, other than a Permitted Lien;

(vii)            any Contract involving the capital expenditure by Zeekr or its Subsidiaries, or relating to indebtedness for borrowed money or any financial guaranty (other than intercompany indebtedness or guarantee), in each case more than US$30,000,000;

(viii)            any Contract involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel, entertainment or other advance to the employees of Zeekr and any of its Subsidiaries extended in the ordinary course of business), or investment in, any Person, in each case, more than US$30,000,000, and other than a Subsidiary of Zeekr, or any Contract relating to the making of any such loan, advance or investment that is material to the financial status of Zeekr and its Subsidiaries, taken as a whole;

(ix)            any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of Zeekr or any of its Subsidiaries to compete in any geographic area, industry or line of business;

(x)            any Contract that contains a put, call or similar right pursuant to which Zeekr or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests or assets of any Person, which is material to the business of Zeekr and its Subsidiaries, taken as a whole;

(xi)            any Contracts involving any resolution or settlement of any actual or threatened material litigation, arbitration, claim or other dispute, more than US$30,000,000;

(xii)            any Contract giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Transactions contemplated by the Transaction Agreements, including the Merger, which is material to the business of Zeekr and its Subsidiaries, taken as a whole;

(xiii)            any Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of Zeekr or any of its Subsidiaries; (B) pledging of share capital of Zeekr or any of its Subsidiaries or (C) issuance of guaranty by Zeekr or any of its Subsidiaries not in the ordinary and usual course of business;

(xiv)            any Zeekr IP Agreements other than agreements for Off-the-Shelf Software which are material to the business of Zeekr and its Subsidiaries, taken as a whole; or

(xv)            any other Contract, a breach or termination of which would have a Zeekr Material Adverse Effect.

(b)            (i) Each of the Zeekr Material Contracts constitutes the valid and legally binding obligation of Zeekr or its applicable Subsidiary, enforceable in accordance with its terms and is in full force and effect, (ii) there is no material breach or default under any Zeekr Material Contract either by Zeekr or, to Zeekr’s knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Zeekr or, to Zeekr’s knowledge, any other party and (iii) no party to any such Zeekr Material Contract has given notice to Zeekr of or made a claim against Zeekr with respect to any material breach or default thereunder, except, in each case of clauses (i), (ii) and (iii), for such breaches, defaults or failures to be in full force and effect or the valid and binding obligation of any party or parties thereto that would not, individually or in the aggregate, have a Zeekr Material Adverse Effect.

Section 3.15      Insurance Matters. All material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities, operations and directors and officers of Zeekr and its Subsidiaries are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. Neither Zeekr nor any of its Subsidiaries knows of any threatened termination of, or material alteration of coverage under, any of its respective insurance policies.

Section 3.16      Intellectual Property.

(a)            Ownership; Sufficiency. Zeekr and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is material to or necessary for the operation of their respective core business as conducted as of the date of this Agreement. Zeekr or one of its Subsidiaries solely and exclusively own all right, title and interest in and to each item of material Zeekr Owned Intellectual Property, and to the knowledge of Zeekr, free and clear of all Liens (other than Permitted Liens and licenses granted in the ordinary course of business), or any obligation to grant any Lien. Zeekr has a valid license to use the material Zeekr Licensed Intellectual Property in connection with and as used in the operation of the core business of Zeekr and its Subsidiaries as conducted as of the date of this Agreement.

(b)            Validity and Enforceability. To the knowledge of Zeekr, the Zeekr Owned Intellectual Property that is Registered as of the date of this Agreement is (i) valid, subsisting (or in the case of applications, applied for) and enforceable, (ii) currently in compliance with any and all legal requirements necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding Judgment materially and adversely affecting Zeekr’s or its Subsidiaries’ use thereof or rights thereto, or that would materially impair the validity or enforceability thereof. To the knowledge of Zeekr, except as would not, individually or in the aggregate, have a Zeekr Material Adverse Effect, there has been no action or claim asserted or threatened challenging the ownership, scope, validity or enforceability of any Zeekr Owned Intellectual Property.

(c)            Infringement. To the knowledge of Zeekr, except as would not, individually or in the aggregate, have a Zeekr Material Adverse Effect, there is no action or claim outstanding against Zeekr that the operation of the core business of Zeekr and its Subsidiaries and the use of Zeekr Intellectual Property in connection therewith have infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. Except as would not, individually or in the aggregate, have a Zeekr Material Adverse Effect, Zeekr or any of its Subsidiaries have not received any notification in writing in the last two (2) years that a license under any other Person’s Intellectual Property (other than licenses included in the Zeekr IP Agreements) is or may be required to operate the core business of Zeekr and its Subsidiaries that has not been resolved in a satisfactory manner. To the knowledge of Zeekr, except as would not, individually or in the aggregate, have a Zeekr Material Adverse Effect, no Person is engaging, or has engaged in the last two (2) years, in any activity that materially infringes, misappropriates or otherwise violates any Zeekr Intellectual Property, and there is no action or claim pending, asserted or threatened by Zeekr against any other Person concerning any of the foregoing.

(d)            Protection Measures. Zeekr and its Subsidiaries have taken reasonable measures at a level that is substantially equivalent to reputable industry standards to maintain the confidentiality and value of all confidential information used or held for use in the operation of the core business of Zeekr and its Subsidiaries. No material confidential information, trade secrets or other confidential Zeekr Intellectual Property have been disclosed by Zeekr or any of its Subsidiaries to any Person except pursuant to non-disclosure and/or other appropriate commercial agreements that obligate such Person to keep such confidential information, trade secrets or other confidential Zeekr Intellectual Property confidential and to the knowledge of Zeekr, no party thereto is in material default of any such agreement.

(e)            IT Assets. The IT Assets owned by Zeekr and its Subsidiaries, licensed to Zeekr and its Subsidiaries, pursuant to valid and enforceable license agreements, or otherwise used for the benefit of Zeekr and its Subsidiaries (including Zeekr Software) (collectively, the “Zeekr IT Systems”) are sufficient for the present operation of the core business of Zeekr and its Subsidiaries as currently conducted. The Zeekr IT Systems are free from material bugs or other material defects and, to the knowledge of Zeekr, do not contain any viruses which, individually or in the aggregate, have a Zeekr Material Adverse Effect. Zeekr and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology to protect the confidentiality, integrity and security of such Zeekr IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, at a level that is substantially equivalent to reputable industry practices. To the knowledge of Zeekr, (i) there have been no security breaches in the Zeekr IT Systems owned by Zeekr or its Subsidiaries and the Zeekr IT Systems owned by third parties to the extent used by or on behalf of Zeekr or its Subsidiaries and (ii) there have been no disruptions in any Zeekr IT Systems that have adversely affected the core business of Zeekr or its Subsidiaries as currently conducted.

Section 3.17      Interested Party Transactions. Except as (i) filed, furnished or incorporated by reference as an exhibit to a Zeekr SEC Report filed or furnished prior to the date hereof or (ii) entered into in the ordinary course of business, Section 3.17 of the Zeekr Disclosure Letter sets forth a correct and complete list of the contracts or agreements under which there are any existing or future liabilities between Zeekr or any of its Subsidiaries, on the one hand, and any (i) present executive officer or director of Zeekr as of the date of this Agreement or (ii) record or beneficial owner of more than five percent (5%) of the Zeekr Shares as reflected in filings of Schedules 13G or 13D with the SEC with respect to Zeekr prior to the date of this Agreement, on the other hand.

Section 3.18      Environment, Health and Safety.

(a)            Except as would not, individually or in the aggregate, have a Zeekr Material Adverse Effect, (i) each of Zeekr and its Subsidiaries is and has at all times been in compliance with all EHS Laws (and has obtained, maintained in full force and effect and complied with all EHS Consents) and (ii) there are no facts, matters or circumstances which may lead to any breach of or liability under any EHS Laws or any EHS Consents (or that may reasonably be anticipated to lead to the revocation, suspension, variation or non-renewal of any EHS Consents).

(b)            Except as would not, individually or in the aggregate, have a Zeekr Material Adverse Effect, (i) no complaints, notices or other communication have been received by Zeekr or any of its Subsidiaries alleging or specifying, and there are no proceedings pending or threatened against Zeekr or any of its Subsidiaries relating to, any breach of or any liability under EHS Laws and (ii) there are no facts, matters or circumstances likely to give rise to any such claims, proceedings or other form of dispute.

(c)            There are no conditions or circumstances, including the release or presence of, or exposure to, any Hazardous Substance or other EHS Matters, which have a Zeekr Material Adverse Effect.

Section 3.19      Opinion of Financial Advisor. Kroll, LLC, operating through its Duff & Phelps Opinion Practice as an independent financial advisor to the Zeekr Special Committee (the “Zeekr Financial Advisor”) has delivered to the Zeekr Special Committee its opinion, to the effect that, as of the date of such opinion, and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Zeekr Shares (other than the Excluded Shares and Zeekr Shares held by directors, officers or affiliates of Geely) and Zeekr ADSs (other than the Zeekr ADSs representing the (i) Excluded Shares and (ii) Zeekr Shares held by directors, officers or affiliates of Geely).

Section 3.20      Brokers. No broker, finder or investment banker (other than the Zeekr Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated by the Transaction Agreements based upon arrangements made by and on behalf of Zeekr or any of its Affiliates.

Section 3.21      Non-Reliance. In connection with the due diligence investigation of Geely and its Subsidiaries by Zeekr and its Representatives, Zeekr and its Representatives have received and may continue to receive after the date hereof from Geely and its Representatives certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding Geely and its Subsidiaries and their businesses and operations. Zeekr hereby acknowledges and agrees (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, with which Zeekr is familiar, (b) that Zeekr is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information or business plans), and (c) that Zeekr will have no claim against Geely or any of its Representatives or any other Person, with respect thereto. Accordingly, Zeekr hereby acknowledges and agrees that none of Geely, any of its Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward looking statements or business plans.

Section 3.22      No Additional Representations. Except for the representations and warranties made by Zeekr in this Article III, neither Zeekr nor any other person makes any other express or implied representation or warranty with respect to Zeekr or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Geely or any of its Representatives, notwithstanding the delivery or disclosure to Geely or any of its Representatives of any documentation, forecasts or other information in connection with the Transactions contemplated by the Transaction Agreements, and each of Geely and Merger Sub acknowledges the foregoing.

Article IV.
REPRESENTATIONS AND WARRANTIES OF Geely AND MERGER SUB

Except as (A) disclosed in the Geely Public Documents supplied or published on the official website of the Hong Kong Stock Exchange prior to the date hereof (other than any disclosures of risks or uncertainties in the Geely Public Documents to the extent they are nonspecific, cautionary, predictive or forward-looking in nature) or (B) set forth in the disclosure letter delivered to Zeekr by Geely on the date hereof (the “Geely Disclosure Letter” ), Geely and Merger Sub hereby jointly and severally represent and warrant to Zeekr, as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, in which case as of such date), that:

Section 4.1      Organization and Qualification; Subsidiaries.

(a)            Geely is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each Subsidiary of Geely is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or organization. Geely and each of its Subsidiaries have all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Geely and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed is not material to Geely and its Subsidiaries, taken as a whole. An accurate and complete copy of the Second Amended and Restated Memorandum and Articles of Association of Geely, as in effect as of the date of this Agreement (the “Geely Memorandum and Articles of Association”), has been supplied or published by Geely as part of the Geely Public Documents.

Section 4.2      Capitalization.

(a)            As of the date of this Agreement, the authorized share capital of Geely is HK$360,000,000 divided into 18,000,000,000 shares of a nominal value of HK$0.02 each (the “Geely Shares”). As of the date of this Agreement, 10,084,407,533 Geely Shares are issued and outstanding and no other Geely Shares or any other class or series of shares of Geely are issued and outstanding. As of the date of this Agreement, 1,049,528,250 Geely Options are issued and outstanding, representing the right to acquire 1,049,528,250 Geely Shares, and 32,910,000 Geely Share Awards are issued and outstanding, representing the right to receive 32,910,000 Geely Shares.

(b)            Material terms of the Geely Share Incentive Plans have been supplied or published in the Geely Public Documents. All the outstanding Geely Shares are, and Geely Shares issuable upon the exercise of outstanding Geely Options or upon vesting of outstanding Geely Share Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in Section 4.2(a) and (ii) for the Transactions contemplated by the Transaction Agreements, (A) there is no share capital of Geely authorized, issued or outstanding; (B) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued share capital of Geely, obligating Geely to issue, transfer or sell or cause to be issued, transferred or sold any share capital or other equity interest in Geely or securities convertible into or exchangeable or exercisable for such share capital or equity interests, or obligating Geely to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, and (C) there are no outstanding obligations of Geely to repurchase, redeem or otherwise acquire any Geely Shares or other share capital of Geely, or to make any payments based on the market price or value of shares or other share capital of Geely, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business. Geely does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the Geely Shareholders on any matter.

(c)            All of the outstanding share capital of Geely’s wholly owned Subsidiaries (“Wholly Owned Geely Subsidiaries”) has been duly authorized, and validly issued, and is paid in accordance with applicable Law and the respective articles of association of such Wholly Owned Geely Subsidiaries and non-assessable and owned by Geely, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be required by applicable Law), and there are no irrevocable proxies with respect to such share capital. The outstanding share capital of Geely’s Subsidiaries that are not Wholly Owned Geely Subsidiaries has been duly authorized, and validly issued, and is paid in accordance with applicable Law and the respective articles of association of such Subsidiaries and non-assessable and owned by Geely, directly or indirectly, free and clear of any Liens (other than Permitted Liens).

(d)            Each Geely Option and Geely Share Award was (i) granted under the relevant Geely Share Incentive Plan, (ii) duly authorized no later than the date on which the grant of such Geely Option or Geely Share Award, as applicable, was by its terms to be effective by all necessary action, including, as applicable, approval by the Geely Board (or a duly authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents and (iii) granted in compliance with all applicable Law in all material respects and all of the terms and conditions of the relevant Geely Share Incentive Plan. Each Geely Option has an exercise price per Geely Share equal to or greater than the fair market value of a Geely Share on the date of such grant. No Geely Options or Geely Share Awards have been retroactively granted in contravention of any applicable Law.

(e)            As of the date of this Agreement, the authorized share capital of Merger Sub consists solely of US$50,000, divided into 50,000 ordinary shares, par value US$1.00 per share, of which 1 ordinary share is validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, directly or indirectly owned by Geely, free and clear of any Liens. Merger Sub was formed solely for the purpose of engaging in the Transactions contemplated by the Transaction Agreements, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other Transactions contemplated by the Transaction Agreements.

(f)            Merger Sub has no secured creditors and has not granted any fixed or floating security interests that are outstanding as of the date of this Agreement.

Section 4.3      Authority.

(a)            Each of Geely and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Required Geely Vote, to consummate the Transactions contemplated by the Transaction Agreements. The Geely Board has duly and validly authorized the execution, delivery and performance of this Agreement and approved the consummation of the Transactions contemplated by the Transaction Agreements, and has at a meeting duly called and held at which a majority of the directors present at such meeting voted in favor of such resolutions in accordance with the Geely Memorandum and Articles of Association and the applicable listing and corporate governance rules and regulations under the Listing Rules, (i) approved, and declared advisable, this Agreement, the Merger, the Plan of Merger and the other Transactions contemplated by the Transaction Agreements; (ii) determined that such Transactions are advisable and fair and reasonable, and in the best interests of, Geely and the Geely Shareholders and (iii) resolved to recommend that the Geely Shareholders authorize and approve this Agreement, the Plan of Merger, the Merger and the other Transactions contemplated by the Transaction Agreements, as applicable. The Board of Directors of Merger Sub (the “Merger Sub Board”) and Geely as the sole shareholder of Merger Sub, have at meetings duly called and held, duly and validly authorized and approved by board resolution (in the case of Geely) and by special resolution (in the case of Merger Sub) the execution, performance and delivery of this Agreement, the Plan of Merger and the consummation of the Transactions contemplated by the Transaction Agreements (including the Merger), and taken all corporate actions required to be taken by the Merger Sub Board and by Geely as the sole shareholder of Merger Sub for the consummation of the Transactions contemplated by the Transaction Agreements. No other corporate proceedings on the part of Geely or Merger Sub are necessary to authorize and approve this Agreement, the Merger or the Plan of Merger or to consummate the Transactions contemplated by the Transaction Agreements, including the Geely Share Issuance, except for an ordinary resolution of Geely requiring the affirmative vote of shareholders representing more than 50% of Geely Shares held by independent shareholders (that is, Geely Shareholders who are not required under the Listing Rules to abstain from voting at the Geely Shareholders Meeting) present at the Geely Shareholders Meeting in accordance with the Cayman Companies Act, the Listing Rules and the Geely Memorandum and Articles of Association authorizing and approving this Agreement, the Plan of Merger, the Merger, the Geely Share Issuance and the other Transactions (the “Required Geely Vote”). This Agreement has been duly and validly executed and delivered by each of Geely and Merger Sub and, assuming the due authorization, execution and delivery by Zeekr, constitutes a valid, legal and binding agreement of each of Geely and Merger Sub, enforceable against each of Geely and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)            Other than the Required Geely Vote, no other vote of the Geely Shareholders is required by Law, the Geely Memorandum and Articles of Association or otherwise in order for Geely to authorize and approve this Agreement, the Geely Share Issuance or to consummate the Transactions contemplated by the Transaction Agreements.

Section 4.4      Public Documents; Financial Statements.

(a)            Geely has timely supplied or published, as applicable, all information and records required to be supplied or published by it on the official website of the Hong Kong Stock Exchange pursuant to applicable Law and the Listing Rules (the information and records so supplied, published or provided and those supplied or published on the official website of the Hong Kong Stock Exchange subsequent to the date hereof, including any amendments thereto, collectively, the “Geely Public Documents”). Each of the Geely Public Documents, as of the date it was supplied or published (and as of the date of any amendment or incorporation by reference), has complied or, if supplied or published after the date hereof and before the Effective Time, will comply, as to form in all material respects with all applicable requirements of the Listing Rules, each as in effect on the dates such information and records were supplied, published or amended, as the case may be. All information contained in the Geely Public Documents is true and accurate in all material respects and does not omit to state any material fact necessary to make the information therein not misleading in any material respect with reference to the facts and circumstances existing at the time at which the relevant information was disclosed.

(b)            The audited and unaudited consolidated financial statements of Geely and the unaudited financial data included in the interim report for the quarters ended March 31, 2025, included or incorporated by reference in the Geely Public Documents (collectively, “Geely Financial Information”) fairly present, or in the case of Geely Public Documents supplied or published after the date of this Agreement, will fairly present, in all material respects, the financial position and the results of operations, shareholders’ equity and cash flows of Geely and its consolidated Subsidiaries as of the dates thereof and for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that are not material in the aggregate). Such Geely Financial Information have been prepared in accordance with Hong Kong Financial Reporting Standards applied on a consistent basis (“HKFRS”), except as specifically indicated in the notes thereto.

(c)            Geely is in compliance in all material respects with the applicable listing and corporate governance rules and regulations under the Listing Rules.

Section 4.5      No Undisclosed Liabilities. Neither Geely nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, required to be recorded or reflected on a balance sheet under HKFRS, and there is no existing condition, situation or set of circumstances which could be expected to result in such material liability or obligation, except for liabilities or obligations (a) reflected, accrued or reserved against in Geely’s consolidated balance sheets or in the notes thereto included in the Geely Public Documents supplied or published prior to the date hereof, (b) incurred since the date of the most recent balance sheet included in the Geely Public Documents in the ordinary course of business consistent with past practices, (c) disclosed in Section 4.5 of the Geely Disclosure Letter, or (d) arising under this Agreement or the performance by Geely of its obligations hereunder.

Section 4.6      Absence of Changes. Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, since the Review Date, Geely and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and there has not been:

(a)            any circumstance, event, occurrence or development which, individually or in the aggregate, has a Geely Material Adverse Effect;

(b)            (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any share capital of Geely or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to Geely or to any Wholly Owned Geely Subsidiary) or (ii) any redemption, repurchase or other acquisition of any share capital of Geely or any of its Subsidiaries;

(c)            any material change in any method of accounting or accounting practice by Geely or any of its Subsidiaries;

(d)            any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, or any change (or request to any taxing authority to change) any material aspect of the method of accounting of Geely or any of its Subsidiaries for Tax purposes;

(e)            except to the extent required by applicable Law or otherwise contemplated in this Agreement, any increase in the compensation or benefits payable or to become payable to any of its directors, officers or employees (except for increases for non-officer employees in the ordinary course of business and consistent with past practice);

(f)            except to the extent required by applicable Law or otherwise contemplated in this Agreement, (i) any establishment, adoption, entry into, termination or amendment of any labor, collective bargaining, bonus, profit sharing, equity, thrift, pension, retirement, deferred compensation, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any director, officer or employee, (ii) any grant or increase in any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, or (iii) any acceleration of the time of payment or vesting of, or the lapsing of restrictions with respect to, or any funding or otherwise securing the payment of, any compensation or benefits payable or to become payable to any director, officer or employee under any benefit or compensation plan, agreement or arrangement;

(g)            any amendment to the Geely Memorandum and Articles of Association or any respective governing instrument of any material Subsidiary of Geely;

(h)            any incurrence of material indebtedness for borrowed money (other than short term debt incurred in the ordinary course of business and consistent with past practice) or any guarantee of such indebtedness for another Person (other than wholly-owned Subsidiaries of Geely) or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Geely or any of its Subsidiaries;

(i)            any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of Geely or any of its material Subsidiaries;

(j)            any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of Geely or its property or any part thereof; or

(k)            any agreement to do any of the foregoing.

Section 4.7      Consents and Approvals; No Violations.

(a)            Except such as shall have been obtained prior to the Closing and except for (i) such filings, approvals, submissions and announcements as may be required by any applicable requirements of the Securities Act and the Exchange Act and the Listing Rules, including the Hong Kong Stock Exchange Approval (ii) compliance with the rules and regulations of the New York Stock Exchange, and (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notice of the Merger in the Cayman Islands Governmental Gazette, in each case as required by the Cayman Companies Act, (iv) any Blue Sky Filing and (v) any Geely MOFCOM Filings, Geely NDRC Filings and Geely CSRC Filings, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is required to be made by Geely or its Affiliates for the execution and delivery by Geely or Merger Sub of this Agreement or the consummation by Geely or Merger Sub of the Transactions contemplated by the Transaction Agreements, including the Merger and the Geely Share Issuance.

(b)            The execution, delivery and performance of this Agreement by Geely or Merger Sub does not, and the consummation by Geely or Merger Sub of the Transactions contemplated by the Transaction Agreements, including the Merger and the Geely Share Issuance, will not, constitute or result in (i) any breach of any provision of the Geely Memorandum and Articles of Association or of the respective governing documents of Merger Sub or any of Geely’s Subsidiaries, (ii) a violation or breach of, or (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the creation of any Lien (other than any Lien created as a result of any actions taken by Zeekr)) under, any of the terms, conditions or provisions of any Contract or obligation to which Geely or Merger Sub or any of Geely’s Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the “Geely Agreements”) or (iii) violate any Law or Judgment applicable to Geely or Merger Sub or any of Geely’s Subsidiaries or any of their respective properties or assets. No third-party consents and approvals are required to be obtained under the Geely Agreements in connection with the consummation of the Transactions contemplated by the Transaction Agreements, except as would not, individually or in the aggregate, have a Geely Material Adverse Effect.

Section 4.8      Property and Assets

(a)            Except as would not, individually or in the aggregate, have a Geely Material Adverse Effect, Geely or one of its Subsidiary have good title to, or good and valid leasehold interests in, all property and assets reflected in the Geely Financial Information or acquired after the most recent balance sheet included in the Geely Public Documents, except as have been disposed of since the most recent balance sheet included in the Geely Public Documents in the ordinary course of business and not in violation of this Agreement, in each case, free and clear of Liens, except for Permitted Liens.

(b)            Geely or one of its Subsidiaries is in occupancy of the properties purported to be leased thereunder, and except as would not, individually or in the aggregate, have a Geely Material Adverse Effect, each such lease is valid without default thereunder by the lessee or, to the knowledge of Geely, the lessor, except for such properties as are no longer used or useful in the conduct of their respective businesses or have been disposed in the ordinary course of business.

(c)            None of the assets, undertakings or goodwill of Geely or any of its Subsidiaries is subject to (i) any Lien, or to any agreement or commitment to create a Lien, and no Person has claimed to be entitled to create such a Lien; or (ii) any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

(d)            The assets of Geely and its Subsidiaries comprise all the assets that is material to or necessary for the continuation of Geely’s and its Subsidiaries’ business, to the same extent and in the jurisdictions it currently conducts its business.

(e)            The plant, machinery, equipment, vehicles and office used by Geely and its Subsidiaries are in good working order and state of repair in all material respects, have been regularly maintained (and are not in need of maintenance or repairs except for routine maintenance or repairs, or significant capital investment), are serviceable and in good working order and are capable of doing the work for which they were designed. All such assets are capable of being properly used in Geely’s and its Subsidiaries’ business in compliance with applicable Laws, and no such asset is dangerous, obsolete or surplus to requirements in any material respect.

(f)            The stock-in-trade and work-in-progress of Geely and its Subsidiaries is in good and undamaged condition and is capable of being used and sold in the ordinary course of business in accordance with its current price list without material discount, rebate or allowance and is adequate and not excessive in any material respect in relation to the current trading requirements of Geely and its Subsidiaries. Reasonable impairment has been made in the books and records of Geely and its Subsidiaries in respect of the stock-in-trade of Geely or any of its Subsidiaries that is obsolete or slow moving or out of date, fashion or demand, and none of the stock-in-trade of Geely or any of its Subsidiaries is likely to realize less than its net book value in any material respect.

Section 4.9      Legal Proceedings. Except as would not, individually or in the aggregate, have a Geely Material Adverse Effect, (a) neither Geely nor any of its Subsidiaries, nor any of their respective directors or officers, is a party to any, and there are no pending or, to the knowledge of Geely, threatened, Proceedings of any nature against Geely or any of its Subsidiaries or their respective directors or officers or to which any of their equity interests, material properties or assets is subject, and (b) there is no Judgment outstanding against Geely, any of its Subsidiaries or any of their equity interests, material properties or assets, or any of their directors and officers (in their capacity as directors and officers).

Section 4.10      Permits; Compliance with Applicable Laws

(a)            Except as would not, individually or in the aggregate, have a Geely Material Adverse Effect, (i) each of Geely and its Subsidiaries hold all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Entities necessary for it to own, lease, operate and use its properties and assets or to carry on its business (the “Geely Permits”), (ii) all of the Geely Permits are valid, in full force and effect, and are not subject to any pending or threatened Proceedings by any Governmental Entity to suspend, cancel, modify, terminate or revoke any such Geely Permit, (iii) each of Geely and its Subsidiaries is in material compliance with the terms and requirements of the Geely Permits, and (iv) neither Geely nor any of its Subsidiaries is in material default under, and to the knowledge of Geely, no condition exists that with notice or lapse of time or both would constitute a material default under or would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of, any such Geely Permit.

(b)            Neither Geely nor any of its Subsidiaries is or has been in material violation of any Law applicable to Geely or its Subsidiaries (including FCPA, the PRC Anti-Bribery Laws and applicable rules and regulations of relevant PRC Governmental Entities). No investigation or review by any Governmental Entity with respect to Geely or its Subsidiaries is pending or, to Geely’s knowledge, threatened, nor to Geely’s knowledge has any Governmental Entity indicated an intention to conduct the same, in each case with respect to a material violation of applicable Law.

(c)            None of Geely, any of its Subsidiaries or any of their respective directors, officers or employees or, to Geely’s knowledge, any agent, or any other person acting for or on behalf of Geely or any Subsidiary has (individually and collectively, a “Geely Affiliate”), (i) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Law; or (ii) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any Government Official for the purpose of (A) improperly influencing any act or decision of such Government Official in his official capacity, (B) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Entity, in each case, in order to assist Geely, any Subsidiary, or any Geely Affiliate in obtaining or retaining business for or with, or in directing business to, any Person. Geely and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system applicable to it and its Subsidiaries which are designed to provide reasonable assurances that violations of the FCPA, the PRC Anti-Bribery Laws or any similar law will be prevented, detected and deterred.

(d)            Geely and its Subsidiaries have taken all reasonable steps to comply with, and to cause their respective employee shareholders to comply with, applicable rules and regulations of the PRC Tax authority to the extent such rules and regulations are material, including taking reasonable steps to request their employee shareholders to complete registration and other procedures required under applicable rules and regulations of the PRC Tax authority to the extent such rules and regulations are material.

(e)            Geely is aware of and has been advised as to the content of the PRC Anti-Monopoly Law and Regulations. All acquisitions and other similar transactions conducted by Geely or any of its Subsidiaries have complied with the PRC Anti-Monopoly Law and Regulations.

(f)            Except as would not, individually or in the aggregate, have a Geely Material Adverse Effect, Geely has in the past two (2) years complied with all applicable Data Protection Laws. No action or claim has been asserted or threatened against Geely alleging a material violation of any applicable Data Protection Law and there does not exist any basis therefor. The Transactions contemplated by the Transaction Agreements will not result in material violation of any applicable Data Protection Law.

Section 4.11      Employee Benefit Plans.

(a)            Each material employee benefit plan, program or arrangement (whether written or unwritten) for the benefit of any Geely Employee (including any stock option, stock purchase, stock appreciation rights or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement) that Geely or any of its Subsidiaries maintains, sponsors, participates in, is a party to or contributes to (each, a “Geely Benefit Plan”) is disclosed in the Geely Public Documents or provided or made available to Zeekr. True and complete copies of each such Geely Benefit Plan, including all amendments thereto have been provided or made available to Zeekr.

(b)            Except as disclosed in the Geely Public Documents and severance benefits provided for under applicable Law, Geely and its Subsidiaries do not maintain any Geely Benefit Plan that provides benefits in the nature of severance to any Geely Employees. Save as disclosed in Section 4.11(b) of the Geely Disclosure Letter, no Geely Benefit Plan provides welfare benefits, including, death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(c)            With respect to each Geely Benefit Plan, neither Geely nor any of its Subsidiaries has received any notice, letter or other written or oral communications from any Governmental Entity regarding any material non-compliance of employee social benefits requirements.

(d)            There are no pending or threatened Proceedings by or on behalf of any Geely Benefit Plan, by any employee or beneficiary covered under any such Geely Benefit Plan, as applicable, or otherwise involving any such Geely Benefit Plan (other than routine claims for benefits). Each Geely Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law.

(e)            Save as disclosed in Section 4.11(e) of the Geely Disclosure Letter, Geely is not obligated, pursuant to any of the Geely Benefit Plans or otherwise, to grant any options or other rights to purchase or acquire Geely Shares to any Geely Employees after the date hereof.

Section 4.12      Labor Matters. There are no collective bargaining agreements which pertain to Geely Employees. Except as would not, individually or in the aggregate, have a Geely Material Adverse Effect, (i) there are no pending labor disputes between Geely or any of its Subsidiaries, on the one hand, and any Geely Employee, on the other hand, (ii) each of Geely and its Subsidiaries is in compliance in all material respects with all applicable Law relating to employment, termination, wages and hours and social security, in each case, with respect to each of the Geely Employees (including those on layoff, disability or leave of absence, whether paid or unpaid); and (iii) neither Geely nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for Geely Employees other than coverage mandated by applicable Law.

Section 4.13      Taxes.

(a)            Each of Geely and its Subsidiaries has duly and timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due and payable on such Tax Returns have been timely paid.

(b)            The most recent Geely Financial Information reflects an adequate reserve for all Taxes payable by Geely and its Subsidiaries for all Taxable periods and portions thereof through the date of such Geely Financial Information. No deficiency with respect to Taxes has been proposed, asserted or assessed against Geely or any of its Subsidiaries, other than any deficiency which has been paid or is being contested in good faith in appropriate Proceedings. No material Liens for Taxes exist with respect to any asset of Geely or any of its Subsidiaries, except for Permitted Liens or Liens for which adequate reserves have been established in the Geely Public Documents.

(c)            All material amounts of Taxes required to be withheld by Geely and each of its Subsidiaries have been timely withheld, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Entity.

(d)            No material audit, investigation, suit or other administrative or court proceedings are pending, in progress or threatened with respect to any Taxes or Tax assets of Geely or any of its material Subsidiaries and no written notice thereof has been received. No issue has been raised by any taxing authority in any presently pending Tax audit that could reasonably be expected to be material and adverse to Geely and its Subsidiaries, taken as a whole, for any period after the Effective Time.

(e)            No written claim has been made by a taxing authority in a jurisdiction where neither Geely nor any of its Subsidiaries file Tax Returns for a particular type of Tax that Geely or any Subsidiary is or may be subject to this type of Tax or required to file a Tax Return with respect to such type of Tax in that jurisdiction.

(f)            Neither Geely nor any of its Subsidiaries has participated in any transaction that is treated as a tax shelter or similar transaction under applicable Law.

(g)            Neither Geely nor any of its Subsidiaries (i) has been a member of a Tax Group other than a Tax Group of which Geely was the common Geely or (ii) has any liability for the Taxes of any other Person (other than Geely or any of its Subsidiaries) (x) as a transferee or successor, (y) pursuant to any tax sharing agreement or other contractual obligation (other than pursuant to customary provisions of contractual agreements entered into in the ordinary course of business the principal subject of which does not relate to Taxes) or (z) as a result of such other Person having being at any time a member of a Tax Group of which Geely or any Subsidiary thereof was also a member.

Section 4.14      Material Contracts. (i) Each Contract that Geely has disclosed in the Geely Public Documents (each a “Geely Material Contract”) constitutes the valid and legally binding obligation of Geely or its applicable Subsidiary, enforceable in accordance with its terms and is in full force and effect, (ii) there is no material breach or default under any Geely Material Contract either by Geely or, to Geely’s knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Geely or, to Geely’s knowledge, any other party and (iii) no party to any such Geely Material Contract has given notice to Geely of or made a claim against Geely with respect to any material breach or default thereunder, except, in each case of clauses (i), (ii) and (iii), for such breaches, defaults or failures to be in full force and effect or the valid and binding obligation of any party or parties thereto that would not, individually or in the aggregate, have a Geely Material Adverse Effect.

Section 4.15      Insurance Matters. All material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities, operations and directors and officers of Geely and its Subsidiaries are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. Neither Geely nor any of its Subsidiaries knows of any threatened termination of, or material alteration of coverage under, any of its respective insurance policies.

Section 4.16      Intellectual Property.

(a)            Ownership; Sufficiency. Geely and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is material to or necessary for the operation of their respective core business as conducted as of the date of this Agreement. Geely and its Subsidiaries solely and exclusively own all right, title and interest in and to each item of material Geely Owned Intellectual Property, and to the knowledge of Geely, free and clear of all Liens (other than Permitted Liens and licenses granted in the ordinary course of business), or any obligation to grant any Lien. Geely has a valid license to use the material Geely Licensed Intellectual Property in connection with and as used in the operation of the core business of Geely and its Subsidiaries as conducted as of the date of this Agreement.

(b)            Validity and Enforceability. To the knowledge of Geely, the Geely Owned Intellectual Property that is Registered as of the date of this Agreement is (i) valid, subsisting (or in the case of applications, applied for) and enforceable, (ii) currently in compliance with any and all legal requirements necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding Judgment materially and adversely affecting Geely’s or its Subsidiaries’ use thereof or rights thereto, or that would materially impair the validity or enforceability thereof. To the knowledge of Geely, except as would not, individually or in the aggregate, have a Geely Material Adverse Effect, there has been no action or claim asserted or threatened challenging the ownership, scope, validity or enforceability of any Geely Owned Intellectual Property.

(c)            Infringement. To the knowledge of Geely, except as would not, individually or in the aggregate, have a Geely Material Adverse Effect, there is no action or claim outstanding against Geely that the operation of the core business of Geely and its Subsidiaries and the use of Geely Intellectual Property in connection therewith have infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. Except as would not, individually or in the aggregate, have a Geely Material Adverse Effect, Geely or any of its Subsidiaries have not received any notification in writing in the last two (2) years that a license under any other Person’s Intellectual Property (other than licenses included in the Geely IP Agreements) is or may be required to operate the core business of Geely and its Subsidiaries that has not been resolved in a satisfactory manner. To the knowledge of Geely, except as would not, individually or in the aggregate, have a Geely Material Adverse Effect, no Person is engaging, or has engaged in the last two (2) years, in any activity that materially infringes, misappropriates or otherwise violates any Geely Intellectual Property, and there is no action or claim pending, asserted or threatened by Geely against any other Person concerning any of the foregoing.

(d)            Protection Measures. Geely and its Subsidiaries have taken reasonable measures at a level that is substantially equivalent to reputable industry standards to maintain the confidentiality and value of all confidential information used or held for use in the operation of the core business of Geely and its Subsidiaries. No material confidential information, trade secrets or other confidential Geely Intellectual Property have been disclosed by Geely or any of its Subsidiaries to any Person except pursuant to non-disclosure and/or other appropriate commercial agreements that obligate such Person to keep such confidential information, trade secrets or other confidential Geely Intellectual Property confidential and to the knowledge of Geely, no party thereto is in material default of any such agreement.

(e)            IT Assets. The IT Assets owned by Geely and its Subsidiaries, licensed to Geely and its Subsidiaries, pursuant to valid and enforceable license agreements, or otherwise used for the benefit of Geely and its Subsidiaries (including Geely Software) (collectively, the “Geely IT Systems”) are sufficient for the present operation of the core business of Geely and its Subsidiaries as currently conducted. The Geely IT Systems are free from material bugs or other material defects and, to the knowledge of Geely, do not contain any viruses which, individually or in the aggregate, have a Geely Material Adverse Effect. Geely and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology to protect the confidentiality, integrity and security of such Geely IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, at a level that is substantially equivalent to reputable industry practices. To the knowledge of Geely, (i) there have been no security breaches in the Geely IT Systems owned by Geely or its Subsidiaries and the Geely IT Systems owned by third parties to the extent used by or on behalf of Geely or its Subsidiaries and (ii) there have been no disruptions in any Geely IT Systems that have adversely affected the core business of Geely or its Subsidiaries as currently conducted.

Section 4.17      Interested Party Transactions. Except as (i) supplied or published pursuant to the Listing Rules (including the Geely Share Incentive Plans) or (ii) entered into in the ordinary course of business, Section 4.17 of the Geely Disclosure Letter sets forth a correct and complete list of the contracts or agreements under which there are any existing or future liabilities between Geely or any of its Subsidiaries, on the one hand, and any connected person (within the meaning of the Listing Rules) of Geely prior to the date of this Agreement, on the other hand.

Section 4.18      Environment, Health and Safety.

(a)            Except as would not, individually or in the aggregate, have a Geely Material Adverse Effect, (i) each of Geely and its Subsidiaries is and has at all times been in compliance with all EHS Laws (and has obtained, maintained in full force and effect and complied with all EHS Consents) and (ii) there are no facts, matters or circumstances which may lead to any breach of or liability under any EHS Laws or any EHS Consents (or that may reasonably be anticipated to lead to the revocation, suspension, variation or non-renewal of any EHS Consents).

(b)            Except as would not, individually or in the aggregate, have a Geely Material Adverse Effect, (i) no complaints, notices or other communication have been received by Geely or any of its Subsidiaries alleging or specifying, and there are no proceedings pending or threatened against Geely or any of its Subsidiaries relating to, any breach of or any liability under EHS Laws and (ii) there are no facts, matters or circumstances likely to give rise to any such claims, proceedings or other form of dispute.

(c)            There are no conditions or circumstances, including the release or presence of, or exposure to, any Hazardous Substance or other EHS Matters, which have a Geely Material Adverse Effect.

Section 4.19      Merger Consideration.

(a)            Each of Geely and Merger Sub affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Geely or Merger Sub obtains financing for, or related to, any of the Transactions. Geely and Merger Sub at the Closing will have sufficient cash, available lines of credit or other sources of immediately available funds in U.S. dollars to pay the aggregate Cash Consideration in respect of all Cash Election Shares and all related expenses and other amounts required to be paid by Geely or Merger Sub in connection with the consummation of the Merger and the other Transactions and to perform their respective obligations under the Transaction Agreements.

(b)            The Geely Shares to be issued pursuant to this Agreement, (i) when issued in accordance with the terms herein, (x) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive or similar rights, free and clear of any Lien or any other limitation or restriction (save for those imposed by applicable securities Laws or other applicable Laws) and with no personal liability attaching to the ownership thereof, and (y) will be issued in compliance with applicable securities Laws and other applicable Laws; and (ii) upon being registered in the name of a holder of Stock Election Shares (or its designee) in accordance with the procedures set forth in Section 2.4(a), will be owned in the name and of record by such holder (or its designee), free and clear of any Lien or any other limitation or restriction (save for those imposed by applicable securities Laws or other applicable Laws).

Section 4.20      Certain Exemptions. Subject to Zeekr’s compliance with Section 6.13, the issuance of Geely Shares pursuant to this Agreement will be conducted as an offering that is exempted from the registration requirements under Section 5 of the U.S. Securities Act of 1933 (as amended) pursuant to the exemption provided under 7 CFR §230.802.

Section 4.21      Brokers. No broker, finder or investment banker (other than the Geely Financial Advisor and the Geely Independent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated by the Transaction Agreements based upon arrangements made by and on behalf of Geely or Merger Sub or any of their respective Affiliates.

Section 4.22      Non-Reliance. In connection with the due diligence investigation of Zeekr and its Subsidiaries by Geely, Merger Sub and their respective Representatives, Geely, Merger Sub and their respective Representatives have received and may continue to receive after the date hereof from Zeekr and its Representatives certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding Zeekr and its Subsidiaries and their businesses and operations. Geely and Merger Sub hereby acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, with which Geely and Merger Sub are familiar, (b) that Geely and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information or business plans), and (c) that Geely and Merger Sub will have no claim against Zeekr or any of its Representatives or any other Person, with respect thereto. Accordingly, Geely and Merger Sub hereby acknowledge and agree that none of Zeekr, any of its Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward looking statements or business plans.

Section 4.23      No Additional Representations. Except for the representations and warranties made by Geely and Merger Sub in this Article IV, none of Geely, Merger Sub or any other person makes any other express or implied representation or warranty with respect to Geely or any of its Subsidiaries (including Merger Sub) or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Zeekr or any of its Representatives, notwithstanding the delivery or disclosure to Zeekr or any of its Representatives of any documentation, forecasts or other information in connection with the Transactions contemplated by the Transaction Agreements, and Zeekr acknowledges the foregoing.

Article V.
COVENANTS RELATED TO CONDUCT OF BUSINESS

Section 5.1      Conduct of Business of Zeekr. Except as required by applicable Law or as expressly contemplated by this Agreement, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Zeekr will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice in all material respects and use commercially reasonable efforts to keep available the service of its current officers and employees and preserve its relationships with customers, advertisers, licensors, suppliers and others having business dealings with it in all material respects. Without limiting the generality of the foregoing, and except as required by applicable Law, as otherwise contemplated in this Agreement or the Zeekr Disclosure Letter, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Zeekr will not, and will not permit its Subsidiaries to, without the prior written consent of Geely (which consent shall not be unreasonably withheld or delayed):

(a)            amend the Zeekr Memorandum and Articles of Association;

(b)            authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any share capital or any other securities convertible into or exchangeable for any share capital or any equity equivalents (including any stock options or stock appreciation rights), other than (i) the issuance of Zeekr Shares upon the vesting of Zeekr RSU Awards outstanding as of the date of this Agreement in accordance with their respective terms in effect as of the date of this Agreement, (ii) any issuance, sale, transfer or other disposition to Zeekr or a Wholly Owned Zeekr Subsidiary, (iii) issuances, sales, pledge, disposition, encumbrance or grant pursuant to existing Contracts in effect as of the date hereof, or (iv) issuances, sales, pledge, disposition, encumbrance or grant as a result of lapse of restrictions on, vesting or settlement of Zeekr RSU Awards outstanding as of the date of this Agreement in accordance with their respective terms in effect as of the date of this Agreement;

(c)            (i) split, combine, subdivide or reclassify any of its share capital; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital or make any other actual, constructive or deemed distribution in respect of any of its share capital or otherwise make any payments to shareholders in their capacity as such, in each case, except for the declaration and payment of dividends or other distributions (x) pursuant to any dividend declared prior to the date hereof, or (y) to Zeekr or a Wholly Owned Zeekr Subsidiary; or (iii) redeem, repurchase or otherwise acquire any of its share capital or any share capital of any of its Subsidiaries, other than (x) as required under Zeekr Incentive Plan, (y) acquisition, purchase, transfer, redemption or other disposal between or among Zeekr and Wholly Owned Zeekr Subsidiaries, and (z) acquisition, redemption, or repurchase of Zeekr Shares issued in settlement of Zeekr RSU Awards outstanding as of the date of this Agreement in accordance with their respective terms in effect as of the date of this Agreement;

(d)            place Zeekr or any of its material Subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger or any such transactions among the Wholly Owned Zeekr Subsidiaries);

(e)            except pursuant to a Contract existing on the date of this Agreement (i) incur, modify, renew or assume any long-term or short-term debt or issue any debt securities in an amount exceeding US$30,000,000 in the aggregate, except for borrowings (A) under existing lines of credit in the ordinary and usual course of business, (B) to the extent to be applied to refinance of any existing indebtedness or (C) intercompany loans among the Wholly Owned Zeekr Subsidiaries; (ii) prepay any debt, borrowings or obligations in excess of US$30,000,000 in the aggregate prior to their stated maturity, except for repayment in the ordinary and usual course of business consistent with past practice or loans among the Wholly Owned Zeekr Subsidiaries; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice or for guarantees of obligations of Zeekr or Wholly Owned Zeekr Subsidiaries; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to Zeekr or wholly-owned subsidiaries of Zeekr or for advances for travel and other expenses to officers, directors and employees made in the ordinary course of business); (v) pledge or otherwise encumber shares of capital stock of Zeekr or its Subsidiaries; or (vi) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon other than Permitted Liens, except (a) increased obligations under existing Liens resulting from debt incurred in accordance with this Section 5.1(e)(i), (b) between or among Zeekr and Wholly Owned Zeekr Subsidiaries, or (c) in the ordinary course of business consistent with past practice;

(f)            except in the ordinary course of business consistent with past practice or as may be required by Law or the terms of applicable Zeekr Benefit Plan (i) enter into, adopt, materially amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, equity, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, labor, collective bargaining, employment, severance or other benefit or compensation agreement, trust, plan, fund, award or arrangement for the benefit or welfare of any director, officer or employee in any manner (other than the entry into or amendment of employment or labor contracts with newly hired employees or the termination of employment agreements or labor contracts with terminated employees in the ordinary course of business consistent with past practice, or the entry into compensation arrangement with members of Zeekr Special Committee), (ii) grant or materially increase in any manner the compensation (including severance, termination or similar compensation) or benefits payable or to become payable to any director, officer or employee (including the granting of stock options or other equity awards), or (iii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits payable or to become payable to any director, officer or employee under any benefit or compensation plan, agreement or arrangement;

(g)            (i) abandon, permit to lapse, dispose of, license, sublicense, assign, transfer create or incur any Lien (other than Permitted Lien) on or grant to any Person any rights to any Zeekr Intellectual Property, (ii) make any material change in the ownership or right to register any Zeekr Intellectual Property, or (iii) enter into any Contract with respect to or otherwise binding upon any Zeekr Intellectual Property, in each case of any of the foregoing (i) to (iii), other than (A) in the ordinary course of business consistent with past practice, or (B) between or among Zeekr and Wholly Owned Zeekr Subsidiaries or (C) such actions that are taken for the purpose of abandoning, permitting to lapse or expire, or otherwise disposing of obsolete or immaterial Zeekr Intellectual Property;

(h)            acquire, sell, lease, transfer or otherwise dispose of any assets in an amount exceeding US$30,000,000 in the aggregate (including but not limited to domain names, trademarks and content licenses), except (A) in the ordinary course of business consistent with past practice, (B) between or among Zeekr and Wholly Owned Zeekr Subsidiaries, (C) required by a Contract existing on the date of this Agreement or (D) such actions that are taken for the purpose of abandoning, permitting to lapse or expire, or otherwise disposing of obsolete or immaterial assets;

(i)            except as may be required as a result of a change in Law or in GAAP (or any interpretation thereof) or for the purpose of consummation of the Transactions contemplated under the Transaction Agreements, make material change to the accounting principles used by it;

(j)            (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein, if such acquisition would be material to Zeekr and its Subsidiaries, taken as a whole, except for acquisition between or among Zeekr and Wholly Owned Zeekr Subsidiaries, or (ii) authorize any new capital expenditures in excess of US$30,000,000 during any fiscal quarter, in each case of (i) and (ii), other than those (A) specifically budgeted in Zeekr’s current plan approved by the Zeekr Board prior to the date hereof that was made available to Geely, (B) in the ordinary course of business consistent with past practice, or (C) required by existing Contracts in effect as of the date hereof;

(k)            make or revoke any material Tax election, or settle or compromise any material Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes in a material manner;

(l)            waive the benefits of, reduce the restriction periods or agree to modify in a manner adverse to Zeekr or any of its Subsidiaries any non-competition, confidentiality, standstill or similar agreement to which Zeekr or any of its Subsidiaries is a party;

(m)            settle or compromise any pending or threatened suit, action or claim relating to the Transactions (other than responding to takedown notices or other notices or accusations of potential infringement in the ordinary course of business);

(n)            (i) cancel, materially modify, terminate or grant a waiver of any rights under any Zeekr Material Contract in a manner materially adverse to Zeekr or any of its Subsidiaries, (ii) enter into a new Contract that (A) would be a Zeekr Material Contract if in existence as of the date of this Agreement or (B) contains, unless required by applicable Law, a change of control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the Transactions contemplated by the Transaction Agreements or (iii) waive, release, cancel, convey or otherwise assign any material rights or claims under any such Zeekr Material Contract or new Contract, in each case of foregoing (i) to (iii), not in the ordinary course of business consistent with past practice, other than (A) any termination or renewal in accordance with the terms of any existing Zeekr Material Contract that occur automatically without any action by the Zeekr or any of its Subsidiaries, or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(o)            enter into any new lines of business that is outside of Zeekr’s existing business as of the date hereof and is material to Zeekr and its Subsidiaries, taken as a whole; or

(p)            take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 5.1(a) through Section 5.1(o).

Section 5.2      Conduct of Business of Geely. Except as required by applicable Law or as expressly contemplated by this Agreement, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Geely will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business in all material respects and use commercially reasonable efforts to keep available the service of its current officers and employees and preserve its relationships with customers, advertisers, licensors, suppliers and others having business dealings with it in all material respects. Without limiting the generality of the foregoing, and except as required by applicable Law, as otherwise contemplated in this Agreement or the Geely Disclosure Letter, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Geely will not, and will not permit its Subsidiaries to, without the prior written consent of Zeekr (which consent shall not be unreasonably withheld or delayed):

(a)            amend the Geely Memorandum and Articles of Association;

(b)            authorize for issuance, issue, sell, pledge, dispose of, transfer, deliver or agree or commit to issue, sell, pledge, dispose of, transfer or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any share capital or any other securities convertible into or exchangeable for any share capital or any equity equivalents (including any stock options or stock appreciation rights) of Geely, other than (i) the issuance of Geely Shares upon the exercise of Geely Options or vesting of Geely Share Awards, (ii) any issuance, sale, transfer or other disposition to Geely or a Wholly Owned Geely Subsidiary, (iii) issuances, sales, pledge, disposition, encumbrance or grant pursuant to existing Contracts in effect as of the date hereof, (iv) issuances, sales, pledge, disposition, encumbrance or grant as a result of lapse of restrictions on, vesting, exercise or settlement of Geely Options or Geely Share Awards in accordance with their respective terms, or (v) any offer, grant or award of Geely Options and/or Geely Share Awards pursuant to the terms of the relevant Geely Share Incentive Plan;

(c)            (i) split, combine, subdivide or reclassify any of its share capital; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its share capital or make any other actual, constructive or deemed distribution in respect of any of its share capital or otherwise make any payments to shareholders in their capacity as such, in each case, except for the declaration and payment of dividends or other distributions (x) pursuant to the previously announced dividend policy or dividend declared prior to the date hereof, or (y) to Geely or a Wholly Owned Geely Subsidiary; or (iii) redeem, repurchase or otherwise acquire any of its share capital or any share capital of any of its Subsidiaries, other than (A) as required under Geely Share Incentive Plans, (B) acquisition, purchase, transfer, redemption or other disposal between or among Geely and Wholly Owned Geely Subsidiaries, and (C) acquisition, redemption, or repurchase of Geely Shares issued upon the exercise of Geely Options or vesting of Geely Share Awards in accordance with their respective terms;

(d)            place Geely or any of its material Subsidiaries into liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger or any such transactions among the Wholly Owned Geely Subsidiaries);

(e)            acquire, sell, lease, transfer or otherwise dispose of any assets involving an amount exceeding US$60,000,000 individually or in the aggregate in a series of related transactions (including but not limited to domain names, trademarks and content licenses), except (A) in the ordinary course of business, (B) between or among Geely and Wholly Owned Geely Subsidiaries, (C) pursuant to a Contract existing on the date of this Agreement or (D) such actions that are taken for the purpose of abandoning, permitting to lapse or expire, or otherwise disposing of obsolete or immaterial assets;

(f)            except as may be required as a result of a change in Law or in HKFRS (or any interpretation thereof) or for the purpose of consummation of the Transactions contemplated under the Transaction Agreements, make material change to the accounting principles used by it;

(g)            settle or compromise any pending or threatened suit, action or claim relating to the Transactions (other than responding to takedown notices or other notices or accusations of potential infringement in the ordinary course of business);

(h)            enter into any new lines of business that is outside of Geely’s existing business as of the date hereof and is material to Geely and its Subsidiaries, taken as a whole; or

(i)            take, propose to take, or agree in writing or otherwise to take, any of the actions described in Section 5.2(a) through Section 5.2(h).

Section 5.3      Access to Information.

(a)            Subject to applicable Law, between the date hereof and the Effective Time, each of the Parties will, upon reasonable prior written notice from the other Parties, (i) give such other Parties and their respective authorized Representatives reasonable access during normal business hours to all of its key employees, officers, agents, contracts and properties and to all of its books and records, (ii) permit such other Parties and their respective authorized Representatives to make such inspections as they may reasonably require and (iii) will cause its and its Subsidiaries respective officers to furnish the such Parties and their respective authorized Representatives with such financial and operating data and other information with respect to its and its Subsidiaries respective businesses, properties and personnel as such other Parties and their respective authorized Representatives may from time to time reasonably request; provided that no investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any of the representations or warranties made by any Party in this Agreement. For the avoidance of doubt, no Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) waive the attorney-client or similar privilege of such Party or any of its Subsidiaries (provided that such Party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege), (ii) contravene any applicable Law or requirements of Governmental Entities (provided that such Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such law or requirement), (iii) breach the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided that such Party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure), or (iv) unreasonably interfere with the normal business or operation of such Party or any of its Subsidiaries. If any information is withheld by a Party or any of its Subsidiaries pursuant to the proviso to the preceding sentence, such withholding Party shall inform the other Parties as to the general nature of what, and pursuant to which clause of the proviso in the preceding sentence such information, is being withheld.

Article VI.
ADDITIONAL AGREEMENTS

Section 6.1      Acquisition Proposals Relating to Zeekr; Zeekr Board Recommendation

(a)            Zeekr will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any Representative of Zeekr or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage any inquiry or the making of any proposal or offer or any other effort or attempt that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to Zeekr or any of its Subsidiaries, or take any other action to facilitate, any Acquisition Proposal, or (iii) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal. Immediately after the execution and delivery of this Agreement, Zeekr will, and will cause its Subsidiaries and Affiliates and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any possible Acquisition Proposal, shall use commercially reasonable efforts and promptly request to be returned or destroyed all confidential information provided by or on behalf of Zeekr or any of its Subsidiaries to such Person and shall notify each such Person or its Representatives that the Zeekr Board no longer seeks or requests the making of any Acquisition Proposal, and withdraws any consent theretofore given to the making of an Acquisition Proposal. For the purpose of this Agreement, “Acquisition Proposal” means any proposal or offer made by any Person (other than Geely, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of share capital of Zeekr pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of Zeekr and its Subsidiaries that constitute twenty percent (20%) or more of the revenues or assets of Zeekr and its Subsidiaries, taken as a whole.

(b)            Except as permitted by Section 6.1(d) or Section 6.1(e), neither the Zeekr Board (acting upon recommendation of the Zeekr Special Committee) nor the Zeekr Special Committee shall (i) fail to recommend that the Zeekr Shareholders vote in favor of this Agreement, the Merger and the other Transactions contemplated by the Transaction Agreements or fail to include the Zeekr Board Recommendation in the Zeekr Proxy Statement or (ii) withhold, withdraw, qualify or modify, or publicly announce its intent to withhold, withdraw, qualify or modify, in a manner adverse to Geely or Merger Sub, the Zeekr Board Recommendation (actions described in this clause (i) and (ii) referred to as a “Zeekr Change of Recommendation”).

(c)            Notwithstanding anything to the contrary in this Agreement, prior to the time the Required Zeekr Vote is obtained, but not after, if Zeekr has received an Acquisition Proposal that was not obtained in breach of Section 6.1(a) (other than immaterial non-compliance that does not adversely affect Geely or the Merger Sub), Zeekr, Zeekr Special Committee and their respective Representatives may (i) contact such Person or group of Persons solely to request clarification of the terms and conditions thereof and to notify such Persons restrictions of Section 6.1(a), (ii) provide information in response to the request of the Person or group of Persons who has made such proposal or offer, but only if prior to providing such information, Zeekr has received from the Person or group of Persons so requesting such information an executed a confidentiality agreement, provided, that Zeekr shall concurrently make available to Geely any information concerning Zeekr and its Subsidiaries that is provided to any such Person or group of Persons and that was not previously made available to Geely or its Representatives and (iii) engage or participate in any discussions or negotiations with the Person or group of Persons who has made such proposal or offer; provided that prior to taking any action described in Section 6.1(c)(ii) or Section 6.1(c)(iii), Zeekr Board (acting upon recommendation of the Zeekr Special Committee) or the Zeekr Special Committee has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, (i) that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, and (ii) that failure to take such action with respect to such Acquisition Proposal would reasonably be expected to constitute a breach of the directors’ fiduciary duties under applicable Law.

(d)            Notwithstanding anything to the contrary in this Agreement, prior to the time the Required Zeekr Vote is obtained, but not after, if Zeekr has received an Acquisition Proposal that was not obtained in breach of Section 6.1(a) (other than immaterial non-compliance that does not adversely affect Geely or the Merger Sub), and Zeekr Board (acting upon recommendation of the Zeekr Special Committee) or the Zeekr Special Committee has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, (i) that failure to effect a Zeekr Change of Recommendation with respect to such Acquisition Proposal would reasonably be expected to constitute a breach of the directors’ fiduciary duties under applicable Law and (ii) that such Acquisition Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by Geely pursuant to the following provisos, then the Zeekr Board (acting upon recommendation of the Zeekr Special Committee) or the Zeekr Special Committee may effect a Zeekr Change of Recommendation with respect to such Superior Proposal; provided, that, prior to making such Zeekr Change of Recommendation, (x) Zeekr shall have given Geely at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall describe the material terms and conditions of the Superior Proposal that is the basis for such action (including the identity of the third party making the Superior Proposal), (y) if requested by Geely, Zeekr shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with Geely during such notice period to enable Geely to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (z) following the end of such notice period, the Zeekr Board (acting upon recommendation of the Zeekr Special Committee) or the Zeekr Special Committee shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Geely, and shall have determined in good faith, following consultation with its independent financial advisor and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and that failure to effect a Zeekr Change of Recommendation with respect to the Superior Proposal would constitute a breach of the directors’ fiduciary duties under applicable Law; provided, further, that in the event of any material change to the material terms of such Superior Proposal, such materially changed Superior Proposal shall be deemed a new Superior Proposal and Zeekr shall, in each case, be required to again comply with the requirements set forth in the preceding proviso, except that the notice period referred to in subclause (x) above shall be at least three (3) Business Days.

(e)            Notwithstanding anything to the contrary in this Agreement, prior to the time the Required Zeekr Vote is obtained, but not after, the Zeekr Board (acting upon recommendation of the Zeekr Special Committee) or the Zeekr Special Committee may effect a Zeekr Change of Recommendation (other than in response to a Superior Proposal, which shall be governed by Section 6.1(c)) if and only if (i) a Zeekr Intervening Event occurs; provided that in no event shall the receipt, existence of or terms of an Acquisition Proposal or a Superior Proposal constitute a Zeekr Intervening Event), (ii) the Zeekr Board (acting upon recommendation of the Zeekr Special Committee) or the Zeekr Special Committee has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that failure to effect such Zeekr Change of Recommendation would reasonably be expected to constitute a breach of the directors’ fiduciary duties under applicable Law, and (iii) (A) Zeekr shall have given Geely at least five (5) Business Days’ prior written notice of its intention to effect such Zeekr Change of Recommendation, which notice shall specify in reasonable detail the reasons therefor and describe with reasonable details the Zeekr Intervening Event, (B) if requested by Geely, Zeekr shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with Geely during such notice period, to enable Geely to propose revisions to the terms of this Agreement, and (C) following the end of such notice period, the Zeekr Board (acting upon recommendation of the Zeekr Special Committee) or the Zeekr Special Committee shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Geely, and shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel and taking into account any revisions to this Agreement proposed by Geely, that failure to effect such Zeekr Change of Recommendation would reasonably be expected to constitute a breach of the directors’ fiduciary duties under applicable Law.

(f)            Nothing in this Agreement shall prohibit Zeekr, the Zeekr Board or the Zeekr Special Committee from: (i) taking and disclosing to the shareholders of Zeekr a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders of Zeekr in connection with the making or amendment of a tender offer or exchange offer), (ii) making any “stop, look and listen” communication to Zeekr’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of Zeekr), or (iii) making any legally required disclosure, including disclosure of factual information regarding the business, financial condition or results of operations of Zeekr and its Subsidiaries.

(g)            Nothing in this Section 6.1 shall (i) permit Zeekr to terminate this Agreement, (ii) release Zeekr from the obligation of holding the Zeekr Shareholders Meeting pursuant to Section 6.3 or (iii) affect any other obligations of Zeekr under this Agreement.

Section 6.2      Geely Board Recommendation

(a)            The Geely Board will not (i) fail to recommend that the Geely Shareholders vote in favor of this Agreement and the Merger (the “Geely Board Recommendation”) or fail to include the Geely Board Recommendation in the Geely EGM Circular or (ii) withhold, withdraw, qualify or modify, or publicly announce its intent to withhold, withdraw, qualify or modify, in a manner adverse to Zeekr, the Geely Board Recommendation (actions described in this clause (i) and (ii) referred to as a “Geely Change of Recommendation”). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Required Geely Vote is obtained, but not after, the Geely Board may effect a Geely Change of Recommendation if and only if (A) a Geely Intervening Event occurs, and (B) the Geely Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would reasonably be expected to constitute a breach of the directors’ fiduciary duties under applicable Law; provided, however, that prior to taking such action or announcing the intention to do so, (i) Geely has complied in all material respects with this Section 6.2, (ii) the Geely Board has given Zeekr at least five (5) Business Days’ prior written notice of its intention to take such action and a description of the reasons for taking such action, (iii) Geely has negotiated, and has caused its Representatives to negotiate, in good faith with Zeekr during such notice period to enable Zeekr to revise the terms of this Agreement in such a manner that would obviate the need for taking such action and (iv) following the end of such notice period, the Geely Board shall have considered in good faith any revisions to this Agreement proposed in writing by Zeekr in a manner that would form a binding contract if accepted by Geely, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect a Geely Change of Recommendation would reasonably be expected to constitute a breach of the directors’ fiduciary duties under applicable Law.

(b)            Nothing in this Section 6.2 shall (i) permit Geely to terminate this Agreement, (ii) release Geely from the obligation of holding the Geely Shareholders Meeting pursuant to Section 6.4 or (iii) affect any other obligations of Geely under this Agreement.

Section 6.3      Zeekr Shareholders Meetings.

(a)            As soon as reasonably practicable after the date of this Agreement, Zeekr shall prepare proxy solicitation materials with respect to the Zeekr Shareholders Meeting (the “Zeekr Proxy Statement”).

(b)            As soon as reasonably practicable after the date of this Agreement but in any event no later than the EGM Materials Mail Date, Zeekr shall (i) take, in accordance with applicable Law and the Zeekr Memorandum and Articles of Association, all actions necessary to call the Zeekr Shareholders Meeting for the purpose of obtaining the Required Zeekr Vote, (ii) establish a record date for determining Zeekr Shareholders entitled to vote at the Zeekr Shareholder Meeting (the “Zeekr EGM Record Date”) and (iii) mail or cause to be mailed the Zeekr Proxy Statement to the holders of Zeekr Shares (and concurrently furnish the Zeekr Proxy Statement under Form 6-K), including Zeekr Shares represented by Zeekr ADSs, as of the Zeekr EGM Record Date, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions contemplated by the Transaction Agreements and prior to the mailing of the Zeekr Proxy Statement (or any amendment or supplement thereto), provide Geely with a reasonable opportunity to review and comment on such document and consider in good faith any such comments reasonably made by Geely and (iii) instruct the Depositary to (A) fix a date no later than the Zeekr EGM Record Date as the record date for determining the holders of Zeekr ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Zeekr Shares represented by Zeekr ADSs (the “Zeekr Record ADS Holders”), (B) provide all proxy solicitation materials to all Zeekr Record ADS Holders and (C) vote all Zeekr Shares represented by Zeekr ADSs in accordance with the instructions of such corresponding Zeekr Record ADS Holders. Without the prior written consent of Geely, the authorization and approval of this Agreement, the Plan of Merger and the Transactions contemplated by the Transaction Agreements, including the Merger, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the Zeekr Shareholders at the Zeekr Shareholder Meeting.

(c)            As soon as reasonably practicable but in any event no later than thirty (30) days after the date of mailing the Zeekr Proxy Statement, Zeekr shall hold the Zeekr Shareholder Meeting. Subject to Section 6.1(c) and Section 6.1(e), (i) the Zeekr Board shall recommend to Zeekr Shareholders that they authorize and approve this Agreement, the Plan of Merger and the Transactions contemplated by the Transaction Agreements, including the Merger, and shall include such recommendation in the Zeekr Proxy Statement and (ii) Zeekr shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions contemplated by the Transaction Agreements. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is validly terminated in accordance with Article VIII, (x) Zeekr’s obligations pursuant to this Section 6.3 shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to Zeekr or any other Person of any Acquisition Proposal, and (y) Zeekr’s obligations pursuant to this Section 6.3 shall not be limited or otherwise affected by any Zeekr Change of Recommendation.

(d)            Notwithstanding Section 6.3(b), after consultation in good faith with Geely, Zeekr may recommend the adjournment of the Zeekr Shareholders Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Zeekr Proxy Statement is provided to the Zeekr Shareholders within a reasonable amount of time in advance of the Zeekr Shareholders Meeting, (ii) as otherwise required by applicable Law or (iii) if as of the time for which the Zeekr Shareholders Meeting is scheduled as set forth in the Zeekr Proxy Statement, there are insufficient Zeekr Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Zeekr Shareholders Meeting or to vote in favor of the authorization and approval of this Agreement, the Plan of Merger, and the Transactions in order for the Required Zeekr Vote to be obtained. If the Zeekr Shareholders Meeting is adjourned, Zeekr shall convene and hold the Zeekr Shareholders Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that Zeekr shall not recommend to its shareholders the adjournment of the Zeekr Shareholders Meeting to a date that is less than five (5) Business Days prior to the Outside Date.

(e)            Geely will, at the Zeekr Shareholders Meeting, however called, (i) appear at such Zeekr Shareholders Meeting or otherwise cause its duly appointed representative(s) to appear at such Zeekr Shareholders Meeting or otherwise cause its Zeekr Shares to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote, or cause to be voted, all Zeekr Shares then owned beneficially or of record by it or any of its Subsidiaries in favor of the approval of this Agreement and the Transactions and the approval of any actions required in furtherance thereof. Given that Section 239 of the Cayman Companies Act will apply to the Transactions, Geely will cause all of its Affiliates not to provide any notice of objection, notice of dissent, written demand for appraisal and/or not to take any other action to, or purport to, exercise any dissenter rights (if any) or to support any such action by others or which would otherwise challenge the applicability of Section 239 of the Cayman Companies Act to the Transactions with respect to the Zeekr Shares and/or the Zeekr ADSs owned beneficially or of record by such Affiliates.

(f)            Prior to the earlier of (i) the Required Zeekr Vote shall have been obtained and (ii) the termination of this Agreement, Geely will not, and will cause each of its Subsidiaries not to, directly or indirectly, Transfer any Zeekr Shares owned by Geely or its Subsidiaries as of the date hereof and any Zeekr Shares or other voting share capital of Zeekr that Geely or its Subsidiaries acquired from time to time after the date hereof or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein. For purpose hereof, “Transfer” means directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

Section 6.4      Geely Shareholders Meetings.

(a)            As soon as reasonably practicable, and no later than twenty (20) Business Days, after the date of this Agreement, Geely shall (i) submit, or cause to be submitted, the circular with respect to the Geely Shareholders Meeting (the “Geely EGM Circular”) with the Hong Kong Stock Exchange for vetting and prior to such submission of the Geely EGM Circular (or any amendment or supplement thereto), provide Zeekr with a reasonable opportunity to review and comment on such document and consider in good faith any such comments reasonably made by Zeekr and shall (ii) use reasonable best efforts to (x) furnish all information as may be requested by the Hong Kong Stock Exchange and (y) take all action necessary or desirable to complete such vetting process. As soon as reasonably practicable (but in any event no later than twenty-one (21) days) after such vetting process with the Hong Kong Stock Exchange is completed, Geely shall (i) take, in accordance with applicable Law and the Geely Memorandum and Articles of Association, all actions necessary to call the Geely Shareholders Meeting for the purpose of obtaining the Required Geely Vote; and (ii) establish a record date for determining Geely Shareholders entitled to vote at the Geely Shareholder Meeting (the “Geely Record Date”) and (iii) mail or otherwise make available the Geely EGM Circular and any other required documents to the holders of Geely Shares as of the Geely Record Date, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions contemplated by the Transaction Agreements (such date on which the Geely EGM Circular and any other required documents are mailed pursuant to this sub-Section 6.4(a)(iii) above, the “EGM Materials Mail Date”).

(b)            As soon as reasonably practicable but in any event no later than thirty (30) days after the EGM Materials Mail Date, Geely shall hold the Geely Shareholder Meeting. Subject to Section 6.2, (i) the Geely Board shall recommend to holders of the Geely Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions contemplated by the Transaction Agreements, including the Merger, and shall include such recommendation in the Geely EGM Circular and (ii) Geely shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions contemplated by the Transaction Agreements. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is validly terminated in accordance with Article VIII, (x) Geely’s obligations pursuant to this Section 6.4 shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to Geely or any other Person of any Acquisition Proposal, and (y) Geely’s obligations pursuant to this Section 6.4 shall not be limited or otherwise affected by any Geely Change of Recommendation.

(c)            Notwithstanding Section 6.4(b), after consultation in good faith with Zeekr, Geely may recommend the adjournment of the Geely Shareholders Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Geely EGM Circular is provided to the holders of Geely Shares within a reasonable amount of time in advance of the Geely Shareholders Meeting, (ii) as otherwise required by applicable Law or (iii) if as of the time for which the Geely Shareholders Meeting is scheduled as set forth in the Geely EGM Circular, there are insufficient Geely Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Geely Shareholders Meeting or to vote in favor of the authorization and approval of this Agreement, the Plan of Merger, and the Transactions in order for the Required Geely Vote to be obtained. If the Geely Shareholders Meeting is adjourned, Geely shall convene and hold the Geely Shareholders Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that Geely shall not recommend to its shareholders the adjournment of the Geely Shareholders Meeting to a date that is less than five (5) Business Days prior to the Outside Date.

Section 6.5      Information Supplied.

(a)            Each of the Parties agrees that none of the information supplied or to be supplied in writing by or on behalf of such Party specifically for inclusion or incorporation by reference in (i) the Geely EGM Circular, at the time it (and any amendment or supplement to it) is submitted to the Hong Kong Stock Exchange for vetting, on the date it is first mailed to the Geely Shareholders and at the time of the Geely Shareholders Meeting, (ii) the Zeekr Proxy Statement, on the date it is first mailed to the Zeekr Shareholders and at the time of the Zeekr Shareholders Meeting, shall contain untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(b)            If at any time prior to the Effective Time any information relating to Zeekr or Geely or any of their respective Affiliates, directors or officers, is discovered by Zeekr or Geely that should be set forth in an amendment or supplement to the Geely EGM Circular or the Zeekr Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other and an appropriate amendment or supplement describing such information shall be promptly made and, to the extent required by applicable Laws, disseminated to the Geely Shareholders or the Zeekr Shareholders, as applicable.

(c)            To the extent permitted by applicable Law, Zeekr and Geely, as applicable, shall notify each other promptly of the receipt of any comments, written or oral, from the SEC, the Hong Kong Stock Exchange, or the staff of the SEC or the Hong Kong Stock Exchange and of any request by the SEC, the Hong Kong Stock Exchange or their respective staff for amendments or supplements to the Zeekr Proxy Statement or the Geely EGM Circular or for additional information and each of Zeekr and Geely shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC, the Hong Kong Stock Exchange or their respective staff, on the other hand, with respect to the Zeekr Proxy Statement or the Geely EGM Circular, as applicable, or the Transactions and (ii) all orders of the SEC or the Hong Kong Stock Exchange relating to the Zeekr Proxy Statement or the Geely EGM Circular, as applicable.

(d)            Each of Zeekr and Geely shall upon reasonable request by the other Party furnish to each other all information necessary or desirable in connection with any application or other filing required to be made in connection with any Governmental Consent, or in connection with resolving any investigation or other inquiry by any Governmental Entity with respect to the transactions contemplated by this Agreement, including prompt delivery to the other party of all information concerning such party reasonably required for inclusion in any application or filing required to be made by it or the other parties in connection with Transactions contemplated hereby.

Section 6.6      Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, and subject at all times to each Person’s and its directors’ duty to act in a manner consistent with their fiduciary duties, each of Zeekr and Geely, as applicable, will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, or assist with all things necessary, proper or advisable under applicable Law promptly to consummate the Merger and the other Transactions contemplated by the Transaction Agreements, including preparing, executing, submitting and filing promptly all documentation, and assisting with preparing, executing and filing of the documents, to effect all necessary notices, reports, applications, registrations and other filings and to obtain promptly all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained by it or its Affiliates from any third party and/or Governmental Entity (including (i) with respect to Geely, the Blue Sky Filings and the Geely NDRC Filings, the Geely MOFCOM Filings, and the Geely CSRC Filings, and (ii) with respect to Zeekr, the Zeekr CSRC Reporting) in order to consummate the Merger and the other Transactions contemplated by the Transaction Agreements.

(b)            In furtherance and without limiting the foregoing, Geely shall, subject to Zeekr’s compliance with Section 6.5(d) and Section 6.6(a), (i) make all filings, reporting, registrations and submissions in respect of all Blue Sky Filings and Geely PRC Regulatory Filings as soon as reasonably practicable after the date hereof, (ii) thereafter use reasonable efforts to maintain in full force and effect all such filings, reporting, registrations and submissions in foregoing (i),and (iii) use reasonable efforts to cause all of the Blue Sky Filings and Geely PRC Regulatory Filings to be completed before the Closing.

(c)            From and after the Closing, to the extent any filing, registration or reporting required in connection with the Geely NDRC Filings, the Geely MOFCOM Filings, and the Geely CSRC Filings or the Zeekr CSRC Reporting has not been made or completed prior to the Closing, Geely shall duly and timely make or complete, or shall cause the Surviving Corporation to duly and timely make or complete, as applicable, all such filings, registrations or reporting.

(d)            Notwithstanding the foregoing, nothing contained in this Agreement will require, or be construed to require, Geely or any of their respective Affiliates to, and neither Zeekr nor any of its Subsidiaries shall, proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Effective Time, any of the assets, licenses, operations, rights, products or businesses held by any of them prior to the Effective Time, or any interest therein, or to agree to any material change (including through a licensing arrangement) or restriction on, or other impairment of Geely’s or any of its Affiliates’ (including, after the Effective Time, Zeekr or its Subsidiaries) ability to own, manage or operate, any such assets, licenses, operations, rights, products or businesses, or any interest therein, or Geely’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the shares of the Surviving Corporation (any of the actions referred to in this Section 6.6(d), a “Non-Required Remedy”).

(e)            Each of Zeekr and Geely shall promptly inform the other of any material communication with, and any material proposed understanding, undertaking or agreement with, any Governmental Entity or any official, representative or staff thereof regarding any such filings or any such investigations or inquiries. Each of Zeekr and Geely shall promptly inform and consult with the other in advance of any meeting, conference or communication with any Governmental Entity or any official, representative or staff thereof, and to the extent not prohibited by Law or by the applicable Governmental Entity, shall not participate in any substantive meeting (in person or by telephone) with any Governmental Entity or any official, representative or staff thereof in respect of any such filings, investigation or other inquiry without giving the other party prior notice of, and the opportunity to participate in, the meeting to the extent reasonably practicable. Each party shall furnish to the other party copies of all filings, submissions, correspondence and communications between it and its affiliates and their respective Representatives, on the one hand, and any Governmental Entity or any official, representative or staff thereof, on the other hand, with respect to the transactions contemplated by this Agreement and shall permit the other party a reasonable opportunity to review and comment on any such proposed filing, submission, correspondence and communication in advance and shall consider in good faith any such comments reasonably made by the other party. Each party may, as it deems advisable and necessary, reasonably designate sensitive material provided to the other party as “Counsel Only Material” and may reasonably redact the material as necessary to (i) remove commercially or personally sensitive information, (ii) remove references concerning the valuation of a party and its subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (iii) comply with contractual arrangements, (iv) prevent the loss of legal privilege, or (v) comply with applicable Law. Any such materials, as well as the information contained therein, shall be provided only to a receiving party’s outside and in-house counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information.

Section 6.7      Public Announcements. Each Party will consult with one another Parties before issuing any press release or otherwise making any public statements with respect to the Transactions contemplated by the Transaction Agreements, including the Merger, except with respect to any action taken by the Zeekr Board (acting upon recommendation of the Zeekr Special Committee) or the Zeekr Special Committee, or the Geely Board, pursuant to, and in accordance with, Section 6.1(d), Section 6.1(e) or Section 6.2, as applicable, or as may be required by Law or by any applicable listing agreement with or rules of a securities exchange, as determined by Geely or Zeekr, as the case may be.

Section 6.8      Indemnification; Directors’ and Officers’ Insurance.

(a)            The indemnification, advancement and exculpation provisions of the indemnification agreements by and between Zeekr or any its Subsidiaries, on the one hand, and their respective directors and officers at the Effective Time or at any time prior to the Effective Time (the “Indemnified Parties” ), on the other hand, as in effect at the Effective Time, shall survive for a period of six (6) years from the Effective Time and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the current or former directors or officers of Zeekr or any of its Subsidiaries during such six (6) year-period. The Surviving Corporation and its Subsidiaries shall (and Geely shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of Zeekr and its Subsidiaries under (i) any indemnification, advancement of expenses and exculpation provision set forth in any memorandum and articles of association or comparable organizational documents of Zeekr or any of its Subsidiaries as in effect on the date of this Agreement, and (ii) all indemnification agreements between Zeekr or any of its Subsidiaries and any Indemnified Party, in each case of (i) and (ii), for a period of six (6) years from the Effective Time. The Articles of Association will contain provisions with respect to rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions that are at least as favorable to the directors, officers or employees of Zeekr as those contained in the Zeekr Memorandum and Articles of Association, except to the extent prohibited by the Cayman Companies Act or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law. From and after the Effective Time, any agreement of any Indemnified Party with Zeekr or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Corporation, shall survive the Merger and shall continue in full force and effect in accordance with its terms for a period of six (6) years from the Effective Time.

(b)            Each of Geely and the Surviving Corporation agrees that, from and after the Effective Time, it will indemnify and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities that such Indemnified Party may suffer, and shall, pursuant to this Section 6.8(b), provide to each Indemnified Party advancement of expenses incurred, in each case in connection with any Proceedings arising out of, related to, or in connection with (x) such Indemnified Parties’ service as a director or officer of Zeekr or its Subsidiaries or services performed by such Persons at the request of Zeekr or its Subsidiaries at or prior to the Effective Time or (y) any acts or omissions occurring or alleged to occur at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including, for the avoidance of doubt, in connection with (i) the Transactions contemplated by the Transaction Agreements and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. From and after the Effective Time, Geely shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, advance fees, costs and expenses (including reasonable attorney’s fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such Proceedings, such fees, costs and expenses (including reasonable attorney’s fees and disbursements) to be advanced within five (5) Business Days of receipt by Geely from the Indemnified Party of a request therefor; provided that such Indemnified Party delivers an undertaking to the Surviving Corporation, agreeing to repay such advanced fees, costs and expenses if it is determined by a court of competent jurisdiction in a final non-appealable order that such Indemnified Party was not entitled to indemnification with respect to such fees, costs and expense. This Section 6.8(b) shall remain in full force and effect for a period of six (6) years from the Effective Time.

(c)            Geely or the Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 6.8 (each, a “Claim”) unless there is a conflict of interest between Geely and the Surviving Corporation, on the one hand, and the Indemnified Party, on the other (for the avoidance of doubt, conflict of interest shall be deemed to exist in the event of any threatened or actual litigation, claim or proceeding relating to the Transactions contemplated by the Transaction Agreements), but in any event, no such Claim shall be settled or compromised without Geely’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that none of Geely or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any such Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of Geely, the Surviving Corporation and the Indemnified Parties shall cooperate, at the cost of Geely, in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d)            At or prior to the Closing, Zeekr shall purchase and fully pay for a non-cancellable extension of the directors’ and officers’ liability coverage of Zeekr and its Subsidiaries’ existing fiduciary liability insurance policies for the benefit of those Persons who are covered by such policies at the Effective Time, which shall (i) be for a claims reporting or discovery period of at least six (6) years after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, and (ii) be from Zeekr’s current insurance carrier with respect to such coverage (or Zeekr may substitute therefor policies of at least the same coverage with respect to matters existing or occurring prior to the Effective Time containing terms, conditions, retentions and limits of liability which are not less advantageous to any beneficiary thereof, and from insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance); provided that in no event shall Zeekr be required to expend pursuant to this Section 6.8(d) more than an amount per year equal to 300% of annual premiums for Zeekr directors’ and officers’ liability insurance existing as of the date of this Agreement , and if the cost of such insurance policy exceeds such amount, then Zeekr shall, at or prior to the Closing, obtain and fully pay for a policy with the greatest coverage for a cost not exceeding such amount.

(e)            If Geely or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Geely or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.8.

(f)            The agreements and covenants contained in this Section 6.8 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of Zeekr or any of its Subsidiaries (or equivalent constitutional documents), any agreement between an Indemnified Party and Zeekr or any of its Subsidiaries, or under applicable Law, or otherwise. The provisions of this Section 6.8 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third party beneficiary of the provisions of this Section 6.8. The obligations of Geely and the Surviving Company under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

(g)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers’ insurance claims under any policy or other agreement that is or has been in existence with respect to Zeekr or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under any such policies.

Section 6.9      Notification of Certain Matters. Each of Zeekr and Geely shall, upon obtaining knowledge of any of the following, give prompt notice to the others of (i) any notice or other communication from any Governmental Entity in connection with the Merger, (ii) any Proceedings commenced or (to such Party’s knowledge) threatened against any of Zeekr, Geely or Merger Sub or any of their respective Subsidiaries, as the case may be, which, in each case, in connection with arising from or otherwise relating to the Transactions, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions contemplated by the Transaction Agreements, or (iv) any event or occurrence that has a Zeekr Material Adverse Effect or a Geely Material Adverse Effect with respect to Zeekr or Geely, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the Person receiving such notice.

Section 6.10      Fees and Expenses. Subject to Section 2.4(c)(i), Section 8.5(b), Section 8.5(c), Section 8.5(d), or Section 8.5(i), whether or not the Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement, and the Transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such Expenses. As used in this Agreement, “Expenses” includes all reasonable and documented out-of-pocket expenses (including all filing costs and reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Person and its Affiliates) incurred by a Person or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions contemplated by the Transaction Agreements, including the solicitation of shareholder approvals and all other matters related to the Transactions contemplated by the Transaction Agreements. At or prior to the Closing, Zeekr shall pay, or cause to be paid, all of its Expenses that have been incurred as of the Closing.

Section 6.11      Delisting of Stock. Geely and Zeekr shall use reasonable best efforts to cause the delisting of Zeekr Shares from the New York Stock Exchange and the deregistration of the Zeekr Shares under the Exchange Act as promptly as practicable after the Effective Time in compliance with applicable Law.

Section 6.12      Anti-Takeover Statutes. If any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) is or may become applicable to the Merger or the other Transactions contemplated by the Transaction Agreements, each of Geely and Zeekr shall use their respective reasonable best efforts to take such actions as are necessary so that the Transactions contemplated by the Transaction Agreements may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements and otherwise act to eliminate or lawfully minimize the effects of any Takeover Statute on the Merger or the other Transactions contemplated by the Transaction Agreements.

Section 6.13      Certain Exemptions. Geely shall take, or cause to be taken, all actions that are reasonably necessary on its part in order for the Transactions to satisfy each of the conditions and requirements set forth in 17 CFR §230.802(a) and (b). Zeekr shall take, or cause to be taken, all actions that are reasonably necessary on its part in order for the Transactions to satisfy each of the conditions and requirements set forth in 17 CFR §230.802(a)(3) and 17 CFR §230.802(b).

Section 6.14      Resignations. To the extent requested by Geely in writing at least ten (10) Business Days prior to the Closing, on the Closing Date, Zeekr shall cause to be delivered to Geely duly signed resignations, effective as of the Effective Time, of the directors and officers (if required) of Zeekr and its Subsidiaries as requested by Geely.

Section 6.15      Participation in Litigation.

(a)            Prior to the Effective Time, each of Zeekr and Geely shall give prompt notice to the other Parties of any Proceedings commenced or, to Zeekr’s or Geely’s knowledge, as applicable, threatened against Geely, Zeekr or their respective directors or officers that relate to this Agreement, the Merger or the other Transactions contemplated by the Transaction Agreements.

(b)            Zeekr shall give Geely and Geely shall give Zeekr the opportunity to participate in the defense or settlement of any such Proceedings, and no such Proceedings shall be settled or compromised without such other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.16      Tax Treatment. For United States federal income Tax purposes, the Parties intend that the Merger be treated as a reorganization within the meaning of Section 368(a) of the Code (and that this Agreement shall be adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulations Sections 1.368-2(g) and 1.368-3(a)), and the Parties shall use reasonable best efforts to cause the Merger to qualify for such treatment.

Article VII.
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1      Conditions to Each Party’s Obligations to Effect the Merger. The obligation of each of Zeekr, Geely and Merger Sub to consummate the Transactions contemplated by the Transaction Agreements is subject to the fulfillment at or prior to Closing of each of the following conditions, provided that any or all of the conditions set forth in Section 7.1 may be waived, in whole or in part, in an instrument in writing signed on behalf of each of Zeekr and Geely, to the extent permitted by applicable Law:

(a)            The Required Zeekr Vote shall have been obtained.

(b)            The Required Geely Vote shall have been obtained.

(c)            The Hong Kong Stock Exchange shall have approved listing of and permitted the dealing in, the Geely Shares issuable as Merger Consideration pursuant to this Agreement, and such approval and permission (the “Hong Kong Stock Exchange Approval”) have not been revoked or withdrawn.

(d)            The Geely PRC Regulatory Filings shall have been completed and remain in full force and effect.

(e)            The Blue Sky Filings that are required to be completed before Closing shall have been completed and remain in full force and effect.

(f)            No Governmental Entity of competent jurisdiction shall have, after the date hereof, enacted, issued, promulgated, enforced or entered any final and non-appealable order, judgment, writ, injunction, decree, decision, ruling, verdict which (i) is in effect and (ii) permanently enjoins or prohibits the consummation of the Transactions contemplated by the Transaction Agreements, or imposes a Non-Required Remedy.

Section 7.2      Conditions to the Obligations of Geely and Merger Sub. The obligation of each of Geely and Merger Sub to consummate the Transactions contemplated by the Transaction Agreements is subject to the fulfillment at or prior to Closing of each of the following additional conditions, any or all of which may be waived, in whole or in part, in an instrument in writing signed on behalf of Geely, to the extent permitted by applicable Law:

(a)            The representations and warranties of Zeekr (i) set forth in the first sentence of Section 3.1(a), Section 3.2(a), Section 3.3 and Section 3.20 shall be true and correct in all respects save for de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date), and (ii) set forth in this Agreement (other than those Sections specifically identified in clause (i)), shall be true and correct interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Zeekr Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, would not have a Zeekr Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be so true and correct as the case may be, only as of the specified date).

(b)            Zeekr shall have performed or complied in all material respects with all material covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)            Since the date of this Agreement, there shall not have been any Zeekr Material Adverse Effect that is continuing.

(d)            Zeekr shall have delivered to Geely a certificate, dated as of the Effective Time, signed by an executive officer of Zeekr, certifying as to the fulfillment of the conditions specified in Section 7.2(a) to Section 7.2(c) above.

Section 7.3      Conditions to the Obligations of Zeekr. The obligation of Zeekr to consummate the Transactions contemplated by the Transaction Agreements is subject to the fulfillment at or prior to Closing of each of the following conditions, any or all of which may be waived, in whole or in part, in an instrument in writing signed on behalf of Zeekr, to the extent permitted by applicable Law:

(a)            The representations and warranties of Geely and Merger Sub (i) set forth in the first sentence of Section 4.1(a), Section 4.2(a), Section 4.3 and Section 4.20 shall be true and correct in all respects save for de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made on and as of such date and time (except for representations and warranties made as of a specified date, only as of the specified date), and (ii) set forth in this Agreement (other than those Sections specifically identified in clause (i)), shall be true and correct interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term “Geely Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, would not have a Geely Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be so true and correct only as of the specified date).

(b)            Geely and Merger Sub shall have performed or complied in all material respects with all material covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)            Since the date of this Agreement, there shall not have been any Geely Material Adverse Effect that is continuing.

(d)            Geely shall have delivered to Zeekr a certificate, dated as of the Effective Time, signed by a designated director of Geely and a designated director of Merger Sub, certifying as to the fulfillment of the conditions specified in Section 7.3(a) to Section 7.3(c).

Section 7.4      Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure were caused by such Party’s failure to comply with this Agreement and consummate the Transactions as contemplated by this Agreement.

Article VIII.
TERMINATION; AMENDMENT; WAIVER

Section 8.1      Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Required Zeekr Vote, by mutual written consent of Zeekr (acting upon the recommendation of the Zeekr Special Committee) and Geely.

Section 8.2      Termination by Geely or Zeekr. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Geely or Zeekr (acting upon the recommendation of the Zeekr Special Committee) if:

(a)            the Merger shall not have been consummated by the Outside Date; provided, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to a Party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the breach or failure of such Party to perform in a material respect any of its obligations under this Agreement. For purposes of this Agreement, “Outside Date” means December 31, 2025, or such later date as may be mutually agreed by Zeekr and Geely, provided, that if, as of such date, all of the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are only capable of being satisfied at Closing, each of which was at the time of termination capable of being satisfied as if such time were Closing) or duly waived by the Party or Parties entitled to the benefit of such condition, except for one or more of the conditions set forth in Section 7.1(c), Section 7.1(d), or Section 7.1(e), then the Outside Date shall, without further action of the Parties, mean the date that is the 90th day after December 31, 2025;

(b)            any order, judgment, writ, injunction, decree, decision, ruling, verdict having the effect set forth in Section 7.1(f) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to a Party if the issuance of such final, non-appealable order, judgment, writ, injunction, decree, decision, ruling, verdict was primarily due to the breach or failure of such Party to perform in a material respect any of its obligations under this Agreement;

(c)            the Required Zeekr Vote is not obtained at the Zeekr Shareholders Meeting, provided that a Party shall not be entitled to terminate this Agreement pursuant to this Section 8.2(c) if such Party’s breach of this Agreement shall have resulted in the Required Zeekr Vote to not be obtained at the Zeekr Shareholders Meeting; or

(d)            the Required Geely Vote is not obtained at the Geely Shareholders Meeting, provided that a Party shall not be entitled to terminate this Agreement pursuant to this Section 8.2(d) if such Party’s breach of this Agreement shall have resulted in the Required Geely Vote to not be obtained at the Geely Shareholders Meeting.

Section 8.3      Termination by Geely. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Geely if:

(a)            the representations and warranties of Zeekr shall not be true and correct or Zeekr shall have breached or failed to perform any of its covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) cannot be cured by the Outside Date, or if capable of being cured, shall not have been cured within thirty (30) days following receipt by Zeekr of written notice of such breach or failure to perform from Geely stating Geely’s intention, as applicable, to terminate this Agreement pursuant to this Section 8.3 and the basis for such termination (or, if earlier, the Outside Date); provided, that Geely shall not have the right to terminate this Agreement pursuant to this Section 8.3 if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 7.1 or Section 7.3, not being satisfied; or

(b)            (i) all of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are only capable of being satisfied at Closing, each of which was at the time of termination capable of being satisfied as if such time were Closing) have been satisfied, (ii) Geely has confirmed by notice to Zeekr that all conditions set forth in Section 7.2 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.2 and (iii) Zeekr fails to consummate the Merger within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.3.

Section 8.4      Termination by Zeekr. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Zeekr (acting upon the recommendation of the Zeekr Special Committee) if:

(a)            the representations and warranties of Geely or Merger Sub shall not be true and correct or Geely or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 and (ii) cannot be cured by the Outside Date, or if capable of being cured, shall not have been cured within thirty (30) days following receipt by Geely and Merger Sub of written notice of such breach or failure to perform from Zeekr stating Zeekr’s intention to terminate this Agreement pursuant to this Section 8.4(a) and the basis for such termination (or, if earlier, the Outside Date); provided, that Zeekr shall not have the right to terminate this Agreement pursuant to this Section 8.4(a) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in any condition to Closing set forth in Section 7.1 or Section 7.2 not being satisfied; or

(b)            if (i) all of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are only capable of being satisfied at Closing, each of which was at the time of termination capable of being satisfied as if such time were Closing) have been satisfied, (ii) Zeekr has confirmed by notice to Geely that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3 and (iii) Geely or Merger Sub fail to consummate the Merger within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.3.

Section 8.5      Effect of Termination and Abandonment.

(a)            In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, written notice thereof shall be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and of no effect with no liability on the part of any Party hereto; provided, however, that (i) Section 2.2(j), Section 6.7, Section 6.10, this Section 8.5 and Article IX (in each case, subject to the terms thereof) shall remain in full force and effect and survive termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for fraud.

(b)            If (i) this Agreement is terminated by either Geely or Zeekr pursuant to Section 8.2(a) and (ii) at the time of the termination, all of the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are only capable of being satisfied at Closing, each of which was at the time of termination capable of being satisfied as if such time were Closing) or duly waived by the Party or Parties entitled to the benefit of such condition, except for one or more of the conditions set forth in Section 7.1(c), Section 7.1(d), and Section 7.1(e)), then Geely shall pay Zeekr the Geely Reimbursement Amount in cash in same day funds as promptly as possible (but in any event within two (2) Business Days) after Zeekr has, following such termination, notified Geely of the Geely Reimbursement Amount (including Zeekr’s calculations thereof and reasonable supporting materials therefor).

(c)            If (i) this Agreement is terminated by either Geely or Zeekr (A) pursuant to Section 8.2(a) and the Required Zeekr Vote is not obtained at least twenty-one (21) days prior to the Outside Date, or (B) pursuant to Section 8.2(c), and (ii) Zeekr is not at such time entitled to terminate this Agreement pursuant to Section 8.4, then Zeekr shall pay Geely the Zeekr Reimbursement Amount in cash in same day funds as promptly as possible (but in any event within two (2) Business Days) after Geely has, following such termination, notified Zeekr of the Zeekr Reimbursement Amount (including Geely’s calculations thereof and reasonable supporting materials therefor).

(d)            If (i) this Agreement is terminated by either Geely or Zeekr (A) pursuant to Section 8.2(a) and the Required Geely Vote is not obtained on or prior to the Outside Date, or (B) pursuant to Section 8.2(d), and (ii) Geely is not at such time entitled to termination this Agreement pursuant to Section 8.3, then, (x) if as of the time of such termination, the Geely Board has effected a Geely Change of Recommendation, then Geely shall pay Zeekr the Geely Termination Fee in cash in same day funds as promptly as possible (but in any event within two (2) Business Days) after such termination, or (y) if as of the time of such termination, the Geely Board has not effected a Geely Change of Recommendation, Geely shall pay Zeekr the Geely Reimbursement Amount in cash in same day funds as promptly as possible (but in any event within two (2) Business Days) after Zeekr has, following such termination, notified Geely of the Geely Reimbursement Amount (including Zeekr’s calculations thereof and reasonable supporting materials therefor).

(e)            If this Agreement is terminated by Geely pursuant to Section 8.3, Zeekr shall pay, or cause to be paid, to Geely the Zeekr Termination Fee in cash in same day funds as promptly as possible (but in any event within two (2) Business Days) after such termination.

(f)            If this Agreement is terminated by Zeekr pursuant to Section 8.4, Geely shall pay, or cause to be paid, to Zeekr the Geely Termination Fee in cash in same day funds as promptly as possible (but in any event within two (2) Business Days) after such termination.

(g)            (i) Subject to Section 8.5(i) and Section 9.10, Geely’s receipt of the Zeekr Termination Fee or the Zeekr Reimbursement Amount, as applicable, from Zeekr pursuant to this Section 8.5 shall be the sole and exclusive remedy of Geely and Merger Sub against Zeekr for any loss suffered as a result of, relating to or in connection with any breach of any representation, warranty, covenant or agreement in this Agreement, the termination hereof, or the failure of the Merger to be consummated, and upon payment of such amount, Zeekr shall not have any further liability or obligation as a result of, relating to or in connection with this Agreement or the Transactions contemplated by the Transaction Agreements and, (ii) subject to Section 8.5(i) and Section 9.10, Zeekr’s receipt of the Geely Termination Fee or the Geely Reimbursement Amount, as applicable, from Geely pursuant to Section 8.5 shall be the sole and exclusive remedy of Zeekr against Geely and the Merger Sub for any loss suffered as a result of, relating to or in connection with any breach of any representation, warranty, covenant or agreement in this Agreement, the termination hereof or the failure of the Merger to be consummated, and upon payment of such amount, neither Geely nor Merger Sub shall have any further liability or obligation as a result of, relating to or in connection with this Agreement or the Transactions contemplated by the Transaction Agreements. For the avoidance of doubt, subject to Section 8.5(i), (A) (x) under no circumstances will Geely be entitled to monetary damages in excess of the amount of the Zeekr Termination Fee or the Zeekr Reimbursement Amount, as applicable (y) in no event shall Geely be entitled to more than one payment of the Zeekr Termination Fee or more than one payment of the Zeekr Reimbursement Amount, and (z) if Geely receives the Zeekr Termination Fee, then Geely will not be entitled to also receive the Zeekr Reimbursement Amount (and vice versa), and upon payment of any Zeekr Termination Fee, any Zeekr Reimbursement Amount previously paid by Zeekr shall be credited against the amount of the Zeekr Termination Fee (and vice versa); and (B) (x) under no circumstances will Zeekr be entitled to monetary damages in excess of the amount of the Geely Termination Fee or the Geely Reimbursement Amount, as applicable, (y) in no event shall the Zeekr be entitled to receive more than one payment of the Geely Termination Fee or more than one payment of the Geely Reimbursement Amount and (z) if Zeekr receives the Geely Termination Fee, then Zeekr will not be entitled to also receive the Geely Reimbursement Amount (and vice versa), and upon payment of any Geely Termination Fee, any Geely Reimbursement Amount previously paid by Geely shall be credited against the amount of the Geely Termination Fee (and vice versa).

(h)            The Parties expressly acknowledge and agree that, with respect to any termination of this Agreement under circumstances in which the Geely Termination Fee, Geely Reimbursement Amount, Zeekr Termination Fee or Zeekr Reimbursement Amount, as the case may be, is payable pursuant to this Section 8.5, payment of the Geely Termination Fee, Geely Reimbursement Amount, Zeekr Termination Fee or Zeekr Reimbursement Amount, as applicable, as required hereunder, shall constitute liquidated damages with respect to any claim for damages or any other claim which Zeekr or Geely (or Merger Sub), as the case may be, would otherwise be entitled to assert against the other Parties as a result of, relating to or in connection with such termination (and the related breach) of this Agreement. The Parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages as a result of, relating to or in connection with any such termination (and the related breach) of this Agreement under circumstances in which the Geely Termination Fee, Geely Reimbursement Amount, Zeekr Termination Fee or Zeekr Reimbursement Amount is payable pursuant to this Section 8.5, the right to such payment (A) constitutes a reasonable estimate of the damages that will be suffered as a result of, relating to or in connection with any such termination (and the related breach) of this Agreement, and (B) shall be in full and complete satisfaction of any and all damages as a result of, relating to or in connection with of any such termination (and the related breach) of this Agreement.

(i)            Each of the Parties acknowledges that the agreements contained in this Section 8.5 are an integral part of the Transactions, and that, without these agreements, the other parties would not have entered into this Agreement; accordingly, if Zeekr or Geely, as the case may be, fails to promptly pay the amount due pursuant to this Section 8.5, and, in order to obtain such payment, Geely or Zeekr, as the case may be, commences a suit which results in a judgment against another party or parties for amounts set forth in this Section 8.5, such paying party shall pay the other Party, as applicable, its reasonable and documented costs and expenses (including attorneys’ fees) in connection with such suit.

Article IX.
MISCELLANEOUS

Section 9.1      Non-survival of Representations and Warranties. The representations, warranties, covenants and agreements in this Agreement or in any schedule or instrument delivered pursuant to this Agreement shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except that this Section 9.1 shall not limit any covenant or agreement of the Parties hereto which by its terms contemplates performance after the Effective Time or are to survive termination of this Agreement.

Section 9.2      Entire Agreement; Assignment. This Agreement (including the Zeekr Disclosure Letter, the Geely Disclosure Letter and the other exhibits and annexes thereto) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the Parties without the prior written consent of the other Parties; provided, however, that prior to the Effective Time, Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Wholly Owned Geely Subsidiary, but no such assignment shall relieve Geely or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.3      Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given when delivered in person, or by electronic mail when no error message is generated, or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Geely or to Merger Sub, to:

Geely Automobile Holdings Limited

Attention: the Board of Directors c/o Company Secretary

Facsimile: [REDACTED]

Email: [REDACTED]

and

Keystone Mergersub Limited

Attention: the Board of Directors c/o Company Secretary

Facsimile: [REDACTED]

Email: [REDACTED]

if to Zeekr, to:

ZEEKR Intelligent Technology Holding Limited

Attention: [REDACTED]

Facsimile: [REDACTED]

Email: [REDACTED]

Section 9.4      Governing Law. This Agreement and any dispute, controversy or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to its conflicts of laws rules that would mandate the application of the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub and Zeekr in the Surviving Corporation, the cancellation of the Zeekr Shares, the rights provided for in Section 238 of the Cayman Companies Act and the application of Section 239 of the Cayman Companies Act with respect to any Dissenting Shares and Purported Dissenting Shares (as the case may be), the fiduciary or other duties of the Zeekr Board, the Geely Board and the directors of Merger Sub and the internal corporate affairs of Zeekr, Geely and Merger Sub.

Section 9.5      Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be finally settled by arbitration. The place and seat of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”). The number of arbitrators shall be three (3). One arbitrator shall be appointed by the Zeekr, and one arbitrator shall be appointed by the Geely. The third arbitrator, who shall serve as chairperson of the arbitral tribunal, shall be selected by the mutual agreement of the arbitrators appointed by the first two Parties. Any arbitrator that is not so appointed shall instead be appointed in accordance with the HKIAC Rules. The language to be used in the arbitration proceedings shall be English. The award of the arbitral tribunal shall be final, conclusive and binding upon the Parties. Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets. For the purpose of the enforcement of an award, the Parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement, including any defenses based on lack of personal jurisdiction or inconvenient forum.

Section 9.6      Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.7      Third Party Beneficiaries. Except (i) as expressly set forth in Section 6.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), and (ii) the Parties’ respective Representatives and Non-recourse Persons are intended third-party beneficiaries of, and may enforce, Section 2.2(h), Section 2.8, Section 3.21, Section 4.22 and Section 9.8, as applicable, this Agreement shall be binding upon and inure solely to the benefit of Geely, Merger Sub, Zeekr and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.8      Non-Recourse. Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as Parties hereto and none of Geely’s Non-recourse Persons (other than Geely or Merger Sub) and Zeekr’s Non-recourse Persons (other than Zeekr) shall have any liability for any obligations hereunder or liabilities or for any Action (whether in tort, contract or otherwise), in each case, based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of a Party against the other Parties hereto, (i) Zeekr shall not, and shall cause its Affiliates not to, seek to enforce this Agreement against, commence any Actions for breach of this Agreement against, or seek to recover monetary damages from, any of Geely’s Non-recourse Persons (other than Geely or Merger Sub), and (ii) Geely and Merger Sub shall not, and shall cause their respective Affiliates not to, seek to enforce this Agreement against, commence any Actions for breach of this Agreement against, or seek to recover monetary damages from, any of Zeekr’s Non-recourse Persons (other than Zeekr).

Section 9.9      Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (b) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (c) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.10      Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed by Geely, Merger Sub or Zeekr, as applicable, in accordance with their specific terms or were otherwise breached by Geely, Merger Sub or Zeekr, as applicable. It is accordingly agreed that each of Geely, Merger Sub and Zeekr shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, this, except as otherwise provided in this Agreement, being in addition to any other remedy to which they are entitled at Law or in equity. None of Geely, Merger Sub or Zeekr shall be required to provide any bond or other security in connection with an injunction or injunctions sought in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Notwithstanding anything herein to the contrary, while Geely and Merger Sub may pursue both a grant of specific performance and the payment of the Zeekr Reimbursement Amount pursuant to Section 8.5(c) or the Zeekr Termination Fee pursuant to Section 8.5(e), or Zeekr may pursue both a grant of specific performance and the payment of the Geely Reimbursement Amount pursuant to Section 8.5(b) or Section 8.5(d) or the Geely Termination Fee pursuant to Section 8.5(d) or Section 8.5(f), under no circumstances shall Geely and Merger Sub, on the one hand, or Zeekr, on the other hand, be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Zeekr Termination Fee, Zeekr Reimbursement Amount, Geely Termination Fee or Geely Reimbursement Amount, as applicable.

Section 9.11      Amendment. Subject to applicable Law, this Agreement may be amended by action taken (a) in the case of Geely and Merger Sub, by or on behalf of Geely or Merger Sub, as applicable, and (b) in the case of the Zeekr, by or on behalf of the Zeekr Special Committee, or by the Zeekr Board acting upon the recommendation of the Zeekr Special Committee, at any time prior to the Effective Time, but after any approval of the Merger by the Required Zeekr Vote or the Required Geely Vote no amendment shall be made which requires the approval of the Zeekr Shareholders or the Geely Shareholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parties.

Section 9.12      Extension; Waiver. At any time prior to the Effective Time, any Party may by action taken (a) with respect to Geely and Merger Sub, by or on behalf of Geely or Merger Sub, as applicable, and (b) with respect to the Zeekr, by action taken by or on behalf of the Zeekr Board (acting at the recommendation of the Zeekr Special Committee), (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other Parties with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.13      Interpretation.

(a)            The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)            The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(c)            For all purposes of this Agreement, (i) any failure of Geely Board to comply with its obligations under Section 6.2(a) or Section 6.4(b) shall be deemed a breach by Geely of this Agreement and (ii) any failure of Zeekr Board (acting upon recommendation of the Zeekr Special Committee) or the Zeekr Special Committee to comply with its obligations under Section 6.1(b) or Section 6.3(c) shall be deemed a breach by Zeekr of this Agreement.

Section 9.14      Certain Definitions.

(a)            “Action” means any demand, action, suit, claim, arbitration, proceeding, investigation, audit or review by or before any Governmental Entity or before any arbitration or mediation tribunal.

(b)            “Affiliate” means, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person; provided that, unless otherwise expressly provided in this Agreement, (x) Zeekr’s Affiliates shall mean any Person controlled by Zeekr, (y) Geely’s Affiliates shall exclude Zeekr and Zeekr’s Affiliates; and (z) Merger Sub’s Affiliates shall exclude Zeekr and Zeekr’s Affiliates.

(c)            “Blue Sky Filings” means, collectively, such filings as required under state securities or blue sky Laws in the States of Minnesota, Nevada, New Hampshire, New York, Oklahoma, Rhode Island and Utah in the United States of America to be completed by Geely in order for the issuance of Geely Shares pursuant to the terms of this Agreement to Persons in such states to be exempted from the registration requirements under state securities or blue sky Laws of such states.

(d)            “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York city, New York, the Cayman Islands, Hong Kong or Shanghai, China.

(e)            “Code” means the United States Internal Revenue Code of 1986, as amended.

(f)            “CSRC Filing Rules” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (《境内企业境外发行证券和上市管理试行办法》) and five supporting guidelines issued by the Securities Regulatory Commission of the PRC (effective from 31 March 2023), as amended, supplemented or otherwise modified from time to time, or any replacement or successor Law thereof.

(g)            “DTC” means The Depository Trust Company.

(h)            “EHS Consents” means any permits, licenses, consents, certificates, registrations, approvals, notifications waivers, exemptions, allowances, credits or other authorizations relating to EHS Matters and required by or under any EHS Laws for the business operation or the use of, or any activities or operations carried out at, the relevant premises.

(i)            “EHS Laws” means all applicable laws, statutes, regulations, statutory guidance notes, by-laws, codes (including codes of practice), regulations, decrees, orders and any final and binding court, tribunal or other official decision of any relevant Governmental Entity in any jurisdiction, insofar as they relate or apply to EHS Matters from time to time.

(j)            “EHS Matters” means matters relating to human health, safety and welfare, the Environment, the use or exploitation of any environmental or natural resources and/or any Hazardous Substances.

(k)            “Election Deadline” means 5:00 p.m., local time (in the city in which the principal office of the Exchange Agent is located) on a Business Day which is no earlier than the fifteenth (15th) Business Day after the Election Form Mailing Date, and no later than the tenth (10th) Business Day prior to the anticipated Closing Date, as determined by Geely in good faith and notified to Zeekr.

(l)            “Environment” means all or any of the following media (alone or in combination): air (including the air within buildings or other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land (including buildings) and any ecological systems and living organisms supported by these media (including, for the avoidance of doubt, man).

(m)            “Exchange Agent” means Computershare Trust Company, N.A. or, in the event that Computershare Trust Company, N.A. is unable or unwilling to act as such, another commercial bank, trust or other exchange agent firm appointed by Geely that is reasonably acceptable by Zeekr (acting upon the recommendation of the Zeekr Special Committee).

(n)            “Geely 2012 Option Scheme” means the share option scheme adopted by Geely on May 18, 2012.

(o)            “Geely 2023 Share Option Scheme” means the share option scheme adopted by Geely on April 28, 2023.

(p)            “Geely CSRC Filing” means any and all letters, filings, correspondences, communications, documents, responses, undertakings and submissions, including any amendments, supplements and/or modifications thereof, required to be made to the Securities Regulatory Commission of the PRC or its successor by Geely or its Affiliates pursuant to the CSRC Filing Rules relating to or in connection with the Geely Share Issuance.

(q)            “Geely Employees” means the current, former, or retired employees, officers, consultants, independent contractors providing individual services or directors of Geely or any Subsidiary of Geely, excluding Zeekr Employees.

(r)            “Geely Financial Advisor” means Citigroup Global Markets Asia Limited.

(s)            “Geely Independent Financial Advisor” means Ballas Capital Limited.

(t)            “Geely Intellectual Property” means Geely Owned Intellectual Property and Geely Licensed Intellectual Property.

(u)            “Geely Intervening Event” means a material development or change in circumstances that materially improves or would be reasonably likely to materially improve the financial condition, business or results of operation of Geely and its Subsidiaries, taken as a whole has occurred or arisen or first become known to the Geely Board after the date of this Agreement that was neither known to the Geely Board nor reasonably foreseeable to the Geely Board as of the date of this Agreement.

(v)            “Geely IP Agreements” means all (i) licenses of Intellectual Property to Geely and its Subsidiaries, (ii) licenses of Intellectual Property by Geely or any of its Subsidiaries to third parties and (iii) agreements restricting the right of Geely or its Subsidiaries, or pursuant to which Geely or its Subsidiaries permit other Persons, to use or register Intellectual Property.

(w)            “Geely Licensed Intellectual Property” means all Intellectual Property owned by third parties and licensed to Geely and any of its Subsidiaries pursuant to Geely IP Agreements and material to the business of Geely and its Subsidiaries (taken as a whole) as conducted as of the date of this Agreement.

(x)            “Geely Material Adverse Effect” means a Material Adverse Effect with respect to Geely.

(y)            “Geely MOFCOM Filings” means any MOFCOM Filings which are required to be made by Geely or its Affiliates for the consummation of the Transactions by Geely and the Merger Sub as the acquiror of Zeekr Shares and Zeekr ADSs pursuant to the terms of this Agreement (excluding, for the avoidance of doubt, any filings, permits, authorizations, consents or approvals to the extent required to be made by or on behalf of any Zeekr Shareholder or Zeekr ADS holder (or their respective Affiliates) in connection with such Zeekr Shareholder’s or Zeekr ADS holder’s receipt of the applicable Merger Consideration pursuant to the terms of this Agreement).

(z)            “Geely NDRC Filings” means any NDRC Filings which are required to be made by Geely or its Affiliates for the consummation of the Transactions by Geely and the Merger Sub as the acquiror of Zeekr Shares and Zeekr ADSs pursuant to the terms of this Agreement (excluding, for the avoidance of doubt, any filings, permits, authorizations, consents and approvals to the extent required to be made by or on behalf of any Zeekr Shareholder or Zeekr ADS holder (or their respective Affiliates) in connection with such Zeekr Shareholder’s or Zeekr ADS holder’s receipt of the applicable Merger Consideration pursuant to the terms of this Agreement).

(aa)           “Geely PRC Regulatory Filings” means, collectively, the Geely NDRC Filings and the Geely MOFCOM Filings to the extent required to be completed before Closing.

(bb)           “Geely Option” means an option to purchase Geely Shares granted under the Geely 2012 Option Scheme and/or the Geely 2023 Share Option Scheme.

(cc)            “Geely Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Geely or its Subsidiaries material to the core business of Geely and its Subsidiaries (taken as a whole) as conducted as of the date of this Agreement.

(dd)           “Geely Reimbursement Amount” means the Reimbursement Amount with respect to Geely.

(ee)            “Geely Share Award” means an award of Geely Shares granted pursuant to the Geely Share Award Scheme.

(ff)             “Geely Share Award Scheme” means the share award scheme of Geely, adopted by Geely on August 30, 2021, as amended on April 28, 2023.

(gg)           “Geely Share Incentive Plans” means, collectively, the Geely 2012 Option Scheme, Geely 2023 Share Option Scheme and Geely Share Award Scheme.

(hh)           “Geely Share Issuance” means the issuance by Geely of the Geely Shares constituting the Merger Consideration pursuant to the terms of this Agreement.

(ii)              “Geely Shareholders Meeting” the meeting of the holders of Geely Shares for the purpose of seeking the Required Geely Vote, including any adjournment or postponement thereof, or any other occasion where a vote, consent or other approval (including by written consent) of the Geely Shareholders is sought.

(jj)              “Geely Software” means all Software owned by, under obligation of assignment to, or purported to be owned by any of Geely or its Subsidiaries.

(kk)            “Geely Termination Fee” means US$137,667,264.

(ll)              “Governmental Consent” means all notices, reports and other filings required to be made at or prior to the Effective Time by Zeekr or Geely or any of their respective Affiliates with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained at or prior to the Effective Time by Zeekr or Geely or any of their respective Affiliates from, any Governmental Entity pertaining to the Merger and the other Transactions contemplated by the Transaction Agreements.

(mm)          “Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or otherwise and whether alone or in combination with any other material or substance) which is capable of causing harm or damage to the Environment or a nuisance to any person.

(nn)           “Hong Kong Non-Professional Investor” means any person (x)(i) whose address as shown on Zeekr’s register of members maintained by Zeekr or the register of ADS holders maintained by the Depositary or any direct or indirect participant in the DTC system with respect to the Zeekr ADSs is an address in Hong Kong; or (ii) whose primary residential address (in the case of a corporation, its registered address) is an address in Hong Kong; and (y) does not qualify as a professional investor pursuant to the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) and any rules made thereunder.

(oo)           “Hong Kong Share Registrar” means Geely’s Hong Kong share registrar and transfer office, Union Registrars Limited, at Suites 3301-04, 33/F., Two Chinachem Exchange Square, 338 King’s Road, North Point, Hong Kong.

(pp)           “Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited.

(qq)           “Intellectual Property” means in any and all jurisdictions worldwide, all (i) patents, statutory invention registrations and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, logos and other identifiers of source, including the goodwill symbolized thereby or associated therewith, (iii) works of authorship (including Software) and copyrights, and (iv) registrations, applications, and renewals for any of the foregoing in (i)-(iii).

(rr)             “IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

(ss)            “know” or “knowledge” means, with respect to any Party, the knowledge of such Party’s executive officers after due inquiry, including inquiry of such Party’s counsel and other officers or employees of such Party responsible for the relevant matter.

(tt)             “Law” means any United States federal, state or local, non-United States national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision, governmental guidelines or interpretations having the force of law, permits and orders of any Governmental Entity.

(uu)           “Lien” means, with respect to any asset (including any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(vv)           “Listing Rules” means the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange as current for the time being and as amended from time to time.

(ww)           “Material Adverse Effect” means, when used with respect to any Person, any change, condition, circumstance, effect, event, development or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders such Person’s ability to consummate the Transactions contemplated by the Transaction Agreements, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, conditions, circumstances, effects, events, developments or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, conditions, effects, events or occurrences generally affecting the economy, the financial, currency, credit or capital markets (including changes in interest or exchange rates), international trade (including changes in tariff rates or tariff schemes and impositions of embargo or trade quota or other restrictions on international trade), or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the Transactions contemplated by the Transaction Agreements or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 3.7(b) and Section 4.7(b) and the satisfaction of the closing conditions set forth in Section 7.2(a) and Section 7.3(a) with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, such Person or its Subsidiaries operate, including the engagement by the any countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon another country, or any territories, possessions, or diplomatic or consular offices of another country or upon such other country’s military installations, equipment or personnel; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disasters, epidemic, disease outbreak, pandemic (including the COVID-19 pandemic (or any mutation or variation of the underlying virus thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure events; (vi) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vii) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries arising out of or related to this Agreement or the Transactions contemplated by the Transaction Agreements; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (ix) with respect to Zeekr, any action taken (or omitted to be taken) at the written request or with the written consent of Geely or Merger Sub, or, with respect to Geely, any action taken (or omitted to be taken) at the written request or with the written consent of Zeekr, and (x) any action taken (or not taken) by such Party that is required to be taken (or not taken) pursuant to this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v), and (vi) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, conditions, effects, events or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

(xx)            MOFCOM Filings” means, collectively, any filings with, reporting to, registrations with or permits, authorizations, consents and approvals of the Ministry of Commerce of PRC (or its successor), or the local counterpart of such Governmental Entity, which are required to be made under the Measures for the Administration of Overseas Investment (《境外投资管理办法》) promulgated by the Ministry of Commerce of PRC on September 6, 2014, and effective from October 6, 2014 (as amended, supplemented or otherwise modified from time to time), or any replacement or successor Law thereof.

(yy)           “NDRC Filings” means collectively, any filings with, reporting to or permits, authorizations, consents and approvals of the National Development and Reform Commission of the PRC (or its successor), or the local counterpart of such Governmental Entity, which are required to be made under the Measures for the Administration of Overseas Investment of Enterprises (《企业境外投资管理办法》) promulgated by the National Development and Reform Commission of the PRC on December 26, 2017, and effective from March 1, 2018 (as amended, supplemented or otherwise modified from time to time), or any replacement or successor Law thereof.

(zz)            “Non-recourse Persons” of a Person means such Person’s Affiliates, and its and their respective former, current and future general or limited partners, shareholders, managers, members and Representatives.

(aaa)          “Off-the-Shelf Software” means, with respect to any Person, all Software that is commercially available off-the-shelf that (i) has not been modified or customized for such Person, and (ii) is licensed to such Person for a one-time or annual fee of US$10,000 or less.

(bbb)        “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests arising or incurred in the ordinary course of business in respect of amounts that are not yet due and payable; (iii) Liens securing indebtedness or liabilities that are reflected in the Zeekr SEC Reports or the Geely Public Documents, as applicable, filed or furnished prior to the date hereof; (iv) Liens that would be disclosed by a current survey or physical inspection of the real property; and (v) any other Liens that have been incurred or suffered in the ordinary course of business and that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

(ccc)          “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(ddd)         “PRC” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau and Taiwan.

(eee)          “PRC ODI Investor” mean each Zeekr Shareholder or Zeekr ADS holder who or whose Affiliate is required to complete any NDRC Filings, MOFCOM Filings or SAFE Filings in connection with its receipt of the applicable Stock Consideration in the Merger pursuant to the terms of this Agreement.

(fff)            “Public Software” means any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or under similar licensing or distribution models that (i) require the licensing or distribution of source code of such Software to any other Person, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any such Software, (iii) allow any Person to decompile, disassemble or otherwise reverse-engineer any such Software, or (iv) require the licensing of any such Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; (vi) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative in its Open Source Definition as set forth on www.opensource.org.

(ggg)         “Registered” means issued by, registered, recorded or filed with, renewed by any Governmental Entities or Internet domain name registrar.

(hhh)         “Reimbursement Amount” means, with respect to Zeekr or Geely, as applicable, an amount (not to exceed US$2,000,000), equal to the sum of all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of each other Party and its Affiliates) incurred by such other Party, or such other Party’s Affiliates or on its or their behalf, in connection with or related to (a) the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions and ancillary documents related thereto, (b) the preparation, printing, filing, and mailing of the Zeekr Proxy Statement and/or the Geely EGM Circular, as applicable, (c) the regulatory filings, (d) all other matters related to the Transactions, and (e) any litigation with respect to the foregoing matters.

(iii)             “Representatives” of a Person means such Person’s directors, officers, employees, consultants, advisors, agents and other representatives.

(jjj)             “Required Zeekr Vote” means the approval of the Plan of Merger, the Merger, the Articles of Association and the other Transactions (if applicable) by a special resolution of Zeekr, meaning the affirmative vote of shareholders representing two-thirds or more of Zeekr Shares present and voting in person or by proxy as a single class at the Zeekr Shareholders Meeting or unanimous written consents of all the shareholder of Zeekr in accordance with Section 233(6) of the Cayman Companies Act.

(kkk)          “SAFE Filings” means any filings or registrations with the State Administration of Foreign Exchange of PRC (or its successor), the local counterpart of such Governmental Entity, or a commercial bank authorized by the foregoing, which are required to be made under the Regulations on Foreign Exchange Administration of Outbound Direct Investment by Domestic Institutions(《境内机构境外直接投资外汇管理规定》) promulgated by the State Administration of Foreign Exchange of PRC on July 13, 2009, and effective from August 1, 2009 (as amended, supplemented or otherwise modified from time to time), or any replacement or successor Law thereof.

(lll)             “SEC” means the Securities and Exchange Commission of the United States.

(mmm)       “Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites, and (v) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

(nnn)         “Subsidiary” means, when used with reference to any Person, (i) of which such party or any other Subsidiary of such party is a general or managing partner, or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries or (iii) which Zeekr or Geely, as applicable, consolidates in its consolidated financial statements as a variable interest entity in accordance with GAAP or HKFRS (as applicable); provided that unless otherwise expressly provided in this Agreement, Geely’s Subsidiaries shall exclude Zeekr and Zeekr’s Subsidiaries.

(ooo)         “Superior Proposal” means any bona fide written Acquisition Proposal that the Zeekr Board (acting upon the recommendation of the Zeekr Special Committee) or the Zeekr Special Committee has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, and taking into account all relevant legal, regulatory, financial and other aspects of such Acquisition Proposal (including financing, regulatory or other consents and approvals, the identity of the Person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), is more favorable to Zeekr and its shareholders (other than Geely) than the Transactions (taking into account, as the case may be, any revisions to the terms of this Agreement proposed by Geely in response to such Acquisition Proposal in accordance with Section 6.1(c)); provided, that for purposes of this definition of “Superior Proposal”, the references to “10%” in the definition of Acquisition Proposal shall be deemed to be references to “50%;” provided, further, that any such Acquisition Proposal shall not be deemed to be a “Superior Proposal” if (A) such Acquisition Proposal is conditional upon any due diligence review or investigation of Zeekr or any of its Subsidiaries (which, for the avoidance of doubt, shall not include the inclusion of customary “access to information” covenant in any documentation for such transaction), (B) the consummation of the transaction contemplated by such Acquisition Proposal is conditional upon the obtaining and/or funding of financing, or (C) the transaction contemplated by such Acquisition Proposal is not reasonably capable of being completed on the terms proposed.

(ppp)         “Tax” or “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the PRC, the United States or elsewhere, and whether imposed by a local, municipal, governmental, provincial, state, foreign, federal or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

(qqq)         “Tax Returns” means all returns, declarations, statements, claims, reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required to be filed with any Taxing authority with respect to Taxes.

(rrr)            “Transaction Agreements” mean, collectively, this Agreement and the Plan of Merger.

(sss)          “US$” means the legal currency of the United States of America.

(ttt)            “Zeekr ADS” means an American depositary share of Zeekr, each of which represents ten Zeekr Shares.

(uuu)         “Zeekr CSRC Reporting” means any and all letters, reports, correspondences, communications, documents, responses, undertakings and submissions, including any amendments, supplements and/or modifications thereof, required to be made to the Securities Regulatory Commission of the PRC or its successor by Zeekr or its Affiliates pursuant to the CSRC Filing Rules relating to or in connection with the delisting of Zeekr from the New York Exchange .

(vvv)         “Zeekr Employees” means current, former, or retired employees, officers, consultants, independent contractors providing individual services or directors of Zeekr or any Subsidiary of Zeekr.

(www)       “Zeekr Incentive Plan” means the 2021 Incentive Plan of Zeekr.

(xxx)          “Zeekr Intellectual Property” means Zeekr Owned Intellectual Property and Zeekr Licensed Intellectual Property.

(yyy)         “Zeekr Intervening Event” means a material development or change in circumstances that materially improves or would be reasonably likely to materially improve the financial condition, business or results of operation of Zeekr and its Subsidiaries, taken as a whole has occurred or arisen or first become known to the Zeekr Special Committee after the date of this Agreement that was neither known to the Zeekr Special Committee nor reasonably foreseeable to the Zeekr Special Committee as of the date of this Agreement.

(zzz)           “Zeekr IP Agreements” means all (i) licenses of Intellectual Property to Zeekr and its Subsidiaries, (ii) licenses of Intellectual Property by Zeekr or any of its Subsidiaries to third parties, and (iii) agreements restricting the right of Zeekr or its Subsidiaries, or pursuant to which Zeekr or its Subsidiaries permit other Persons, to use or register Intellectual Property.

(aaaa)        “Zeekr Licensed Intellectual Property” means all Intellectual Property owned by third parties and licensed to Zeekr and any of its Subsidiaries pursuant to Zeekr IP Agreements.

(bbbb)      “Zeekr Material Adverse Effect” means a Material Adverse Effect with respect to Zeekr.

(cccc)       “Zeekr Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Zeekr or its Subsidiaries.

(dddd)      “Zeekr Reimbursement Amount” means the Reimbursement Amount with respect to Zeekr.

(eeee)       “Zeekr RSU Awards” means an award of restricted share units granted pursuant to the Zeekr Incentive Plan.

(ffff)          “Zeekr Share” means an ordinary share, par value US$0.0002 per share, of Zeekr.

(gggg)      “Zeekr Shareholders Meeting” the meeting of the holders of Zeekr Shares for the purpose of seeking the Required Zeekr Vote, including any adjournment or postponement thereof, or any other occasion where a vote, consent or other approval (including by written consent) of the Zeekr Shareholders is sought.

(hhhh)      “Zeekr Software” means all Software owned by, under obligation of assignment to, or purported to be owned by any of Zeekr or its Subsidiaries.

(iiii)            “Zeekr Termination Fee” means US$68,833,632.

Section 9.15      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

[Remainder of page left intentionally blank; signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Geely Automobile Holdings Limited

By:	/s/ Gui Sheng Yue
Name: Gui Sheng Yue
Title: Executive Director & CEO

Keystone Mergersub Limited

By:	/s/ Gui Sheng Yue
Name: Gui Sheng Yue
Title: Director

[Merger Agreement Signature Page]

ZEEKR Intelligent Technology Holding Limited

By:	/s/ Miguel A. Lopez Ben
Name: Miguel A. Lopez Ben
Title: Board Director Zeekr Group

[Merger Agreement Signature Page]

Exhibit A—Plan of Merger

1

Agreed Form

PLAN OF MERGER

THIS PLAN OF MERGER is made on [ • ], 2025.

BETWEEN

(1)	Keystone Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands on May 30, 2025, with its registered office situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Merger Sub”); and

(2)	ZEEKR Intelligent Technology Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands on January 5, 2018, with its registered office situated at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (“Zeekr” or the “Surviving Corporation” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and Zeekr have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated July 15, 2025 made between Geely Automobile Holdings Limited (“Geely”), Merger Sub and Zeekr, a copy of which is attached as Appendix I to this Plan of Merger and in accordance with Part 16 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”), pursuant to which Merger Sub will merge with and into Zeekr and cease to exist, and the Surviving Corporation will continue as the surviving company (as defined in the Cayman Companies Act) in the Merger.

(b)	This Plan of Merger is made in accordance with Section 233 of the Cayman Companies Act. Each of Merger Sub and Zeekr is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Cayman Companies Act.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement.

W I T N E S S E T H

CONSTITUENT COMPANIES

1.	The constituent companies (as defined in the Cayman Companies Act) to the Merger are Merger Sub and Zeekr.

NAME OF THE SURVIVING COMPANY

2.	The surviving company (as defined in the Cayman Companies Act) is the Surviving Corporation, which shall continue to be named ZEEKR Intelligent Technology Holding Limited.

REGISTERED OFFICE

3.	The registered office of Zeekr as at the date of this Plan of Merger is at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The registered office of the Merger Sub at the date of this Plan of Merger is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Effective Time (as defined below), the authorized share capital of Merger Sub was US$50,000 divided into 50,000 ordinary shares of US$1.00 par value per share, of which one (1) share has been issued.

5.	Immediately prior to the Effective Time, the authorized share capital of Zeekr was US$1,000,000 divided into 5,000,000,000 ordinary shares with a par value of US$0.0002 each (“Zeekr Shares”), of which [ • ] Zeekr Shares are issued and outstanding. No other Zeekr Shares or any other class or series of shares of Zeekr were issued and outstanding immediately prior to the Effective Date.

6.	At the Effective Time, the authorized share capital of the Surviving Corporation shall be [US$1,000,000 divided into 5,000,000,000 ordinary shares with a par value of US$0.0002 each].

7.	At the Effective Time (as defined below), and in accordance with the terms and conditions of the Agreement:

(a)	Each Zeekr Share issued and outstanding immediately prior to the Effective Time (other than any Zeekr Share represented by the Zeekr ADSs, Excluded Shares, Dissenting Shares and Purported Dissenting Shares) shall be cancelled in exchange for the right to receive the following, without interest:

(i)	for each such Zeekr Share with respect to which an election to receive the Cash Consideration (a “Cash Election”) has been validly made pursuant to the terms of the Agreement, an amount in cash equal to the Per Share Cash Consideration;

(ii)	for each such Zeekr Share with respect to which an election to receive the Stock Consideration (a “Stock Election”) has been validly made pursuant to the terms of the Agreement, the Per Share Stock Consideration; and

(iii)	for each such Zeekr Share other than Zeekr Shares with respect to which a Cash Election or Stock Election has been validly made pursuant to the terms of the Agreement, an amount in cash equal to the Per Share Cash Consideration.

(b)	Each American depositary share of Zeekr, each of which represents ten Zeekr Shares (each a “Zeekr ADS”) issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares), together with the Zeekr Shares represented by such Zeekr ADS, shall be cancelled in exchange for the right to receive the following, without interest:

(i)	for each such Zeekr ADS, together with the Zeekr Shares represented by such Zeekr ADS, with respect to which a Cash Election has been validly made pursuant to the terms of the Agreement, the Per ADS Cash Consideration;

(ii)	for each such Zeekr ADS, together with the Zeekr Shares represented by such Zeekr ADS, with respect to which a Stock Election has been validly made pursuant to the terms of the Agreement, the Per ADS Stock Consideration, which shall be delivered in the form of Geely ADSs; and

(iii)	for each such Zeekr ADS other than Zeekr ADSs with respect to which a Cash Election or Stock Election has been validly made pursuant to the terms of the Agreement, together with the Zeekr Shares represented by such Zeekr ADS, the Per ADS Cash Consideration.

(c)	For the purpose of this Plan of Merger, the following terms shall have the following meanings:

(i)	“Cash Consideration” mean collectively, the Per Share Cash Consideration and Per ADS Cash Consideration.

(ii)	“Geely ADS” means an American depositary share of Geely representing and exchangeable for twenty (20) Geely Shares.

(iii)	“Merger Consideration” mean, collectively, the Per Share Cash Consideration, the Per Share Stock Consideration, the Per ADS Cash Consideration and the Per ADS Stock Consideration.

(iv)	“Per ADS Cash Consideration” means US$26.87.

(v)	“Per ADS Exchange Ratio” means 12.3.

(vi)	“Per ADS Stock Consideration” means a number of validly issued, fully paid, non-assessable shares of Geely of a nominal value of HK$0.02 each (the “Geely Shares”) equal to the Per ADS Exchange Ratio.

(vii)	“Per Share Cash Consideration” means US$2.687.

(viii)	“Per Share Exchange Ratio” means 1.23.

(ix)	“Per Share Merger Consideration” mean, collectively, the Per Share Cash Consideration and the Per Share Stock Consideration.

(x)	“Per Share Stock Consideration” means a number of validly issued, fully paid, non-assessable Geely Shares equal to the Per Share Exchange Ratio.

(xi)	“Stock Consideration” mean collectively, the Per Share Stock Consideration and Per ADS Stock Consideration.

(d)	All of the Zeekr Shares and the Zeekr ADSs (including the Zeekr Shares represented by such Zeekr ADSs) cancelled in exchange for the right to receive the Merger Consideration pursuant to Section 7(a) and Section 7(b) of this Plan of Merger shall no longer be issued and outstanding and shall cease to exist as of the Effective Time, and each holder of such Zeekr Shares and Zeekr ADSs shall cease to have any rights with respect to such Zeekr Shares and Zeekr ADSs (including the Zeekr Shares represented by such Zeekr ADSs), except for the right to receive the applicable Merger Consideration pursuant to Section 7(a) and Section 7(b) of this Plan of Merger (including, as applicable, cash in lieu of fractional Geely Shares or fractional Geely ADSs which the holder thereof shall have become entitled to receive pursuant to the terms of the Agreement) and any dividends or distributions which the holder thereof becomes entitled to receive in accordance with and subject to the terms of the Agreement, without any interest thereon.

(e)	Notwithstanding any provision of this Section 7 to the contrary, if between the date of the Agreement and the Effective Time, (i) the issued and outstanding Zeekr Shares, or securities convertible into or exchangeable or exercisable for Zeekr Shares, as applicable, shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, readjustment, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, readjustment, exchange of shares or similar transaction and (ii) the issued and outstanding Geely Shares, or securities convertible into or exchangeable or exercisable for Geely Shares, as applicable, shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, readjustment, exchange of shares or similar transaction, the Stock Consideration shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation, readjustment, exchange of shares or similar transaction; provided, that nothing in this Section 7(e) shall be construed to permit Zeekr, Geely or Merger Sub to take any action that is prohibited by the terms of the Agreement.

(f)	(i) Each Zeekr Share and each Zeekr ADS issued and outstanding immediately prior to the Effective Time that is held by Geely, Zeekr or any of their respective Subsidiaries (including any Zeekr Shares represented by such Zeekr ADS) and (ii) each Zeekr Share held by the Depositary as of immediately prior to the Effective Time that is reserved for issuance, settlement and allocation upon vesting of any outstanding Zeekr RSU Award and each Zeekr ADS representing such Zeekr Shares ((i) and (ii) collectively, the “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of its holder, automatically be cancelled, shall no longer be issued or outstanding and shall cease to exist, and the register of members of the Surviving Corporation will be amended accordingly, and no consideration shall be delivered or deliverable in exchange therefor.

(g)	Each Zeekr Share held by a Zeekr Shareholder who is a Hong Kong Non-Professional Investor and who has validly exercised its rights to dissent from the Merger pursuant to Section 238 of the Cayman Companies Act (“Dissenting Shares”) issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.12 of the Agreement and shall carry no rights other than the right to receive the applicable payments pursuant to the procedure set forth in Section 2.12 of the Agreement.

(h)	If a holder of Dissenting Shares fails to validly exercise, effectively withdraws or loses its rights to dissent from the Merger pursuant to Section 238 of the Cayman Companies Act with respect to any Dissenting Shares, such Zeekr Shares shall (i) cease to be Dissenting Shares and (ii) be cancelled, shall no longer be issued or outstanding and shall cease to exist in exchange for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, in the manner provided in Section 2.1 of the Agreement.

(i)	Each Zeekr Share (including Zeekr Shares represented by Zeekr ADSs) owned by a Zeekr Shareholder that is not a Hong Kong Non-Professional Investor that provides any notice of objection, notice of dissent, written demand for appraisal and/or takes any other action that purports to validly exercise any dissenter rights pursuant to Section 238 of the Cayman Companies Act (such Zeekr Shareholder, “Purported Dissenting Shareholder”, and such share, “Purported Dissenting Shares”) issued and outstanding immediately prior to the Effective Time shall be cancelled, shall no longer be issued or outstanding and shall cease to exist in accordance with Section 2.13 of the Agreement, and shall carry no rights other than the right to receive the applicable payments pursuant to the procedure set forth in Section 2.13 of the Agreement.

(j)	If a Purported Dissenting Shareholder withdraws its objection, dissent or demand for dissent from the Merger in such manner as would render such Purported Dissenting Shareholder to be deemed to have effectively withdrawn its dissent from the Merger, or fails to validly exercise its dissenter rights, in each case as if Section 238 of the Cayman Companies Act were to apply in such case, then the Zeekr Shares held by such Purported Dissenting Shareholder shall cease to be Purported Dissenting Shares. With respect to each Purported Dissenting Share, the holder thereof shall be entitled to receive:

(i)	(A) in the event a court of competent jurisdiction either (A) strikes out the petition for determination of fair value under Section 238 of the Cayman Companies Act on the grounds that Section 239 of the Cayman Companies Act applies to the Merger, or (B) makes a declaration, or otherwise grants a final and non-appealable judgment confirming, that Section 239 of the Cayman Companies Act applies to the Merger, the Per Share Merger Consideration, without interest;

(ii)	in the event a court of competent jurisdiction either (A) grants a final and non-appealable judgment determining the fair value of the Purported Dissenting Share required to be paid to the Purported Dissenting Shareholder under Section 238 of the Cayman Companies Act, or (B) makes a declaration that Section 239 of the Cayman Companies Act does not apply to the Merger, only the payment resulting from the procedure in Section 238 of the Cayman Companies Act;

provided that, in the event that a petition under Section 238(9) of the Cayman Companies Act is not filed within the time limits specified therein (subject to any additional time periods resulting from any stay of proceedings under Section 238 of the Cayman Companies Act which may be ordered by the Cayman Islands court), then such holder shall receive the Per Share Merger Consideration with respect to each Purported Dissenting Share, without interest.

(k)	Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share of the Surviving Corporation. Such conversion shall be effected by means of the cancellation of each such ordinary share of Merger Sub, in exchange for the right to receive one ordinary share of the Surviving Corporation. Such ordinary share(s) of the Surviving Corporation shall be the only issued and outstanding share capital of the Surviving Corporation upon the Effective Time.

8.	At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Corporation are set out in the Fourth Amended and Restated Memorandum and Articles of Association of the Surviving Corporation in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

9.	[In accordance with Section 233(13) of the Cayman Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar (the “Effective Time”).]

PROPERTY

10.	At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

11.	The Third Memorandum and Articles of Association of Zeekr shall be amended and restated by the deletion in their entirety and the substitution in their place of the Fourth Amended and Restated Memorandum and Articles of Association in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.	There are no amounts or benefits which are or shall be paid or payable to any director of either Constituent Companies or the Surviving Corporation consequent upon the Merger.

DIRECTORS OF THE SURVIVING CORPORATION

13.	The names and addresses of the directors of the Surviving Corporation upon the Merger becoming effective are as follows:

NAME	ADDRESS
[ • ]	[ • ]
[ • ]	[ • ]
[ • ]	[ • ]
[ • ]	[ • ]

SECURED CREDITORS

14.	Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger; and

15.	Zeekr has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

RIGHT OF TERMINATION

16.	This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

AMENDMENTS

17.	At any time prior to the Effective Time, this Plan of Merger may be amended by the board of directors of both Zeekr and Merger Sub in accordance with Section 235(1) of the Cayman Companies Act, including to effect any other changes to this Plan of Merger which the directors of both the Company and Merger Sub deem advisable, provided, that such changes do not materially adversely affect any rights of the shareholders of Zeekr or Merger Sub, as determined by the directors of both Zeekr and Merger Sub, respectively.

APPROVAL AND AUTHORIZATION

18.	This Plan of Merger has been approved by the board of directors of each of Zeekr and Merger Sub pursuant to Section 233(3) of the Cayman Companies Act.

19.	This Plan of Merger has been authorised by the shareholders of each of Zeekr and Merger Sub pursuant to Section 233(6) of the Cayman Companies Act.

COUNTERPARTS

20.	This Plan of Merger may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

GOVERNING LAW

21.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature page to follow]

For and on behalf of Keystone Mergersub Limited:

[Name]
Director

For and on behalf of ZEEKR Intelligent Technology Holding Limited:

[Name]
Director

Appendix I

Agreement

Appendix II

Fourth Amended and Restated Memorandum and Articles of Association of the Surviving Corporation